     As filed with the Securities and Exchange Commission on June 23, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------
                               TALENTPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

      Pennsylvania                   8742                    23-3024258
    (State or Other           (Primary Standard           (I.R.S. Employer
    Jurisdiction of               Industrial            Identification No.)
    Incorporation or         Classification Code
     Organization)                 Number)

                             170 South Warner Road
                                   Suite 110
                           Wayne, Pennsylvania 19087
                                 (610) 971-9171
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------

                              Nooruddin S. Karsan
                            Chief Executive Officer
                               TalentPoint, Inc.
                             170 South Warner Road
                           Wayne, Pennsylvania 19087
                                 (610) 971-9171
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------

                                   Copies to:

       Barry M. Abelson, Esquire             Timothy R.M. Bryant, Esquire
      Robert A. Friedel, Esquire               Ellen O. Kollar, Esquire
          Pepper Hamilton LLP                  McDermott, Will & Emery
         3000 Two Logan Square                  277 West Monroe Street
         18th and Arch Streets                  Chicago, IL 60606-5096
      Philadelphia, PA 19103-2799                   (312) 372-2000
            (215) 981-4000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Proposed Maximum
  Title of Each Class of Securities    Aggregate Offering       Amount of
           to be Registered                Price(1)(2)      Registration Fee
----------------------------------------------------------------------------
Common Stock, $.01 par value.........      $86,250,000           $22,770

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes shares that the underwriters will have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 23, 2000

                                        Shares

                          [LOGO OF TALENTPOINT, INC.]

                               TalentPoint, Inc.

                                  Common Stock

                                   --------

  We are selling            shares of our common stock. Prior to this offering,
there has been no public market for our common stock. The initial public
offering price of our common stock is expected to be between $   and $   per
share. We will apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "TPNT."

  The underwriters have an option to purchase a maximum of        additional
shares to cover over-allotments.

  Investing in our common stock involves risks. See "Risk Factors" starting on page 6.

                                                     Underwriting  Proceeds to
                                            Price to Discounts and TalentPoint,
                                             Public   Commissions      Inc.
                                            -------- ------------- ------------
Per Share..................................   $           $            $
Total......................................  $           $            $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Credit Suisse First Boston                                 Robert W. Baird & Co.


                  The date of this prospectus is       , 2000.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    6
Forward-Looking Statements..........   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
The Reclassifications...............   16
Capitalization......................   19
Dilution............................   20
Unaudited Pro Forma Consolidated
 Financial Statements...............   21
Selected Financial Data.............   29
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   32
Business............................   44
Management..........................   58

                                    Page
                                    ----
Related Party Transactions.........  66
Principal Shareholders.............  70
Description of Capital Stock.......  71
Shares Eligible for Future Sale....  75
Material U.S. Tax Considerations
 Applicable to Non-U.S. Holders of
 Common Stock......................  77
Underwriting.......................  80
Notice to Canadian Residents.......  82
Legal..............................  83
Experts............................  83
Change in Principal Accountants....  83
Where You Can Find More
 Information.......................  84
Index to Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

   Until    , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of purchasing our common stock discussed under "Risk Factors." References in this prospectus to "we," "our," and "us" refer to TalentPoint, Inc.

                                  Our Company

   We are a leading provider of integrated human capital management (HCM) and technology solutions. Our comprehensive products and services enable organizations to hire, deploy and retain talented and qualified employees in an effective, timely and cost-efficient manner. TalentPoint Portfolio is our scalable, fully hosted, web-based suite of proprietary software for human capital management. Our extensive history and customer base in HCM consulting and ebusiness technology services provide a strong foundation on which to build and grow our TalentPoint Portfolio business.

   TalentPoint Portfolio is comprised of a number of individual software modules that address an organization's critical human capital management needs, such as candidate sourcing, recruitment management, candidate tracking, skills testing, training, behavioral assessment, survey management and employee retention. These modules can be implemented individually to address a specific human capital management need or as an integrated suite to provide a comprehensive HCM solution.

   TalentPoint Portfolio is fully hosted, residing on our web servers, enabling organizations to access the software through the Internet using standard web browsers, which are common software applications that allow users to access and interact with web sites. We configure the TalentPoint Portfolio modules to mirror the "look and feel" of our customers' web sites. The fully hosted format of the TalentPoint Portfolio enables organizations to implement our HCM solutions without incurring a substantial initial capital investment or significant on-going infrastructure costs. It also enables us to easily upgrade the technology and content of each module and quickly deliver high quality HCM solutions to an ever-increasing number of customers. Because of the scalability of the TalentPoint Portfolio modules, organizations are also able to easily increase the number of their internal users to accommodate growth.

   We have over 13 years of experience in providing HCM consulting services and over five years of experience in providing ebusiness technology services. We offer each of these services to complement our TalentPoint Portfolio as well as on a stand alone basis. Through our HCM consulting services, we offer talent acquisition, recruitment management and support, sales force solutions, training consulting and development, retention consulting and employee survey administration and analysis. Through our ebusiness technology services, we design, develop and implement a wide range of ebusiness and other information technology solutions, including the integration of the TalentPoint Portfolio with customers' existing applications.

   There are a number of difficulties faced by organizations today in hiring, deploying and retaining talented and qualified employees. The inefficiencies in the traditional human capital management process include:

  . multiple intermediaries in the hiring phase, the inability to pre-screen candidates, high costs per hire and a limited flow of information between the candidate and the organization;

  . often cumbersome and time consuming employee orientation and training programs, conducted primarily through expensive, labor-intensive instructor-led seminars which are not tailored to the specific needs of employees; and

  . frequently ineffective retention strategies based primarily on direct compensation and benefits packages.

   As a result of current market factors, such as the increasing mobility of the workforce, the aging of the employee base and the scarcity of skilled individuals, we believe organizations with the ability to hire, deploy and retain talented and qualified employees in a timely and cost-efficient manner will gain a significant competitive advantage. In order to optimize the human capital management process, we believe that organizations must use an approach that effectively integrates all of the phases of the human capital management process and the information gathered in each phase. Our TalentPoint Portfolio software modules address the fundamental competencies inherent in hiring, deploying and retaining employees. Because we offer TalentPoint Portfolio, HCM consulting services and ebusiness technology services, our customers have the option of implementing a targeted HCM solution to meet their specific human capital management needs or a fully integrated comprehensive HCM solution.

   Our objective is to be the leading provider of integrated HCM solutions. To achieve this objective, we intend to continue to:

  . focus on expanding and enhancing our TalentPoint Portfolio, while leveraging our customer base of over 1,600 organizations, including over 130 companies in the Fortune 500, in order to expand the penetration of our TalentPoint Portfolio modules and cross-sell our HCM consulting and ebusiness technology services;

  . leverage the expertise of our ebusiness technology consultants in the evaluation and assimilation of new technologies that enhance the functionality and integration capabilities of our TalentPoint Portfolio;

  . increase market recognition of our brand name, our products and our services through a multifaceted marketing campaign focused on our target markets, while significantly expanding our sales and distribution capabilities by hiring at least 70 additional sales professionals and additional sales support staff in the next 12 months; and

  . capitalize on the fragmentation in the human capital management market by pursuing further strategic acquisitions. Since the beginning of 1986, we have completed a number of acquisitions to expand our customer base and add complementary HCM expertise.

   For the year ended December 31, 1999, we had pro forma revenues of $48.3 million, pro forma operating income of $5.6 million and pro forma net income from continuing operations of $2.0 million. See "Unaudited Pro Forma Consolidated Financial Statements." For the year ended December 31, 1999, we had total revenues of $51.9 million, operating income of $4.9 million and income before extraordinary item, representing net income from continuing operations, of $771,000. See "Selected Financial Data."

                        Management Ownership and Control

   Our executive officers and directors currently own    % of our issued and
outstanding common stock, or    % on a fully diluted basis, and after
completion of the offering, they will own    % of our issued and outstanding
common stock, or    % on a fully diluted basis. Through our executive officers'
and directors' common stock ownership, they will be in a position to exert control over our corporate actions. See "Risk Factors."

                                  Our Address

   Our executive offices are located at 170 South Warner Road, Wayne, Pennsylvania 19087. Our telephone number is (610) 971-9171. Our web address is www.talentpoint.com. We commenced business in 1987 and conducted business under the name Raymond Karsan Associates until April 2000, at which time we changed our name to TalentPoint, Inc. We are a Pennsylvania corporation.

                                  The Offering

 Common stock we are offering........................      shares

 Common stock to be outstanding after this offering..      shares

 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital, capital
                                                      expenditures to upgrade
                                                      our technology
                                                      infrastructure and the
                                                      possible acquisition of
                                                      complementary businesses,
                                                      as well as for repayment
                                                      of a $10.0 million bridge
                                                      financing and $1.6
                                                      million in other debt and
                                                      accrued interest.

 Proposed Nasdaq National Market symbol.............. TPNT

   The total number of shares of common stock that we assume will be outstanding after the offering excludes:

  . an aggregate of 2,000,000 shares of common stock reserved for future grants under our 2000 Stock Option Plan; and

  . an aggregate of 2,174,990 shares of common stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $7.55 per share.

   See "Capitalization" for information with respect to our capitalization as of March 31, 2000.

   Unless otherwise indicated, the information in this prospectus:

  .  reflects the reclassifications as described under "The
     Reclassifications," which have occurred or will occur immediately prior to completion of this offering;

  . assumes that the over-allotment option granted to the underwriters by us has not been exercised;

  .  reflects the conversion of each outstanding share of our Class A common
     stock into          shares of our common stock, or an aggregate of
     shares of common stock, which we will effect immediately prior to completion of this offering;

  .  assumes that the initial public offering price is $   per share; and

  .  assumes that the offering will be completed on      , 2000.

                         Summary Financial Information

   The following table sets forth consolidated financial information and certain pro forma financial information for our business. The pro forma statement of operations data reflect the pro forma adjustments presented in the "Unaudited Pro Forma Consolidated Financial Statements" appearing elsewhere in this prospectus. You should read the following summary of consolidated financial information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Statements."

                                  Historical                  Pro Forma
                           -------------------------  --------------------------
                                                                  Three Months
                           Years Ended December 31,   Year Ended Ended March 31,
                           -------------------------   Dec. 31,  ---------------
                            1997    1998      1999       1999     1999    2000
                           ------- -------  --------  ---------- ------- -------
                                  (In thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  TalentPoint Portfolio..  $   --  $   --   $     98   $  3,689  $   693 $ 2,275
  HCM Consulting
   Services..............   31,408  32,964    35,040     27,807    5,610   5,785
  eBusiness Technology
   Services..............    6,642  14,127    16,773     16,773    4,880   4,441
                           ------- -------  --------   --------  ------- -------
   Total revenues........   38,050  47,091    51,911     48,269   11,183  12,501
Gross profit:
  TalentPoint Portfolio..      --      --         90      3,277      585   2,032
  HCM Consulting
   Services..............   21,505  22,572    27,052     25,165    5,078   5,180
  eBusiness Technology
   Services..............    1,554   6,736     7,521      7,521    2,279   2,306
                           ------- -------  --------   --------  ------- -------
   Total gross profit....   23,059  29,308    34,663     35,963    7,942   9,518
Operating expenses:
  Compensation and
   benefits..............   15,412  22,604    21,204     21,252    5,428   5,956
  Other selling, general
   and administrative....    6,137   8,932     6,984      7,208    1,503   1,866
  Depreciation and
   amortization..........      597   1,354     1,625      1,917      448     563
                           ------- -------  --------   --------  ------- -------
   Total operating
    expenses.............   22,146  32,890    29,813     30,377    7,379   8,385
Operating income (loss)..      913  (3,582)    4,850      5,586      563   1,133
Net interest expense.....      443     970     2,217      2,311      535     286
Market value adjustment
 to redeemable warrants..      --      --         69        --       --      --
                           ------- -------  --------   --------  ------- -------
Income (loss) before
 income taxes and
 extraordinary item......      470  (4,552)    2,564      3,275       28     847
Income tax provision
 (benefit)...............       14     (10)    1,793      1,311       11     339
                           ------- -------  --------   --------  ------- -------
Income (loss) before
 extraordinary item......      456  (4,542)      771      1,964       17     508
Loss on disposal of
 business, net of income
 tax benefit of $0.......      --      --        517        --       --      --
                           ------- -------  --------   --------  ------- -------
Net income (loss)........      456  (4,542)      254      1,964       17     508
Accretion of redeemable
 Class B common stock to
 redemption value........      --      --    (15,546)   (15,243)     --      --
Accrued dividends on
 redeemable Class B
 common stock............      --      --        (73)       --       --      --
                           ------- -------  --------   --------  ------- -------
Net income (loss)
 available to Class A
 common shareholders.....  $   456 $(4,542) $(15,365)  $(13,279) $    17 $   508
                           ======= =======  ========   ========  ======= =======
Earnings (loss) per
 common share(1):
  Basic..................                              $  (1.34) $  0.00 $  0.05
  Diluted................                              $  (1.34) $  0.00 $  0.04
Weighted average common
 shares outstanding(1):
  Basic..................                                 9,888   10,778  10,549
  Diluted................                                 9,888   10,886  11,583

--------------------
(1) Basic earnings (loss) per common share is computed by dividing net income
    (loss) available to Class A common shareholders by the weighted average number of Class A common shares outstanding during the period, after giving effect to our corporate restructuring, in which we were formed and in which we merged our two operating corporations into our newly formed wholly-owned operating subsidiary, as if it had occurred on January 1, 1999.

   Diluted earnings (loss) per common share is computed by dividing net income
   (loss) available to Class A common shareholders by the weighted average number of Class A common shares outstanding during the period, adjusted for the number of shares that would have been outstanding if the dilutive potential Class A common shares had been issued. The diluted earnings (loss) per share does not assume the exercise of any options or warrants or the conversion of any redeemable Class B common shares that would have an antidilutive effect on earnings (loss) per share. The weighted average shares outstanding for all periods presented have been adjusted to reflect the 50-for-1 stock split which occurred on June 6, 2000.

   The pro forma balance sheet data reflect the pro forma adjustments presented in the "Unaudited Pro Forma Consolidated Financial Statements" appearing elsewhere in this prospectus. The pro forma as adjusted balance sheet data reflect the pro forma as adjusted adjustments presented in the "Unaudited Pro Forma Consolidated Financial Statements" appearing elsewhere in this prospectus.

                                                     March 31, 2000
                                         --------------------------------------
                                                                     Pro Forma
                                           Actual      Pro Forma    As Adjusted
                                         ----------- -------------- -----------
                                         (Unaudited) (In thousands)
Balance Sheet Data:
Working capital........................   $   (650)     $  (189)       $
Total assets...........................     26,567       36,872
Total debt, less current portion.......      3,046        3,046
Redeemable Class B common stock, stated
 at redemption value...................     33,712       11,257
Redeemable warrants....................      2,566          --
Total shareholders' equity (deficit)...   $(28,080)     $(1,118)       $

                                  RISK FACTORS

   You should consider carefully the following risks before you decide to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently believe are not important may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related To Our Business

The market for TalentPoint Portfolio, our web-based HCM solution, is newly emerging and organizations may not adopt our solutions, causing our growth to suffer or otherwise materially adversely affecting our revenues and the value of your investment.

   Our anticipated growth is dependent upon the adoption of the Internet as a key mechanism for delivering human capital management solutions. To date, the use of the Internet as well as organizational intranets and extranets, have not been widely adopted for human capital management. Our target customers may not be receptive to the delivery of human capital management solutions over the Internet because of concerns over transaction security, user privacy, the reliability and quality of Internet services and other reasons. In addition, the adoption of web-based human capital management solutions, particularly among organizations that have relied upon traditional human capital management solutions, requires the acceptance of a new way of conducting business, and exchanging and compiling information. The failure of our TalentPoint Portfolio to achieve market acceptance and generate revenue could result in a material adverse affect on our revenues and the value of your investment. We expect that we will need to continue to engage in intensive marketing and sales efforts to educate our customers about the uses and benefits of our TalentPoint Portfolio. The demand for and market acceptance of our web-based products are subject to a high level of uncertainty and we cannot assure that we will be successful in migrating our current customers to our TalentPoint Portfolio.

We may not be able to develop awareness of our brand name which could materially adversely affect our revenues and the value of your investment.

   We intend to significantly increase our spending on advertising to promote and market our products and services and our TalentPoint brand name. If we fail to successfully promote and maintain our TalentPoint brand name, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue, or encounter legal obstacles which prevent our continued use of our brand name, our revenues and the value of your investment could be materially adversely affected. We believe that continuing to build awareness of our brand name is critical to achieving widespread acceptance of our TalentPoint Portfolio. In order to maintain and build brand awareness, we must succeed in our marketing efforts, provide high quality services and increase the number of organizations using web-based HCM solutions.

We may not be able to attract customers if we fail to successfully introduce new or enhanced products and services.

   To remain competitive, we must continually improve and enhance the responsiveness, functionality and features of our products and services and develop other products and services that address the human capital management needs and concerns of organizations. We intend to introduce enhanced products and services in order to generate additional revenues, attract customers, and respond to competition. We may not succeed in developing or introducing new or enhanced products and/or new or enhanced products may not achieve market acceptance or generate revenue. Our failure in any such events may materially adversely affect our revenues and the value of your investment.

Our failure to meet client expectations or deliver error-free services could result in losses and negative publicity.

   Software products such as our TalentPoint Portfolio may contain undetected errors or bugs, which may result in product failures or poor product performance. Our TalentPoint Portfolio may be particularly susceptible to bugs or performance degradation because of the emerging nature of web-based technologies and the stress that may be placed on the TalentPoint Portfolio by its full deployment to thousands of users. Any defects or errors in our TalentPoint Portfolio modules or any failure to meet customer expectations could result in delayed or lost revenue due to adverse customer reaction, our being required to provide additional services to a customer at no charge or negative publicity regarding us and our TalentPoint Portfolio, any of which could adversely affect our ability to attract and retain customers. We also could be subject to claims for damages against us, regardless of our responsibility for any damages.

Our revenues from our HCM consulting and ebusiness technology services are difficult to predict because they are primarily generated on a project-by-project basis and our projects can be terminated on short notice and without penalty.

   Our HCM consulting and ebusiness technology services generally are provided to our customers on a project-by-project basis, rather than under long term contracts. These projects vary in size, scope and duration. Because these services are on a project-by-project basis, a customer may not engage us for further service once a project is completed. Accordingly, a client that accounts for a significant portion of our revenues in a particular period may not account for a similar portion of our revenues in future periods. Also, most of our HCM consulting and ebusiness technology customers can reduce or cancel their contracts with little or no notice and without penalty, making it difficult to predict future revenues. If a significant customer, or a number of customers, terminate, significantly reduce or modify their contracts with us, our results of operations could be materially adversely affected.

System failures and security breaches on the Internet may cause delays or interruptions of our services that could cause us to lose existing customers or limit our ability to attract new ones.

   The performance of our web servers, networking hardware and software infrastructure is critical to our delivery of our TalentPoint Portfolio and our ability to provide high quality customer service. Our systems are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and other similar events. These systems failures may cause our systems to shut down or incur delays or other service interruptions and could reduce our revenues and the value of your investment. Further, our business involves the use of public networks to transmit and store extremely confidential information about our customers and their employees and potential employees. We may be required to expend significant capital and other resources to address security breaches, or protect against the threat of security breaches, which could reduce our profitability and the value of your investment. Security breaches could disrupt our operations, damage our reputation or expose us to litigation and possible liability. Our security measures may not adequately protect us against security breaches.

We rely heavily on our communications and technology infrastructure, and the failure to keep pace with changing technologies could disrupt the operation and growth of our business and result in a loss of customers.

   Our success will depend, in part, on our sophisticated computer, Internet and telecommunications systems. We have invested significantly in our technological infrastructure and anticipate that it will be necessary to do so in the future to remain competitive. Our success will depend, in part, on our ability to keep pace with rapidly changing technology, evolving industry standards and practices, frequent new service and product introductions and enhancements, and changing user and client requirements and preferences. Any delay or failure on our part in responding quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and could have a material adverse affect on our business, financial condition or results of operations. We may have to incur substantial expenditures to modify or adapt our products, services or infrastructure to respond to the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes.

   We have designed our TalentPoint Portfolio to work with databases such as Oracle Enterprise Server and Microsoft SQL Server and operating systems such as Windows NT and Sun Solaris. Any changes to those databases or systems, or the increasing popularity of other databases or systems, could require us to modify our TalentPoint Portfolio and could cause us to delay releasing future modules and enhancements. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors or operating systems, databases, web servers and other enterprise and web-based applications could delay our product development, increase our product development expenses or cause customers to delay evaluation, purchase and deployment of our products.

Our failure to properly manage our recent and expected growth could have a material adverse affect on the quality of our products and services, our ability to retain key employees and the efficiency of our operations.

   Our growth has placed, and is expected to continue to place, a significant strain on our management team and on our operational, financial and other resources. As we continue to grow, we expect we will hire more employees and expand the scope of our operating and financial systems, which will increase our operating complexity and the level of responsibility exercised by our management personnel. In particular, we are seeking to hire at least an additional 70 employees to expand our direct sales force within the next 12 months. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. To manage our growth effectively we will need to manage future expansion of our operations and improve our financial and management controls, reporting systems and procedures on a timely basis. We cannot assure that we will be able to do so.

We may engage in future acquisitions that may be difficult for us to integrate, may limit our ability to manage and maintain our business, may result in adverse accounting treatment or otherwise harm our operating results.

   We anticipate that a portion of our future growth may be accomplished by acquiring existing complementary businesses. The success of any acquisitions will depend upon, among other things, our ability to integrate personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or successfully integrate personnel, operations, products or technologies. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns. Future acquisitions also may result in adverse accounting consequences, including one-time or on-going charges to net income. Furthermore, we may issue equity securities or incur debt to pay for any future acquisitions. If we issue equity securities, your percentage ownership of our company would be reduced.

There is competition in each segment of the human capital management market that we serve, which could make it difficult to attract customers, cause us to reduce prices and result in reduced margins or loss of market share.

   The market for human capital management products and services is competitive, dynamic, highly fragmented and subject to frequent technological changes. The intensity of competition and the pace of change are expected to increase in the future. One source of competition for our HCM products and services is the internal human resource departments of our potential customers. If an organization decides to use external providers of human capital management solutions, our principal sources of competition are:

  . providers of human resources strategy consulting, recruitment services, employee assessment and training services and web-based and non-web-based human capital management software;

  .  providers of hosted software for information technology consultants;

  .  traditional systems consulting and integration companies;

  . facilities management and management information systems outsourcing companies; and

  . information technology consulting companies and Internet professional services and access providers.

   We may be unable to maintain or improve our competitive position. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. We must promote and enhance our reputation and brand in order to attract new customers and differentiate our company from our competitors. We cannot assure that we will be able to do so.

We depend on our key personnel, and the loss of any of our key personnel could materially adversely affect our business, financial condition or results of operation.

   Our future success depends upon the continued employment of our senior management and other key employees, particularly Rudy Karsan, our Chief Executive Officer and Chairman of our Board of Directors. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining customers. While members of our senior management team and key employees have signed agreements that preclude them from competing with us, the loss of the service of any one of these individuals could seriously impair our ability to execute our business plan, which could reduce our revenues and have a material adverse affect on our results of operations. Further, we may incur costs in connection with enforcing any such agreements.

An increase in our international activities will expose us to additional operational challenges that we might not otherwise face.

   As we increase our international activities, we will have to confront and manage a number of risks and expenses that we would not otherwise face if we conducted our operations solely in the United States. These risks and expenses include:

  . expenses associated with customizing our products for customers in foreign countries;

  . foreign currency exchange rate fluctuations, particularly if we sell our products in denominations other than U.S. dollars;

  . challenges and expenses inherent in managing geographically dispersed operations;

  .  protectionist laws and business practices that favor local companies;

  .  political and economic instability in some international markets;

  .  multiple, conflicting and changing government laws and regulations;

  .  tariffs, export controls and other trade barriers;

  .  reduced protection for intellectual property rights in some countries;

  . difficulties in staffing and managing foreign offices as a result of, among other things, distance, language and cultural differences; and

  .  potentially adverse tax consequences.

We may not be able to protect or enforce our intellectual property rights, or avoid infringing on others, any of which could result in the loss of our rights, loss of business or increased costs.

   Our success and ability to compete depend to a significant degree on our proprietary technology and on our TalentPoint brand, marks and domain names. We rely on trademarks, copyrights and other intellectual property laws and on confidentiality and nondisclosure agreements with our employee shareholders and third parties to establish and protect our proprietary rights. We cannot assure you that the steps that we have taken will be adequate or that we will be able to prevent infringement, detect misappropriation, defend our intellectual property, or obtain patents for any of our internally developed systems. Our inability to protect our intellectual property in a meaningful manner, could have a material adverse affect on our business, financial condition or results of operations. In addition, if any of our products violate the proprietary rights of third parties, we may be required to reengineer our products or obtain licenses to continue to offer our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, could have a material adverse affect on our business and financial performance by substantially increasing our costs.

Increasing governmental regulation of the Internet could limit the market for our TalentPoint Portfolio.

   Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our TalentPoint Portfolio, increase our cost of doing business or otherwise have a material adverse affect on our business, financial condition or results of operations. Congress has recently passed legislation regulating certain aspects of the Internet relating to:

  .  user privacy;

  .  pricing, usage fees and taxes;

  .  content;

  .  distribution; and

  .  characteristics and quality of products and services.

   In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, we are not certain how new laws governing the Internet or other existing laws will affect our business. Legislation or application of existing laws could expose companies involved in web-based professional services management or ecommerce, such as us, to increased liability, which could limit the growth of the Internet and electronic commerce generally and could have a material adverse affect on our business, financial condition or results of operations.

Our quarterly financial results may be subject to significant fluctuations and if our future results are below the expectations of investors the price of our common stock could decline.

   Our results of operations could vary significantly from quarter to quarter. Our quarterly operating results are likely to be particularly affected by the number of customers utilizing our TalentPoint Portfolio and our services during any quarter as well as sales and marketing and other expenses for a particular quarterly period.

   Other factors that could affect our quarterly operating results and the price of our common stock include:

  .  our ability to attract new customers and retain current customers;

  . the announcement or introduction of new products or services by us or our competitors;

  .  the entry of new competitors into any of our markets;

  . changes in the pricing of our products and services or those of our competitors;

  . variability in the mix of our products and services revenues in any quarter;

  . the amount and timing of operating costs and capital expenditures relating to management and expansion of our business; and

  . timing of acquisitions and related costs, such as compensation charges which fluctuate based on the market price of our common stock.

   Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods, our results of operations may be below the expectations of investors. If this occurs, the price of our common stock could decline.

Non-cash accounting charges relating to warrants held by our shareholders will result in a reduction of our earnings, may result in our reporting losses and may have a negative impact on our stock price.

   Upon completion of the offering, we will record a non-recurring adjustment to compensation to reflect the satisfaction of the contingency associated with warrants which were issued to our shareholders below the initial public offering price per share. This adjustment to compensation will be approximately
$         million and will be recorded in the quarter in which the offering occurs. This charge will result in a reduction in our earnings, may result in our reporting a loss in the quarter in which the offering occurs, and may have a negative impact on our stock price.

                         Risks Related To This Offering

Our executive officers and directors will own approximately    % of our voting
stock after this offering and, therefore, will be able to control us.

   Our executive officers and directors currently own or control, directly or
indirectly,    % of the outstanding shares of our common stock, or    % on a
fully diluted basis. After completion of the offering, our executive officers
and directors will own or control, directly or indirectly,    % of the
outstanding shares of our common stock, or % on a fully diluted basis. As a result, if these persons act together, they will have the ability to influence all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These shareholders may have interests that differ from yours and they may approve actions that you vote against or reject actions that you have voted to approve. Their ability to exercise influence over all matters requiring shareholder approval could prevent or significantly delay another company or person from acquiring or merging with us. In addition, this concentration of ownership may also have the affect of preventing or discouraging or deferring a change in control of us, which, in turn, could depress the market price of our common stock.

An active public market for our common stock may not develop or be sustained, and the market price of our common stock may fall below the initial public offering price.

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to, and may be higher than, the price at which our common stock will trade upon completion of this offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future performance.

The market price for our common stock might be volatile and could result in a decline in the value of your investment.

   We believe that the market price of our common stock could be volatile. The value of your investment in our common stock could decline due to the impact of any of the following factors upon the market price of our common stock:

  .  changes in financial estimates by securities analysts;

  . announcements of new product or service offerings by us or our competitors;

  .  announcements of new customer relationships by us or our competitors;

  . earnings and other announcements by, and changes in market valuations of Internet or technology- related companies;

  .  additions to, or departures of, our executive officers;

  . conditions and trends in the Internet, electronic commerce and human capital management industries;

  .  general economic and stock market conditions;

  .  changes in business or regulatory conditions affecting us; and

  .  trading of our common stock.

   The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology and Internet-related companies and have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of our common stock. In addition, in the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against the company. Many technology-related companies have been subject to this type of litigation. Securities litigation could result in substantial costs and divert our management's attentions and resources.

Future sales of our common stock, or the belief that such sales could occur, may cause our stock price to decline.

   Sales of a large number of shares of our common stock in the market after this offering, or the belief that these sales could occur, could cause a drop in the market price of our common stock. Upon completion of the offering, we
will have outstanding                  shares of common stock. All of the
shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless the shares are purchased by our "affiliates," as that term is defined under the Securities
Act. The remaining               shares of common stock outstanding upon
completion of this offering will be "restricted securities," as that term is defined under Rule 144 of the Securities Act. Shares of our common stock will be available for sale in the public market as follows:

  . 687,050 shares issuable upon exercise of outstanding options will become eligible for sale, subject to vesting and lock-up agreements with the underwriters in some cases, following the effectiveness of a registration statement on Form S-8 covering the shares, which we expect to file shortly after the completion of this offering.

  . 1,487,940 shares, issuable upon exercise of outstanding warrants, will become eligible for sale, subject to lock-up agreements with the underwriters and Rule 144 under the Securities Act.

  . 7,232,450 outstanding shares held by directors, executive officers and employee shareholders will become eligible for sale, subject to lock-up agreements with the underwriters and Rule 144.

  .  3,597,463 shares that will be outstanding and held by our investors and
     an additional      shares that will be issued upon the conversion of
     19,208 shares of our redeemable Class B common stock will become eligible for sale, subject to lock-up agreements with the underwriters and Rule 144. Holders of these shares have registration rights that entitle them to require us to register these shares under the Securities Act at any time after six months following the completion of the offering. If they exercise this right, these shares would become freely tradeable without restriction upon the effectiveness of the registration statement.

   However, the underwriters have the right to waive lock-up restrictions prior to the end of the 180-day lock-up period in their sole discretion at any time and without notice. In addition, the underwriters have the identical right to waive lock-up restrictions to which we have agreed with respect to the sale of newly issued shares by us. The shares subject to lock-up agreements may therefore be available for sale sooner than indicated above. See "Shares Eligible for Future Sale."

The future issuance of preferred stock may dilute the rights of our common shareholders.

   Following the offering, our Board of Directors will have the authority to issue shares of preferred stock and to determine the price, privileges and other terms of the shares of preferred stock. Our Board of Directors may exercise authority without any further approval of our shareholders. The rights of the holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Provisions of Pennsylvania law and our charter and bylaws could delay or prevent a takeover of us, even if such a takeover would benefit our shareholders because they would receive a premium for their shares.

   Provisions of Pennsylvania law as well as our charter and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our shareholders because they would receive a premium for their shares. These provisions include:

  . authorizing the issuance of preferred stock without shareholder approval;

  . providing for a classified board of directors with staggered, three-year terms;

  .  prohibiting cumulative voting in the election of directors;

  .  prohibiting shareholders from calling special shareholders meetings;

  .  prohibiting shareholder actions by written consent; and

  . prohibiting specific types of mergers with persons who acquire at least 20% of our capital stock without prior approval of our Board of Directors, unless a majority of our disinterested shareholders approve the merger.

Management does not have a specific plan for using a significant portion of the proceeds of this offering and might apply a significant portion of the net proceeds from this offering to uses that do not increase our operating results or market value.

   Approximately $    million of the net proceeds from the sale of our common
stock in this offering will be added to our general working capital. Consequently, our management will have broad discretion with respect to the application of these net proceeds, and you will not have the opportunity, as part of your investment in our common stock, to assess whether the proceeds are being used appropriately. These offering proceeds may be used for corporate purposes that do not increase our operating results or market value. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, words such as "may," "intend," "anticipate," "believe," "estimate," "plan," "expect," and similar expressions as they relate to us, are included to identify forward-looking statements.

   These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. In evaluating these statements, you should consider the inherent risks and uncertainties involved, including the risks described under "Risk Factors." These statements are only predictions. While we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We also assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

   This prospectus contains estimates made by independent parties relating to market size and growth. These estimates involve a number of assumptions and limitations. We cannot assure you that these estimates of market size are accurate or that projections of market growth will be achieved. Projections, assumptions and estimates of our future performance and the future performance of our industry are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   Based on an assumed initial public offering price of $        per share, the
mid-point of the range set forth on the cover page of this prospectus, our net
proceeds from the sale of        shares of common stock are expected to be
approximately $        million, after deducting underwriting discounts and
commissions and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds are expected to be $
        million.

   The primary purposes of the offering are to obtain additional capital, to create a public market for our common stock, and to facilitate our future access to the public equity markets. We intend to use approximately $11.6 million of the net proceeds from the offering to repay notes payable, consisting of notes in the aggregate principal amount of $10.0 million that we issued in a bridge financing that occurred on June 16, 2000, $1.3 million owed to two of our former employee shareholders in connection with the repurchase of their shares in our company, and $300,000 of accrued interest on these notes payable. In the bridge financing, we issued notes payable in the aggregate principal amount of $10.0 million to Parthenon Investors, L.P. and PCIP Investors, two of our shareholders which are affiliates of our company, for aggregate cash proceeds of $8.1 million, representing an original issue discount of $1.9 million. As part of this bridge financing, Parthenon Investors and PCIP Investors also exercised warrants to purchase an aggregate of 116,210 shares of our Class A common stock at an exercise price of $16.70 per share, for aggregate cash proceeds of $1.9 million. The notes issued in the bridge financing mature on June 16, 2004 and currently bear interest at a stated annual rate of 13% on the principal amount for the first year and 16% thereafter. The proceeds of this bridge financing were used to repay indebtedness that we incurred in connection with our recent acquisition of a complementary business and for general corporate purposes, including working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Related Party Transactions."

   We intend to use the remainder of the net proceeds from the offering for general corporate purposes, including working capital, capital expenditures to upgrade our technology infrastructure and the possible acquisition of complementary businesses. Our management will have broad discretion and significant flexibility in directing the use of the remainder of the net proceeds of the offering. Pending our use of the undesignated portion of the net proceeds from the offering, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our existing bank credit facility prohibits us from paying cash dividends on our common stock.

   Prior to December 15, 1999, we operated as an S corporation and were not subject to federal and certain state income taxes. As a result, our net income for federal and certain state income tax purposes was reported by and taxed directly to our shareholders. We made cash distributions to our shareholders in amounts not exceeding taxes required to be paid on our undistributed earnings.

                             THE RECLASSIFICATIONS

Redeemable Class B Common Stock

   Prior to this offering, we had two classes of common stock outstanding, designated as Class A common stock and redeemable Class B common stock. In December 1999, we issued 98,948 shares of our redeemable Class B common stock to five investors in an equity financing. Two of these investors, Parthenon Investors, L.P. and PCIP Investors, are affiliates of our company by virtue of their both being affiliated with a member of our Board of Directors. See "Related Party Transactions" and "Principal Shareholders."

   The holders of our redeemable Class B common stock had contractual rights to require us to redeem 38,416 shares for an aggregate of $22 million plus 8% per annum at the earliest of (i) a registered public offering of our common stock where the aggregate proceeds exceeded $50.0 million, (ii) our failure to indemnify a holder of our redeemable Class B common stock pursuant to a contractual obligation to do so, (iii) our failure to meet specified financial objectives or (iv) December 16, 2004. In addition, if a registered public offering or sale transaction did not occur prior to December 16, 2004, the holders of our redeemable Class B common stock would also have had the ability to require us to redeem an additional 60,532 shares, representing the balance of our redeemable Class B common stock issued in the December 1999 equity financing, at the fair market value on the date of redemption. The redemption value of all of the outstanding shares of our redeemable Class B common stock has been and will continue to be adjusted quarterly based upon fluctuations in the estimated fair value of our common stock and to reflect accrued dividends at 8% per annum so long as this stock is outstanding. We recorded charges to accumulated deficit of $15.6 million and $1.2 million at December 31, 1999 and March 31, 2000, respectively, to accrete the value of our redeemable Class B common stock to its estimated aggregate redemption value, including accrued dividends, at the end of these periods. The shares of our redeemable Class B common stock are included in the balance sheet as temporary equity and are stated at their estimated redemption value at December 31, 1999 and March 31, 2000 of $32.5 million and $33.7 million, respectively, which includes cumulative accrued dividends of $73,000 and $513,000, respectively.

   On June 16, 2000, the holders of our redeemable Class B common stock agreed:

  . to convert, effective upon the filing of the registration statement of which this prospectus is a part, which occurred on June 23, 2000, 19,208 shares of our redeemable Class B common stock into 454,653 shares of our Class A common stock;

  . to convert, effective immediately prior to completion of this offering, an additional 19,208 shares of our redeemable Class B common stock into a number of shares of Class A common stock equal to the redemption value of these redeemable Class B common shares ($11.3 million as of March 31,
     2000) divided by the initial public offering price per share or,
     assuming an initial public offering price of $   per share,      shares
     of our Class A common stock; and

  . to convert, effective immediately prior to the completion of this offering, the remaining 60,532 shares of our redeemable Class B common stock into 3,026,600 shares of our Class A common stock.

   As a result of these conversions, there will be no redeemable Class B common stock outstanding after completion of this offering.

   Accordingly, upon completion of this offering, assuming an initial public
offering price of $   per share, the investors in our December 1999 financing
will own      shares of our common stock or   % of our common stock. As a
result of these conversions, the redemption value of the converted shares of our redeemable Class B common stock will be reclassified into shareholders' equity (deficit) upon completion of the offering.

Our Warrants

   In connection with our December 1999 equity financing, we also issued warrants to purchase our Class A common stock to the investors and to certain of our employee shareholders, including our executive officers and some of our directors.

   The warrants issued in December 1999 include the following:

                                                                            Aggregate number of
                                                                           shares of common stock
                                     Aggregate number of                       entitled to be
                                      shares of Class A                        purchased and
                                    common stock entitled Exercise price   status of warrant upon
   Type of holder   Type of warrant    to be purchased      per share      completion of offering
   --------------   --------------- --------------------- --------------   ----------------------
     Investors        Contingent           495,250            $ 0.01          None; Cancelled
                      Redeemable
                       Warrants

      Employee      Contingent Non-        495,250            $ 0.01     495,250; exercisable until
    Shareholders      Redeemable                                             December 16, 2006
                       Warrants

     Investors        Redeemable           198,100            $ 3.34     198,100; exercisable until
                       Warrants                                              December 16, 2006

     Investors      Non-Redeemable         910,800            $16.70     794,590; exercisable until
                       Warrants                                              December 16, 2006

   Investors holding Contingent Redeemable Warrants and Redeemable Warrants had the ability to require us to repurchase these warrants at their fair market value five years after date of issuance if an initial public offering of our stock or a sale of our company had not occurred. The fair value of the put features of these warrants was estimated at $662,000 for the Redeemable Warrants and $1.7 million for the Contingent Redeemable Warrants on the date of issuance. Since the investors could require us to repurchase these warrants at fair value, the carrying value of the Contingent Redeemable Warrants and the Redeemable Warrants has been and will continue to be adjusted quarterly based upon fluctuations in the estimated fair value of our common stock until the redemption feature is terminated. A charge of $69,000 and $181,000 has been recorded at December 31, 1999 and March 31, 2000, respectively, to adjust these warrants to their respective fair values of $2.4 million and $2.6 million.

   On June 16, 2000, in connection with a bridge financing, Parthenon Investors, L.P. and PCIP Investors exercised Non-Redeemable Warrants to purchase an aggregate of 116,210 shares of our Class A common stock at an exercise price per share of $16.70 for an aggregate exercise price of $1.9 million. See "Related Party Transactions."

Reclassifications

   The following transactions, all of which are referred to in this prospectus as the "reclassifications," have occurred or will occur immediately prior to completion of the offering:

  . 19,208 shares of our redeemable Class B common stock were converted into 454,653 shares of our Class A common stock effective upon the filing of the registration statement of which this prospectus is a part, which occurred on June 23, 2000;

  . 19,208 shares of our Class B common stock will be converted into shares of our Class A common stock at the initial public offering price per share as described above. The conversion of these shares has not been reflected in the unaudited pro forma consolidated financial statements but has been reflected in the unaudited pro forma as adjusted consolidated financial statements;

  . the remaining 60,532 shares of our redeemable Class B common stock will be converted into 3,026,600 shares of our Class A common stock;

  . all Contingent Redeemable Warrants held by our investors will be canceled;

  . the put feature in the Redeemable Warrants held by our investors will be terminated;

  . the carrying value of the Contingent Redeemable Warrants and the Redeemable Warrants held by our investors will be reclassified into shareholders' equity (deficit);

  . the contingency associated with the Contingent Non-Redeemable Warrants held by our employee shareholders will be satisfied and these warrants will vest and become exercisable; and

  . a nonrecurring compensation charge will be recorded equal to the excess of the initial public offering price per share over the exercise price of the Contingent Non-Redeemable Warrants held by employee shareholders, multiplied by the number of shares subject to the warrants. Assuming an initial public offering price of $ per share, this charge is estimated
     to be $   million. In accordance with the SEC's rules governing the
     presentation of pro forma financial statements, this nonrecurring charge has not been reflected in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

                                 CAPITALIZATION

   The following table sets forth our total capitalization as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis to give effect to the reclassifications as described under "The Reclassifications" and the June 16, 2000 bridge financing in which we issued notes payable in the aggregate principal amount of $10.0 million for aggregate cash proceeds of $8.1 million, and two of our investors exercised warrants to purchase an aggregate of 116,210 shares of our Class A common stock for aggregate cash proceeds of $1.9 million; and

  . on a pro forma as adjusted basis to give effect to the pro forma adjustments described above, the conversion of 19,208 shares of Class B
     common stock into          shares of Class A common stock at an assumed
     initial public offering price of $     per share, the reclassification
     of each outstanding share of our Class A common stock into shares of our common stock, the retirement of all
     treasury shares, the sale of            shares of common stock offered
     hereby at an assumed initial offering price of $ per share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read this information together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                        March 31, 2000
                                               ---------------------------------
                                                                      Pro Forma
                                                 Actual    Pro Forma As Adjusted
                                               ----------- --------- -----------
                                               (Unaudited)    (In thousands)
Current debt:
 Current portion of long-term debt...........   $  1,717    $ 9,777    $
 Line of credit..............................      5,408      5,408
                                                --------    -------    -------
 Total current debt..........................      7,125     15,185
Long term debt, net of current portion.......      3,046      3,046
Redeemable Class B common stock, par value
 $0.01 per share, 200,000 shares authorized;
 98,948 shares issued and outstanding,
 actual; 19,208 shares issued and
 outstanding, pro forma; no shares issued or
 outstanding, pro forma, as adjusted.........     33,712     11,257        --
Redeemable warrants..........................      2,566        --         --
Shareholders' equity (deficit):
 Preferred stock, par value $0.01; 100,000
  shares authorized, no shares issued and
  outstanding, actual, pro forma and pro
  forma, as adjusted
 Common stock, par value $0.01; 100,000,000
  shares authorized, no shares issued and
  outstanding, actual and pro forma;
  shares issued and outstanding pro forma, as
  adjusted...................................        --         --
 Class A common stock, par value, $0.01 per
  share; 100,000,000 shares authorized;
  9,379,450 shares issued, 7,232,450 shares
  outstanding, actual; 12,976,913 shares
  issued, 10,829,913 shares outstanding,
  pro forma; no shares issued or outstanding,
  pro forma, as adjusted.....................         94        130        --
 Additional paid-in capital..................      1,263        --
 Accumulated equity (deficit)................    (20,367)     7,822
 Treasury stock, 2,147,000 shares, actual and
  pro forma; no shares outstanding, pro
  forma, as adjusted.........................     (7,386)    (7,386)       --
 Notes due on common stock...................     (1,684)    (1,684)    (1,684)
                                                --------    -------    -------
 Total shareholders' equity (deficit)........    (28,080)    (1,118)
                                                --------    -------    -------
 Total capitalization........................   $ 18,369    $28,370    $
                                                ========    =======    =======

---------------------
   The data presented in the above table excludes:

  . an aggregate of 2,000,000 shares of common stock reserved for future grants under our 2000 Stock Option Plan; and

  . an aggregate of 2,174,990 shares of common stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $7.55 per share.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was negative $11.4 million, or negative $1.05 per share of common stock. We determined our pro forma net tangible book value per share by subtracting our total liabilities from our total tangible assets and dividing that number by 10,829,913 pro forma shares of our common stock outstanding as of March 31, 2000. This pro forma basis gives effect to the pro forma adjustments referred to in the "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 21.

   Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the as adjusted pro forma net tangible book value per share of our common stock immediately following this offering.
Assuming an initial offering price of $       per share, after giving effect to
our sale of shares of common stock in this offering and after deducting the underwriting discount and our estimated offering expenses, our as adjusted pro forma net tangible book value as of March 31, 2000 would have been $
million, or $       per share of common stock. This represents an immediate
increase in pro forma net tangible book value of $       per share to our
existing shareholders and an immediate and substantial dilution of $ per share to new shareholders purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial offering price per share.......................     $
     Pro forma net tangible book value per share as of March 31,
      2000........................................................      (1.05)
     Increase per share attributable to new shareholders.......... $
                                                                   ---
   As adjusted pro forma net tangible book value per share after this offering.................................................
                                                                       ------
   Dilution per share to new shareholders.........................     $
                                                                       ======

   The following table summarizes the difference between the existing shareholders and new shareholders with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid. The information is presented as of March 31, 2000. The information presented is based on an assumed initial public offering
price of $       per share, before deducting the underwriting discount and our estimated offering expenses.

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
   Existing shareholders..................              %  $           %   $
   New shareholders.......................              %              %   $
                                            ---    -----   ---    -----    ---
     Total................................         100.0%         100.0%
                                            ===    =====   ===    =====    ===

   The discussion and tables above assume no exercise of any stock options outstanding as of March 31, 2000. As of March 31, 2000, options and warrants were outstanding to purchase a total of 2,174,990 shares of our common stock at a weighted average exercise price of $7.55 per share. To the extent that any of these options or warrants are exercised, there may be further dilution to new shareholders.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated statements of operations for the three months ended March 31, 2000 and 1999 and the year ended December 31, 1999 have been prepared to reflect the following, as if each had occurred on the first day of each respective period:

  . our acquisition of a division of Noll, Inc. on February 23, 2000 for a purchase price consisting of $750,000 in cash and short term notes in the aggregate principal amount of $150,000;

  . our acquisition of Know It All, Inc. on March 31, 2000 in exchange for 392,200 shares of our common stock;

  . our acquisition of Paragon, Inc. on May 26, 2000 for $1.6 million in cash;

  . the disposition of our temporary staffing division and related businesses from our HCM consulting services business during 1999; and

  .  the reclassifications described under "The Reclassifications."

   Noll, Know It All and Paragon constitute all of the companies that we acquired in the first two quarters of 2000, all of which were accounted for under the purchase method of accounting.

   The unaudited pro forma consolidated financial statements are based on our historical financial statements appearing elsewhere in this prospectus and the historical financial statements of Noll, Know It All and Paragon not appearing elsewhere in this prospectus.

   Our historical consolidated statements of operations for the three months ended March 31, 2000 include the results of operations of Noll for one month, because it was acquired on February 23, 2000. Because we acquired Know It All on March 31, 2000 and Paragon on May 26, 2000, our historical consolidated statements of operations do not include the results of operations of either Know It All or Paragon. The historical consolidated statements of operations for the three months ended March 31, 1999 and the year ended December 31, 1999 include the results of operations of our temporary staffing and related businesses which were sold or discontinued in various transactions during 1999.

   The following unaudited pro forma consolidated balance sheet as of March 31, 2000 has been prepared to reflect the following, as if each had occurred as of such date:

  .  our acquisition of Paragon;

  .  the reclassifications, as described under "The Reclassifications;" and

  . the June 16, 2000 bridge financing in which we issued notes payable in the aggregate principal amount of $10.0 million to two of our investors for aggregate cash proceeds of $8.1 million and these investors exercised warrants for the purchase of 116,210 shares of our Class A common stock at an exercise price of $16.70 per share, for aggregate cash proceeds of $1.9 million.

   The historical consolidated balance sheet as of March 31, 2000 includes the Noll and Know It All acquisitions, as they occurred on or prior to March 31, 2000. Accordingly, no pro forma adjustments to our historical balance sheet are needed to reflect these acquisitions as of March 31, 2000.

   The unaudited pro forma as adjusted consolidated balance sheet reflects the pro forma adjustments described above, together with:

  .  the conversion of 19,208 shares of our redeemable Class B common stock
     into           shares of Class A common stock at an assumed initial
     public offering price of $      per share;

  .  the reclassification of each share of our Class A common stock into shares of our common stock;

  .  the retirement of all treasury shares;

  .  the sale of         shares of our common stock offered hereby at an
     assumed initial public offering price of $      per share; and

  .  the application of the net proceeds from the offering.

   The unaudited pro forma consolidated financial statements are provided for informational purposes only and, while they are based on assumptions that we believe are reasonable, they are not necessarily indicative of our financial position or results of operations had the transactions assumed therein occurred as of such dates. Additionally, the unaudited pro forma consolidated financial statements are not meant to project our financial position or results of operations for any period or date, nor do they give effect to any matters other than those described above or in the notes thereto. The allocations of purchase price to the assets and liabilities of each of the acquired companies are preliminary and the final allocations may differ from the amounts reflected herein. The unaudited pro forma consolidated financial statements should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this registration statement.

                       TALENTPOINT, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 2000
                     (In thousands, except per share data)

                                                                Pro Forma
                          Historical Acquisitions Dispositions Adjustments  Pro Forma
                          ---------- ------------ ------------ -----------  ---------
Revenues:
  TalentPoint
   Portfolio............   $   880      $1,395       $ --         $ --       $ 2,275
  HCM Consulting
   Services.............     5,785         --          --           --         5,785
  eBusiness Technology
   Services.............     4,441         --          --           --         4,441
                           -------      ------       -----        -----      -------
    Total revenues......    11,106       1,395         --           --        12,501
                           -------      ------       -----        -----      -------
Cost of revenues:
  TalentPoint
   Portfolio............       159          84         --           --           243
  HCM Consulting
   Services.............       605         --          --           --           605
  eBusiness Technology
   Services.............     2,135         --          --           --         2,135
                           -------      ------       -----        -----      -------
    Total cost of
     revenues...........     2,899          84         --           --         2,983
                           -------      ------       -----        -----      -------
Gross profit............     8,207       1,311         --           --         9,518
Operating expenses:
  Compensation and
   benefits.............     5,459         497         --           --  (1)    5,956
  Other selling, general
   and administrative...     2,110         253        (497)         --         1,866
  Depreciation and
   amortization.........       508          11         --            44 (2)      563
                           -------      ------       -----        -----      -------
    Total operating
     expenses...........     8,077         761        (497)          44        8,385
                           -------      ------       -----        -----      -------
Operating income
 (loss).................       130         550         497          (44)       1,133
Net interest expense....       236          10         --            40 (2)      286
Market value adjustment
 to redeemable
 warrants...............       181         --          --          (181)(3)      --
                           -------      ------       -----        -----      -------
Income (loss) before
 income taxes...........      (287)        540         497           97          847
Income tax provision
 (benefit)..............       (52)        --          --           391 (4)      339
                           -------      ------       -----        -----      -------
Net income (loss) from
 continuing operations..      (235)        540         497         (294)         508
Accretion of redeemable
 Class B common stock to
 redemption value.......      (787)        --          --           787 (3)      --
Accrued dividends on
 redeemable Class B
 common stock...........      (440)        --          --           440 (3)      --
                           -------      ------       -----        -----      -------
Net income (loss) from
 continuing operations
 available to Class A
 common shareholders....   $(1,462)     $  540       $ 497        $ 933      $   508
                           =======      ======       =====        =====      =======
Earnings per share:
  Basic
    Per share...........                                                     $  0.05
                                                                             =======
    Weighted average
     shares.............                                                      10,549(5)
                                                                             =======
  Diluted
    Per share...........                                                     $  0.04
                                                                             =======
    Weighted average
     shares.............                                                      11,583(6)
                                                                             =======

      See accompanying notes to unaudited pro forma consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 1999
                     (In thousands, except per share data)

                                                               Pro Forma
                         Historical Acquisitions Dispositions Adjustments  Pro Forma
                         ---------- ------------ ------------ -----------  ---------
Revenues:
  TalentPoint
   Portfolio............  $   --       $ 693       $   --        $ --       $   693
  HCM Consulting
   Services.............    8,421        --         (2,811)        --         5,610
  eBusiness Technology
   Services.............    4,880        --            --          --         4,880
                          -------      -----       -------       ----       -------
    Total revenues......   13,301        693        (2,811)        --        11,183
                          -------      -----       -------       ----       -------
Cost of revenues:
  TalentPoint
   Portfolio............      --         108           --          --           108
  HCM Consulting
   Services.............    2,420        --         (1,888)        --           532
  eBusiness Technology
   Services.............    2,601        --            --          --         2,601
                          -------      -----       -------       ----       -------
    Total cost of
     revenues...........    5,021        108        (1,888)        --         3,241
                          -------      -----       -------       ----       -------
Gross profit............    8,280        585          (923)        --         7,942
Operating expenses:
  Compensation and
   benefits.............    5,481        410          (463)        --         5,428
  Other selling, general
   and administrative...    1,541        265          (303)        --         1,503
  Depreciation and
   amortization.........      407         10           (17)        48 (2)       448
                          -------      -----       -------       ----       -------
    Total operating
     expenses...........    7,429        685          (783)        48         7,379
                          -------      -----       -------       ----       -------
Operating income
 (loss).................      851       (100)         (140)       (48)          563
Net interest expense....      512         12           (29)        40 (2)       535
                          -------      -----       -------       ----       -------
Income (loss) before
 income taxes...........      339       (112)         (111)       (88)           28
Income tax provision....      --         --            --          11 (4)        11
                          -------      -----       -------       ----       -------
Net income (loss) from
 continuing operations
 available to Class A
 common shareholders....  $   339      $(112)      $  (111)      $(99)      $    17
                          =======      =====       =======       ====       =======
Earnings per share:
  Basic
    Per share...........                                                    $  0.00
                                                                            =======
    Weighted average
     shares.............                                                     10,778(5)
                                                                            =======
  Diluted
    Per share...........                                                    $  0.00
                                                                            =======
    Weighted average
     shares.............                                                     10,886(6)
                                                                            =======

      See accompanying notes to unaudited pro forma consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999
                     (In thousands, except per share data)

                                                                Pro Forma
                          Historical Acquisitions Dispositions Adjustments  Pro Forma
                          ---------- ------------ ------------ -----------  ---------
Revenues:
  TalentPoint
   Portfolio............   $     98     $3,591      $   --        $ --      $  3,689
  HCM Consulting
   Services.............     35,040        --        (7,233)        --        27,807
  eBusiness Technology
   Services.............     16,773        --           --          --        16,773
                           --------     ------      -------       -----     --------
    Total revenues......     51,911      3,591       (7,233)        --        48,269
                           --------     ------      -------       -----     --------
Cost of revenues:
  TalentPoint
   Portfolio............          8        404          --          --           412
  HCM Consulting
   Services.............      7,988        --        (5,346)        --         2,642
  eBusiness Technology
   Services.............      9,252        --           --          --         9,252
                           --------     ------      -------       -----     --------
    Total cost of
     revenues...........     17,248        404       (5,346)        --        12,306
                           --------     ------      -------       -----     --------
Gross profit............     34,663      3,187       (1,887)        --        35,963
Operating expenses:
  Compensation and
   benefits.............     21,204      1,830       (1,782)        --        21,252
  Other selling, general
   and administrative...      6,984      1,197         (973)        --         7,208
  Depreciation and
   amortization.........      1,625        149          (48)        191 (2)    1,917
                           --------     ------      -------       -----     --------
    Total operating
     expenses...........     29,813      3,176       (2,803)        191       30,377
                           --------     ------      -------       -----     --------
Operating income
 (loss).................      4,850         11          916        (191)       5,586
Net interest expense....      2,217         64         (130)        160 (2)    2,311
Market value adjustment
 to redeemable
 warrants...............         69        --           --          (69)(3)      --
                           --------     ------      -------       -----     --------
Income (loss) before
 income taxes...........      2,564        (53)       1,046        (282)       3,275
Income tax provision
 (benefit)..............      1,793        134          --         (616)(4)    1,311
                           --------     ------      -------       -----     --------
Net income (loss) from
 continuing operations..        771       (187)       1,046         334        1,964
Accretion of redeemable
 Class B common stock to
 redemption value.......    (15,546)       --           --          303 (3)  (15,243)
Accrued dividends on
 redeemable Class B
 common stock...........        (73)       --           --           73 (3)      --
                           --------     ------      -------       -----     --------
Net income (loss) from
 continuing operations
 available to Class A
 common shareholders....   $(14,848)    $ (187)     $ 1,046       $ 710     $(13,279)
                           ========     ======      =======       =====     ========
Loss per share:
  Basic
    Per share...........                                                    $  (1.34)
                                                                            ========
    Weighted average
     shares.............                                                       9,888 (5)
                                                                            ========
  Diluted
    Per share...........                                                    $  (1.34)
                                                                            ========
    Weighted average
     shares.............                                                       9,888 (6)
                                                                            ========

      See accompanying notes to unaudited pro forma consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 March 31, 2000
                                 (In thousands)

                                                   Pro Forma            Pro     Offering       Pro Forma
                          Historical Acquisitions Adjustments          Forma   Adjustments    as Adjusted
                          ---------- ------------ -----------         -------  -----------    -----------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........   $    941      $ 17       $ 8,400 (7)(8)    $ 9,358   $        (9)    $
  Accounts receivable,
   net..................     11,000       191           --             11,191        --          11,191
  Employee advances.....        253       --            --                253        --             253
  Deferred income
   taxes................        123       --            --                123        --             123
  Prepaid expenses and
   other current
   assets...............        564        36           100 (7)           700        --             700
                           --------      ----       -------           -------   --------        -------
   Total current
    assets..............     12,881       244         8,500            21,625
                           --------      ----       -------           -------   --------        -------
Property and equipment,
 net....................      4,283        31           --              4,314        --           4,314
Intangibles, net........      8,784       --          1,520 (8)        10,304        --          10,304
Other assets............        619        10           --                629        --             629
                           --------      ----       -------           -------   --------        -------
   Total assets.........   $ 26,567      $285       $10,020           $36,872   $               $
                           ========      ====       =======           =======   ========        =======
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......   $  1,086      $ 15       $   --            $ 1,101   $    --         $ 1,101
  Line of credit........      5,408       --            --              5,408        --           5,408
  Current portion of
   notes payable........        968       --          8,059 (7)         9,027            (9)
  Commission payable....      1,052       --            --              1,052        --           1,052
  Other accrued
   liabilities..........        931       --            165 (7)(8)      1,096        --           1,096
  Accrued compensation
   and benefits.........      1,784        44           --              1,828        --           1,828
  Unearned revenue......      1,552       --            --              1,552        --           1,552
  Capital lease
   obligations..........        750       --            --                750        --             750
                           --------      ----       -------           -------   --------        -------
   Total current
    liabilities.........     13,531        59         8,224            21,814
                           --------      ----       -------           -------   --------        -------
Capital lease
 obligations............        272       --            --                272        --             272
Notes payable...........      2,774       --            --              2,774        --           2,774
Income taxes payable,
 noncurrent.............      1,294       --            --              1,294        --           1,294
Other liabilities.......        498        81           --                579        --             579

Commitments and
 contingencies..........
Redeemable Class B
 common stock...........     33,712       --        (22,455)(3)        11,257    (11,257)(9)        --
Redeemable warrants.....      2,566       --         (2,566)(3)           --         --             --
Shareholders' equity
 (deficit):
  Preferred stock.......        --        --            --                --         --             --
  Class A common stock..         94         1            35 (3)(7)(8)     130       (130)(9)        --
  Common stock..........        --        --            --                --             (9)
  Additional paid-in-
   capital..............      1,263       --         (1,263)(3)           --             (9)
  Accumulated deficit...    (20,367)      144        28,045 (3)(7)(8)   7,822            (9)
  Treasury stock........     (7,386)      --            --             (7,386)     7,386 (9)        --
  Notes due on common
   stock................     (1,684)      --            --             (1,684)       --
                           --------      ----       -------           -------   --------        -------
  Total shareholders'
   equity (deficit).....    (28,080)      145        26,817            (1,118)
                           --------      ----       -------           -------   --------        -------
   Total liabilities and
    shareholders'
    equity..............   $ 26,567      $285       $10,020           $36,872   $               $
                           ========      ====       =======           =======   ========        =======


      See accompanying notes to unaudited pro forma consolidated financial statements.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000 does not reflect an estimated $ nonrecurring compensation charge, representing the excess of the initial public offering price per share over the exercise price per share of the Contingent Non-Redeemable Warrants which were issued to certain of our employee shareholders, multiplied by the number of shares subject to the warrants, as described under "The Reclassifications."

(2) For all periods presented, the unaudited pro forma consolidated statements of operations reflect the acquisitions of Noll, Know It All and Paragon as if these acquisitions occurred on the first day of each respective period. Pro forma adjustments were made to reflect:

  . The amortization of goodwill and other intangibles related to these acquisitions. This amortization charge assumes that the aggregate $3.8 million of goodwill and other intangibles related to these acquisitions will be amortized on a straight-line basis over a period of 20 years.

  . An increase in interest expense from the financing of these acquisitions through the issuance of notes payable aggregating $1.75 million. This adjustment assumes a weighted average interest rate of 9.14% per annum, the weighted average interest rate under our bank line of credit at March 31, 2000.

(3) The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 and the unaudited pro forma consolidated balance sheet as of March 31, 2000 have been adjusted to reflect the reclassifications, as described under "The Reclassifications."

(4) The unaudited pro forma consolidated statements of operations have been prepared to reflect adjustments to income taxes for the periods noted in the table below. The "Cash to accrual basis adjustment" represents the elimination of the portion of the historical tax provision related to our conversion from an S corporation to a C corporation in December 1999. The "C corporation adjustment" represents the increase in the historical provision for income taxes as if we were a C corporation for income tax purposes on the first day of each respective period. "Other adjustments" represents the increase in income taxes to an effective rate of 40% for acquisitions, dispositions and pro forma adjustments, as if these transactions occurred on the first day of each respective period.

                                                     Three Months
                                                         Ended
                                                       March 31,     Year Ended
                                                     -------------  December 31,
                                                      2000   1999       1999
                                                     ------ ------  ------------
  Cash to accrual basis adjustment.................. $  --  $  --     $(1,471)
  C corporation adjustment..........................    --     136        704
  Other adjustments.................................    391   (125)       151
                                                     ------ ------    -------
    Total........................................... $  391 $   11    $  (616)
                                                     ====== ======    =======

(5) Pro forma basic weighted average common shares for all periods presented have been adjusted to reflect the issuance of 392,200 shares of our Class A common stock to the former shareholders of Know It All in payment of the purchase price for that acquisition, as if such shares were issued at the beginning of each respective period. In addition, pro forma basic weighted average common shares for the three month period ended March 31, 2000 and the year ended December 31, 1999 have been adjusted to reflect the conversion of 60,532 shares of our redeemable Class B common stock into 3,026,600 shares of our Class A common stock and the conversion of 19,208 shares of our redeemable Class B common stock into 454,653 shares of our Class A common stock, as described under "The Reclassifications," as if such conversions occurred at December 16, 1999. Pro forma basic weighted average common shares for the three month period ended March 31, 1999 and the year ended December 31, 1999 have also been adjusted to reflect the repurchase of 233,650 shares of our Class A common stock in connection with the sale of our temporary staffing and related businesses, as if such sales occurred at January 1, 1999.

(6) In addition to the adjustments made to the pro forma basic weighted average common shares, pro forma diluted weighted average common shares have also been adjusted to reflect the cancellation of the Contingent Redeemable Warrants to purchase 495,250 shares of our Class A common stock held by our investors, as described under "The Reclassifications," as if such cancellation occurred at December 16, 1999.

(7) The unaudited pro forma consolidated balance sheet reflects the issuance of notes payable in the aggregate principal amount of $10.0 million in a bridge financing for cash proceeds of $8.1 million. The notes are reflected net of an original issue discount of $1.9 million, which will be amortized as additional interest expense during the first year of the notes. The notes bear interest at a stated annual rate of 13% on the principal amount for the first year and 16% thereafter. As part of this bridge financing, the bridge lenders exercised warrants to purchase an aggregate of 116,210 shares of our Class A common stock at an exercise price of $16.70 per share, for aggregate cash proceeds of $1.9 million. Estimated issuance costs of $100,000 have been accrued in connection with this bridge financing.

(8) We acquired Paragon in May 2000. The unaudited pro forma consolidated balance sheet reflects our acquisition of Paragon as if such acquisition occurred at March 31, 2000. These adjustments include payment of cash of $1.6 million, the excess of purchase price over net assets acquired (goodwill) of $1.5 million, the accrual of estimated acquisition costs of $65,000 and the elimination of the shareholders' equity accounts of Paragon. The related goodwill will be amortized on a straight line basis over 20 years.

(9) These adjustments to the unaudited pro forma as adjusted consolidated balance sheet reflect the conversion of 19,208 shares of our redeemable
    Class B common stock into           shares of our Class A common stock at
    an assumed initial public offering price of $     per share, the
    reclassification of each outstanding share of our Class A common stock into shares of our common stock, the retirement of all treasury
    shares, the sale of       shares of our common stock in the offering at an
    assumed initial public offering price of $      per share and the
    application of the net proceeds from the offering.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1996 are derived from our audited financial statements that do not appear in this prospectus. The statement of operations data for the year ended December 31, 1995 are derived from our unaudited financial statements that do not appear in this prospectus. The statement of operations data for the three month periods ended March 31, 1999 and 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited statements of operations have been prepared on the same basis as the audited statements of operations and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.

                            Selected Financial Data

                                     (In thousands, except per share data)
                          -----------------------------------------------------------------
                                                                             Three Months
                                    Years Ended December 31,                Ended March 31,
                          ---------------------------------------------     ---------------
                             1995      1996    1997    1998      1999        1999    2000
                          ----------- ------- ------- -------  --------     ------- -------
                          (Unaudited)                                         (Unaudited)
Statement of Operations
 Data:
Revenues:
 TalentPoint
  Portfolio.............    $   --    $   --  $   --  $   --   $     98     $   --  $   880
 HCM Consulting
  Services..............     15,633    21,863  31,408  32,964    35,040       8,421   5,785
 eBusiness Technology
  Services..............         --     4,706   6,642  14,127    16,773       4,880   4,441
                            -------   ------- ------- -------  --------     ------- -------
   Total revenues.......     15,633    26,569  38,050  47,091    51,911      13,301  11,106

Cost of revenues:
 TalentPoint
  Portfolio.............        --        --      --      --          8         --      159
 HCM Consulting
  Services..............      6,286     8,507   9,903  10,392     7,988       2,420     605
 eBusiness Technology
  Services..............        --      3,391   5,088   7,391     9,252       2,601   2,135
                            -------   ------- ------- -------  --------     ------- -------
   Total cost of
    revenues............      6,286    11,898  14,991  17,783    17,248       5,021   2,899
Gross profit:
 TalentPoint
  Portfolio.............        --        --      --      --         90         --      721
 HCM consulting
  services..............      9,347    13,356  21,505  22,572    27,052       6,001   5,180
 eBusiness technology
  services..............        --      1,315   1,554   6,736     7,521       2,279   2,306
                            -------   ------- ------- -------  --------     ------- -------
   Total gross profit...      9,347    14,671  23,059  29,308    34,663       8,280   8,207

Operating expenses:
 Compensation and
  benefits..............      6,389     9,458  15,412  22,604    21,204       5,481   5,459
 Other selling, general
  and administrative....      2,071     4,208   6,137   8,932     6,984       1,541   2,110
 Depreciation and
  amortization..........         48       225     597   1,354     1,625         407     508
                            -------   ------- ------- -------  --------     ------- -------
   Total operating
    expenses............      8,508    13,891  22,146  32,890    29,813       7,429   8,077

Operating income
 (loss).................        839       780     913  (3,582)    4,850         851     130
Net interest expense....         57        96     443     970     2,217         512     236
Market value adjustment
 to redeemable
 warrants...............        --        --      --      --         69         --      181
                            -------   ------- ------- -------  --------     ------- -------
Income (loss) before
 income taxes and
 extraordinary item.....        782       684     470  (4,552)    2,564         339    (287)
Income tax provision
 (benefit)..............        --        --       14     (10)    1,793         --      (52)
                            -------   ------- ------- -------  --------     ------- -------
Income (loss) before
 extraordinary item.....        782       684     456  (4,542)      771         339    (235)
Loss on disposal of
 business, net of Income
 tax benefit of $0......        --        --      --      --        517         --      --
                            -------   ------- ------- -------  --------     ------- -------
Net income (loss).......        782       684     456  (4,542)      254         339    (235)
Accretion of redeemable
 Class B common stock to
 redemption value(1)....        --        --      --      --    (15,546)(1)     --     (787)(1)
Accrued dividends on
 redeemable Class B
 common stock(1)........        --        --      --      --        (73)(1)     --     (440)(1)
                            -------   ------- ------- -------  --------     ------- -------
Net income (loss)
 available to Class A
 common shareholders....    $   782   $   684 $   456 $(4,542) $(15,365)(1) $   339 $(1,462)(1)
                            =======   ======= ======= =======  ========     ======= =======
Earnings (loss) per
 common share:
Basic and diluted.......    $  0.12   $  0.09 $  0.05 $ (0.43) $  (1.60)    $  0.03 $ (0.22)
Weighted average common
 shares outstanding(2):
 Basic..................      6,575     7,434   9,537  10,565     9,587      10,745   6,680
 Diluted................      6,544     7,670   9,748  10,565     9,587      10,854   6,680

---------------------
(1) Reflects the accretion and accrued dividends on our redeemable Class B common stock. Upon completion of the offering, all of the outstanding shares of our redeemable Class B common stock will have been converted into shares of common stock and no further accretion or accrued dividends will be recorded. See "The Reclassifications."

(2) Basic earnings (loss) per common share is computed by dividing net income
    (loss) available to Class A common shareholders by the weighted average number of Class A common shares outstanding during the period, after giving effect to our corporate restructuring, in which our current company was formed and in which we merged our two operating corporations into our newly formed, wholly-owned operating subsidiary, as if it had occurred on January 1, 1995. Diluted earnings (loss) per share is computed by dividing net income (loss) available to Class A common shareholders by the weighted average number of Class A common shares outstanding during the period adjusted for the number of shares that would have been outstanding if the dilutive potential Class A common shares had been issued. The diluted earnings (loss) per share does not assume the exercise of any options or warrants or the conversion of any redeemable Class B common shares that would have an antidilutive effect on earnings (loss) per share. The weighted average shares outstanding for all periods presented have been adjusted to reflect a 50-for-1 stock split which occurred on June 6, 2000.

   The balance sheet data as of December 31, 1998 and 1999 are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 and December 31, 1997 are derived from our audited financial statements that do not appear in this prospectus. The balance sheet data as of December 31, 1995 are derived from our unaudited financial statements that do not appear in this prospectus. The balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited balance sheet data have been prepared on the same basis as the audited balance sheet data and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein.

                                          December 31,
                          -----------------------------------------------   March 31,
                             1995      1996     1997     1998      1999       2000
Balance Sheet Data:       ----------- -------  -------  -------  --------  -----------
                          (Unaudited)                                      (Unaudited)
Working capital.........    $1,428    $(2,206) $(1,630) $(9,881) $    309   $   (650)
Total assets............     3,768     10,321   15,586   23,817    29,771     26,567
Total debt, less current
 portion................       --       1,036    1,799    3,013     3,061      3,046
Redeemable Class B
 common stock...........       --         --       --       --     32,485     33,712
Redeemable warrants.....       --         --       --       --      2,385      2,566
Total shareholders'
 equity (deficit).......     1,816      1,834    3,960     (581)  (28,287)   (28,080)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following Management's Discussion and Analysis of Financial Condition and Results of Operations together with the financial statements and related notes and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. This discussion contains forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Company History

   We are a leading provider of integrated human capital management (HCM) and technology solutions. Our comprehensive products and services enable organizations to hire, deploy and retain talented and qualified employees in an effective and cost-efficient manner. TalentPoint Portfolio is our scalable, fully hosted, web-based suite of proprietary software that addresses an organization's critical human capital management needs. Our extensive history and established customer base in HCM consulting and ebusiness technology services provides a strong foundation on which to build and grow our TalentPoint Portfolio business.

   We commenced operations in 1987 as Insurance Services, Inc., which provided recruitment and talent acquisition services initially to the actuarial industry. In 1991, we began to offer these services to a wide variety of industries. In 1992, we formed International Holding Company, Inc., as an S corporation, to carry on our business in a more tax efficient manner, and these two companies together conducted business under the name Raymond Karsan Associates. On December 15, 1999, we reorganized our corporate structure by forming Raymond Karsan Holdings, Inc. ("RKH") and merging our two companies into Raymond Karsan Associates, Inc., a newly formed operating subsidiary of RKH. We refer to this corporate reorganization in this prospectus as the "reorganization." As a result of the reorganization, we converted from an S corporation to a C corporation for federal income tax purposes in December 1999. On April 3, 2000, we changed our name from Raymond Karsan Holdings, Inc. to TalentPoint, Inc. and changed the name of Raymond Karsan Associates, Inc., our operating subsidiary, to TalentPoint Technologies, Inc.

   From 1987 through 1995, we focused exclusively on recruitment and talent acquisition services. In late 1995, responding to a growing demand from our customers, we embarked on a strategy to provide comprehensive human capital management services integrated with ebusiness technology. Between late 1995 and 1998, we completed 12 acquisitions, which served to expand our customer base and geographic presence and add complementary HCM consulting expertise and ebusiness technology services to our existing recruitment and talent acquisition services.

   In 1997, we sold an HCM consulting business that we had acquired in 1996, as it did not fit with our existing business or our future objectives. In 1999, we made a strategic decision to exit our temporary staffing and related businesses, which generated lower gross profit margins than our other businesses. In a series of transactions during 1999, beginning after the first quarter, we discontinued and sold the various elements of these businesses, including a temporary staffing business that we acquired in 1998 as well as our internally developed temporary staffing business.

   In December 1999, a private equity investor group invested $22.0 million in us. In connection with this investment, Barry Raymond, a co-founder of our company and our former President, sold his shares of Class A common stock back to us, and his employment with our company terminated at that time.

   We have continued to build and strengthen our TalentPoint Portfolio through recent strategic acquisitions. In February 2000, we purchased the behavioral testing and interviewing division of Noll, Inc., which has provided behavioral testing products since 1992, for a purchase price of $750,000 in cash and $150,000 in short-term promissory notes. In March 2000, we acquired Know It All, Inc., a company that has been in the business of developing and marketing human capital management software since 1993, in exchange for

392,200 shares of our common stock. In May 2000, we acquired Paragon, Inc., a company that has provided on-line and off-line behavioral testing for employees since 1990. The aggregate purchase price for this acquisition was $1.6 million in cash, plus a contingent purchase price that may be earned depending on the revenues generated in this business line through December 31, 2000. Any contingent purchase price earned will be payable in the first quarter of 2001, and we do not expect that the amount will exceed $750,000. We intend to continue to capitalize on the fragmentation in the human capital management market by pursuing further strategic acquisitions.

Strategic Acquisition History

   The following table summarizes our strategic acquisition history since December 31, 1995:

                                                                                                                Asset /
 Closing                                                                                                         Stock
   Date                Company Acquired                 Business Line              Strategic Rationale          Purchase
 -------   ---------------------------------------- --------------------- ------------------------------------- --------
 12/31/95  Pragma                                   eBusiness Technology  Line of business                       Assets
 9/1/96    Pharmasearch, Ltd.                       HCM Consulting        Geographic - Europe                    Assets
 10/1/96   The Docker Group, Inc.                   HCM Consulting        Geographic - New England               Stock
 6/1/96    Nutter Consulting (1)                    HCM Consulting        Geographic - Midwest                   Assets
 11/15/96  SDA Corporation                          HCM Consulting        Line of business - Training            Stock
 6/1/97    Human Resource Innovations, Inc.         HCM Consulting        Line of business - Retention           Stock
 7/1/97    Advanced Consulting, Inc.                HCM Consulting        Line of business - Training            Stock
 9/1/97    Human Resource Technologies, Inc.        HCM Consulting        Geographic - Chicago                   Stock
 5/1/98    Enhanced Communications, Inc.            HCM Consulting        Line of business - Training            Stock
 6/23/98   Synex Technologies, Inc.                 eBusiness Technology  Line of business                       Stock
 7/15/98   Morestaff(1)                             HCM Consulting        Line of business - Temporary Staffing  Assets
 12/31/98  Software Support Services, Inc.          eBusiness Technology  Geographic - Mid-Atlantic              Stock
 2/23/00   Noll, Inc. - Behavioral Testing Division TalentPoint Portfolio Software and Support                   Assets
 3/31/00   Know It All, Inc.                        TalentPoint Portfolio Software and Support                   Stock
 5/26/00   Paragon, Inc.                            TalentPoint Portfolio Software and Support                   Stock
             Adjusted
             Purchase
 Closing     Price (In
   Date    thousands)(2)
 -------   -------------
 12/31/95      $  80
 9/1/96          156
 10/1/96         860
 6/1/96          681
 11/15/96      3,169
 6/1/97        4,000
 7/1/97        2,229
 9/1/97          888
 5/1/98        3,039
 6/23/98       1,311
 7/15/98       2,384
 12/31/98      4,300
 2/23/00         900
 3/31/00       1,497
 5/26/00       1,600(3)

---------------------
(1) We have subsequently disposed of the assets of these companies.
(2) Includes contingent payments.
(3) Excludes potential contingent payments.

Revenues and Operating Expenses

   We derive revenues from three business segments, consisting of:

  .  TalentPoint Portfolio;

  .  HCM Consulting Services; and

  .  eBusiness Technology Services.

   TalentPoint Portfolio. TalentPoint Portfolio, our newest business segment, consists of our scalable, fully hosted, web-based suite of proprietary software, sales of which commenced in December 1999. TalentPoint Portfolio software is available either as individual modules to address specific customer needs or as an integrated suite. We charge an installation fee for all TalentPoint Portfolio modules, which is recognized ratably over the life of the contract. With the TalentPoint Recruiter module, we offer subscriptions generally for a one to three year term. We recognize revenue from sales of subscriptions ratably over the life of the subscription contract. For all other TalentPoint Portfolio modules, we charge usage fees which are recognized as incurred. We also recognize revenue from the services we provide to our customers to aid in their implementation and adaptation of the TalentPoint Portfolio modules, ratably over the life of the contract.

   As of June 16, 2000, we had 1,290 TalentPoint Portfolio modules installed. Of our 46 recently hired salespeople dedicated to selling the modules, 28 had sold modules to customers as of that date. The aggregate outstanding contract value for the 12 months following June 16, 2000 was approximately $1.3 million. From the beginning of the second quarter of 2000 through June 16, 2000, we had 588 customers generating revenues in our TalentPoint Portfolio segment.

   HCM Consulting Services. We have been performing HCM consulting services for over 13 years. Our HCM consulting services segment addresses the full spectrum of human capital management needs of organizations, including talent acquisition, human resource consulting and support, sales force solutions, retention consulting services, employee survey administration and analysis and training consulting services. We currently offer these services to complement our TalentPoint Portfolio as well as on a stand alone basis. With the exception of our recruitment engagements, we recognize revenue from our HCM consulting services as they are performed. We recognize revenue from our retained recruitment engagements ratably over the period of the engagement. We recognize revenue from our contingent recruitment engagements upon a candidate's commencement of employment.

   eBusiness Technology Services. We have been providing ebusiness technology services for over five years. Through this business segment, we design, develop and implement a wide range of ebusiness and other information technology solutions. We provide our ebusiness technology services to complement our TalentPoint Portfolio as well as on a stand alone basis. We recognize revenue from these services as they are performed.

   We classify our operating expenses as follows:

   Cost of Revenues. Our cost of revenues consists primarily of compensation and employee benefits of our employees and independent contractors who provide consulting and other professional services to our customers in our HCM consulting and ebusiness technology services segments. Additionally, the costs of our technical support for the development of TalentPoint Portfolio, hosting costs of TalentPoint Portfolio and the implementation and adaptation of the TalentPoint Portfolio modules, are also recorded as cost of revenues.

   Compensation and Benefits. Compensation and benefits expense consists primarily of compensation and benefits, including bonuses, of the sales forces of our three business segments, and of our executive and administrative personnel.

   Other Selling, General and Administrative. Other selling, general and administrative expenses consist primarily of marketing, advertising and promotional expenses, research and product development expenses, fees for professional services, charges for uncollectible accounts receivable, travel expenses and general office expenses. We have significantly increased our advertising and marketing expenses commencing in 2000 in order to continue to develop and promote our TalentPoint Portfolio.

   Depreciation and Amortization. Depreciation and amortization expense consists primarily of depreciation of equipment and computers, as well as amortization of goodwill. We expect depreciation to increase in 2000 in connection with additional capital expenditures for our technology infrastructure to support the growth of the TalentPoint Portfolio, with such capital expenditures currently budgeted at $2.2 million for 2000. Our year to date capital expenditures as of June 16, 2000 were $1.2 million. We also expect amortization of goodwill to increase in 2000 in connection with the acquisitions that we completed in the first half of 2000.

Pro Forma Results of Operations

   The following table sets forth, as a percentage of total revenues, and the subsequent discussion sets forth, the results of our operations for the three months ended March 31, 1999 and March 31, 2000, on a pro forma basis to reflect the pro forma adjustments described in "Unaudited Pro Forma Consolidated Financial Statements:"

                                                                    Pro Forma
                                                                      Three
                                                                     Months
                                                                      Ended
                                                                    March 31,
                                                                   ------------
                                                                   1999   2000
                                                                   -----  -----
   Revenues:
     TalentPoint Portfolio........................................   6.2%  18.2%
     HCM Consulting Services......................................  50.2   46.3
     eBusiness Technology Services................................  43.6   35.5
                                                                   -----  -----
       Total revenues............................................. 100.0  100.0

   Cost of revenues:
     TalentPoint Portfolio........................................   1.0    1.9
     HCM Consulting Services......................................   4.7    4.9
     eBusiness Technology Services................................  23.3   17.1
                                                                   -----  -----
       Total cost of revenues.....................................  29.0   23.9
                                                                   -----  -----

   Gross profit...................................................  71.0   76.1

   Operating expenses:
     Compensation and benefits....................................  48.5   47.6
     Other selling, general and administrative....................  13.5   14.9
     Depreciation and amortization................................   4.0    4.5
                                                                   -----  -----
   Operating income ..............................................   5.0    9.1
   Net interest expense...........................................   4.8    2.3
   Market value adjustment to redeemable warrants.................   --     --
   Income tax provision...........................................   0.1    2.7
                                                                   -----  -----
       Net income available to common shareholders................   0.1%   4.1%
                                                                   =====  =====

 Pro Forma Three Months Ended March 31, 1999 Compared to Pro Forma Three Months Ended March 31, 2000

   Revenues. Total pro forma revenues increased 11.8%, from $11.2 million in the first quarter of 1999 to $12.5 million in the first quarter of 2000. Of the total pro forma revenues in the first quarter of 2000, 18.2% were derived from our TalentPoint Portfolio, 46.3% were generated from HCM consulting services and 35.5% were derived from ebusiness technology services. Of the total pro forma revenues in the first quarter of 1999, 6.2% were derived from our TalentPoint Portfolio, 50.2% were generated from HCM consulting services and 43.6% were derived from ebusiness technology services. Our pro forma revenues increase in the first quarter of 2000 was primarily attributable to a $1.6 million increase in TalentPoint Portfolio revenues, partially offset by a $439,000 decrease in revenues in our ebusiness technology services. The increase in our TalentPoint Portfolio revenues was due primarily to businesses acquired in the first quarter of 2000 and to the introduction of our TalentPoint Portfolio products in the last quarter of 1999. Our ebusiness technology services revenue decrease was primarily due to a general information technology implementation slowdown by our customers related to Year 2000 concerns.

   Cost of Revenues. Our pro forma cost of revenues decreased 8.0%, from $3.2 million in the first quarter of 1999 to $3.0 million in the first quarter of 2000. As a percentage of total pro forma revenues, pro forma cost of revenues decreased from 29.0% in the 1999 quarter to 23.9% in the 2000 quarter. The decrease was principally the result of a decline in the cost of revenues in our ebusiness technology segment, which was greater, on a percentage basis, than the decrease in revenues in this segment.

   Gross Profit. Pro forma gross profit increased 19.8%, from $7.9 million in the first quarter of 1999 to $9.5 million in the first quarter of 2000. Pro forma gross profit as a percentage of total pro forma revenues increased to 76.1% in the first quarter of 2000 as compared to 71.0% in the comparable quarter in 1999. The increase as a percentage of total pro forma revenues was primarily the result of improved gross margins in our TalentPoint Portfolio and ebusiness technology segments.

   Compensation and Benefits. Pro forma compensation and benefit expense increased 9.7%, from $5.4 million in the first quarter of 1999 to $6.0 million in the first quarter of 2000. As a percentage of total pro forma revenues, pro forma compensation and benefits expense decreased from 48.5% in the 1999 quarter to 47.6% in the 2000 quarter. The increase in dollar amount is primarily a result of our sales force hiring initiative to support and drive growth in the TalentPoint Portfolio products in 2000. In the quarter in which the offering is completed, we will incur a non-recurring compensation charge related to the vesting of Contingent Non-Redeemable Warrants outstanding. See "The Reclassifications - Our Warrants."

   Other Selling, General and Administrative. Pro forma other selling, general and administrative expense increased 24.2%, from $1.5 million in the first quarter of 1999 to $1.9 million in the first quarter of 2000. As a percentage of total pro forma revenues, pro forma other selling, general and administrative expense increased from 13.5% in the first quarter 1999 to 14.9% in the comparable quarter in 2000. The increase is primarily the result of the establishment in the first quarter of 2000 of a $250,000 reserve for uncollectible accounts receivable which resulted from the transition of our accounts receivable management system from an outsourced operation to an internally managed function. Since the end of the first quarter of 2000, the resulting temporary inefficiencies have substantially abated.

   Depreciation and Amortization. Pro forma depreciation and amortization expense increased 25.7%, from $448,000 in the first quarter of 1999 to $563,000 in the first quarter of 2000. As a percentage of total pro forma revenues, pro forma depreciation and amortization expense increased from 4.0% in the 1999 quarter to 4.5% in the 2000 quarter. This increase was primarily the result of increases in capital expenditures in computer hardware and software as we continued to upgrade our technology and to support our TalentPoint Portfolio product growth.

   Net Interest Expense. Pro forma net interest expense decreased 46.5%, from $535,000 in the first quarter of 1999 to $286,000 in the first quarter of 2000. As a percentage of pro forma total revenues, pro forma net interest expense decreased from 4.8% in the 1999 quarter to 2.3% in the 2000 quarter. Pro forma net interest expense decreased primarily as a result of reduced short-term borrowings.

Historical Results of Operations

   The following table sets forth, as a percentage of total revenues, and the subsequent discussion sets forth, the results of our operations for each of the three years ended December 31, 1997, December 31, 1998 and December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000:

                                                                    Three
                                                                   Months
                                             Year Ended             Ended
                                            December 31,          March 31,
                                          --------------------   ------------
                                          1997   1998    1999    1999   2000
                                          -----  -----   -----   -----  -----
                                                                 (Unaudited)
Revenues:
  TalentPoint Portfolio..................   --     --      0.2 %   --     7.9 %
  HCM Consulting Services................  82.5%  70.0 %  67.5    63.3%  52.1
  eBusiness Technology Services..........  17.5   30.0    32.3    36.7   40.0
                                          -----  -----   -----   -----  -----
    Total revenues....................... 100.0  100.0   100.0   100.0  100.0

Cost of revenues:
  TalentPoint Portfolio..................   --     --      --      --     1.4
  HCM Consulting Services................  26.0   22.1    15.4    18.2    5.5
  eBusiness Technology Services..........  13.4   15.7    17.8    19.5   19.2
                                          -----  -----   -----   -----  -----
    Total cost of revenues...............  39.4   37.8    33.2    37.7   26.1
                                          -----  -----   -----   -----  -----

Gross profit.............................  60.6   62.2    66.8    62.3   73.9

Operating expenses:
  Compensation and benefits..............  40.5   48.0    40.8    41.2   49.2
  Other selling, general and
   administrative........................  16.1   19.0    13.5    11.6   19.0
  Depreciation and amortization..........   1.6    2.8     3.1     3.1    4.6
                                          -----  -----   -----   -----  -----
Operating income (loss)..................   2.4   (7.6)    9.4     6.4    1.1
Net interest expense.....................   1.2    2.1     4.3     3.9    2.1
Market value adjustment to redeemable
 warrants................................   --     --      0.1     --     1.6
Income tax provision (benefit)...........   --     --      3.5     --     (.5)
Loss on disposal of business.............   --     --      1.0     --     --
                                          -----  -----   -----   -----  -----
    Net income (loss)....................   1.2%  (9.7)%   0.5 %   2.5%  (2.1)%
                                          =====  =====   =====   =====  =====

    Net income (loss) available to Class
     A common shareholders...............   1.2%  (9.7)% (29.6)%   2.5% (13.2)%
                                          =====  =====   =====   =====  =====

 Three Months Ended March 31, 1999 compared to Three Months Ended March 31,
 2000

   Revenues. Our total revenues decreased 16.5%, from $13.3 million in the first quarter of 1999 to $11.1 million in the first quarter of 2000. Of the total revenues in the 2000 quarter, 7.9% were derived from our TalentPoint Portfolio, 52.1% were derived from HCM consulting services and 40.0% were derived from ebusiness technology services. Of the total revenues in the 1999 quarter, 63.3% were derived from HCM consulting services and 36.7% were derived from ebusiness technology services. Our revenue decrease in the first quarter of 2000 was primarily attributable to the discontinuation and sale of our temporary staffing and related businesses in various transactions during 1999 after the first quarter. Also contributing to the decrease was the decline in demand by our customers for ebusiness technology services due to Year 2000 concerns. The first quarter of 2000 included $880,000 in revenues from sales of our TalentPoint Portfolio products in 2000, sales of which commenced in December 1999.

   Cost of Revenues. Our cost of revenues decreased 42.3%, from $5.0 million in the first quarter of 1999 to $2.9 million in the first quarter of 2000. As a percentage of total revenues, cost of revenues decreased from

37.7% in the 1999 quarter to 26.1% in the 2000 quarter. The decrease was principally the result of the disposal of our temporary staffing and related businesses in 1999 after the end of the first quarter, which aggregated
$1.9 million in costs in the first quarter of 1999. The primary expense associated with the temporary staffing and related businesses were direct salaries and benefits, which are included in cost of revenues. The decline in demand for ebusiness technology services due to customers' year 2000 concerns also contributed to the decrease in the cost of revenues in the first quarter of 2000.

   Gross Profit. Gross profit decreased 0.9%, from $8.3 million in the first quarter of 1999 to $8.2 million in the first quarter of 2000. Gross profit as a percentage of total revenues increased from 62.3% in the first quarter of 1999 to 73.9% in the comparable quarter in 2000. The decrease in dollar amount and the increase as a percentage of total revenues are primarily due to the disposal of our temporary staffing and related lower margin businesses during the last eight months of 1999.

   Compensation and Benefits. Compensation and benefits expense remained constant in the first quarter of 2000 as compared to the first quarter of 1999. As a percentage of total revenues, compensation and benefits expense increased from 41.2% in the 1999 quarter to 49.2% in the 2000 quarter. The percentage increase is primarily a result of our sales force hiring initiative which commenced in the first quarter of 2000 to support and drive growth in the TalentPoint Portfolio products. Because this new sales force had just recently been hired, they did not generate a substantial amount of revenues in the first quarter of 2000. Also contributing to the percentage increase was the reduction in revenues associated with the reassignment in the first quarter of 2000 of two of our senior sales people in our HCM consulting services segment to senior management positions in our TalentPoint Portfolio segment. This increase was partially offset by a reduction in sales employees from our disposed temporary staffing and related businesses.

   Other Selling, General and Administrative. Other selling, general and administrative expense increased 36.9%, from $1.5 million in the first quarter of 1999 to $2.1 million in the first quarter of 2000. As a percentage of total revenues, other selling, general and administrative expense increased from 11.6% in the first quarter of 1999 to 19.0% in the comparable quarter in 2000. The increase is primarily the result of the establishment in the first quarter of 2000 of a reserve for uncollectible accounts receivable in the amount of $450,000 related to our disposed temporary staffing and related businesses. We also incurred a $250,000 increase in our reserve for other uncollectible accounts receivable due to the transition of our accounts receivable management system from an outsourced operation to an internally managed system in December 1999. Since the end of the first quarter of 2000, the temporary inefficiencies during the first quarter of 2000 that resulted from this transition have substantially abated.

   Depreciation and Amortization. Depreciation and amortization expense increased 24.8%, from $407,000 in the first quarter of 1999 to $508,000 in the first quarter of 2000. As a percentage of total revenues, depreciation and amortization expense increased from 3.1% in the 1999 quarter to 4.6% in the 2000 quarter. This increase was primarily the result of increases in capital expenditures related to computer hardware and software as we continued to upgrade our technology to support our TalentPoint Portfolio growth.

   Net Interest Expense. Net interest expense decreased 53.9%, from $512,000 in the first quarter of 1999 to $236,000 in the first quarter of 2000. This decrease was primarily the result of decreased borrowings from our line of credit in the first quarter of 2000 as compared to the first quarter of 1999 and the repayment of notes in December 1999.

   Market Value Adjustment to Redeemable Warrants. In the first quarter of 2000, we incurred a charge for a market value adjustment related to certain redeemable warrants issued in December 1999 that have a "put" feature that permits the holders to require us to repurchase the warrants at a stated price. We expect to record a market value adjustment for fluctuations in the value of this put feature as a result of fluctuations in the market value of our stock until the completion of the offering, at which time the "put" feature will terminate. See "The Reclassifications - Our Warrants."

   Net Income (Loss) Available to Class A Common Shareholders. We had net income available to Class A common shareholders of $339,000 in the first quarter of 1999 as compared to a net loss available to Class A common shareholders in the first quarter of 2000 of $1.5 million. In the 2000 quarter, we incurred charges of $787,000 and $440,000 relating to accretion and accrued dividends, respectively, on our redeemable Class B common stock. See "The Reclassifications - Redeemable Class B Common Stock."

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1999

   Revenues. Our total revenues increased 10.2%, from $47.1 million in 1998 to $51.9 million in 1999. Of the total 1999 revenues, 0.2% were derived from TalentPoint Portfolio, 67.5% were derived from HCM consulting services and 32.3% were derived from ebusiness technology services. Of the total 1998 revenues, 70.0% were derived from HCM consulting services and 30.0% were derived from ebusiness technology services. Sales of our TalentPoint Portfolio software did not commence until December 1999. Our growth in 1999 was primarily attributable to increased sales of $2.6 million in our ebusiness technology services segment by companies acquired in the last seven months of 1998. In addition, our HCM consulting services segment experienced an increase in sales of $5.7 million from continuing operations, which was largely offset by reduced sales in our temporary staffing and related businesses of $3.7 million that were either sold or discontinued during 1999.

   Cost of Revenues. Our cost of revenues decreased 3.0%, from $17.8 million in 1998 to $17.2 million in 1999. As a percentage of total revenues, cost of revenues decreased from 37.7% in 1998 to 33.2% in 1999. The decrease was principally the result of a net decrease in cost of revenues in our HCM consulting services segment of $2.4 million, which included $1.7 million related to our temporary staffing and related businesses that were sold or discontinued during 1999. This decrease was offset by an increase in 1999 in the cost of revenues in our ebusiness technology services segment of $1.8 million as a result of the inclusion of a full year of these expenses from businesses acquired in 1998.

   Gross Profit. Gross profit increased 18.3% from $29.3 million in 1998 to $34.7 million in 1999. Gross profit as a percentage of total revenues increased from 62.2% in 1998 to 66.8% in 1999. This increase was primarily the result of improved gross profit as a percentage of total revenues from our HCM consulting services, in which we discontinued and sold our temporary staffing and related businesses during 1999. Also contributing to this increase was an improvement in gross profit as a percentage of total revenue from our ebusiness technology services, due in large part to an increase in billing rates in this segment.

   Compensation and Benefits. Compensation and benefits expense decreased 6.2% from $22.6 million in 1998 to $21.2 million in 1999. As a percentage of total revenues, compensation and benefits expense decreased from 48.0% in 1998 to 40.8% in 1999. This decrease was primarily as a result of the reduction in work force during 1999 associated with the discontinuation and sale of our temporary staffing and related businesses as well as a reduction in executive level staff due to redundancy resulting from prior acquisitions. These decreases were offset by a small increase in compensation and benefits expense resulting from the addition of employees in our continuing operations.

   Other Selling, General and Administrative. Other selling, general and administrative expense decreased 21.8%, from $8.9 million in 1998 to $7.0 million in 1999. As a percentage of total revenues, other selling, general and administrative expense decreased from 19.0% in 1998 to 13.5% in 1999. These decreases were primarily the result of improvements in our billing and collection procedures during 1999, which resulted in a reduction in our reserves for uncollectible accounts receivable.

   Depreciation and Amortization. Depreciation and amortization expense increased 20.0%, from $1.4 million in 1998 to $1.6 million in 1999. As a percentage of total revenues, depreciation and amortization expense increased from 2.9% in 1998 to 3.1% in 1999. The overall increase in depreciation and amortization expense was primarily the result of increases in capital expenditures in computer hardware and software as we continued to upgrade our technology infrastructure to support our TalentPoint Portfolio growth. Additionally, this increase reflects a full year of amortization of goodwill resulting from the acquisition of several companies in the last seven months of 1998.

   Net Interest Expense. Net interest expense increased 128.6% from $970,000 in 1998 to $2.2 million in 1999. As a percentage of total revenues, net interest expense increased from 2.1% in 1998 to 4.3% in 1999. These increases were primarily the result of increased short-term borrowings throughout the year to support working capital requirements and an increase in notes payable resulting from acquisitions in 1998.

   Market Value Adjustment to Redeemable Warrants. In 1999, we incurred a charge for a market value adjustment related to certain warrants issued in December 1999 that have a "put" feature that permits the holders to require us to repurchase the warrants at a stated price. We expect to record a market value adjustment for fluctuations in the value of this "put" feature as a result of fluctuations in the market value of our stock until the completion of the offering, at which time the "put" feature will terminate. See "The Reclassifications - Our Warrants."

   Income Taxes. Income taxes increased from a benefit of $10,000 in 1998 to an expense of $1.8 million in 1999. In 1999, we converted from an S corporation to a C corporation. As a result, we were required to recognize a $1.5 million tax liability for federal income tax purposes associated with our conversion to an accrual basis from a cash basis for income tax purposes. This tax liability is payable in installments through 2002.

   Loss on Disposal of Business. In connection with the discontinuation and sale of our temporary staffing and related businesses in 1999, we recorded a loss of approximately $517,000. This loss is classified as an extraordinary item due to the fact that the sale occurred within two years of the acquisition of a business that had been accounted for under the pooling-of-interests method of accounting.

   Net Loss Available to Class A Common Shareholders. We had a net loss available to Class A common shareholders in 1998 of $4.5 million as compared to $15.4 million in 1999. In 1999, we incurred a charge of $15.5 million and $73,000 relating to accretion and accrued dividends, respectively, on our redeemable Class B common stock. See "The Reclassifications - Redeemable Class B Common Stock."

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1998

   Revenues. Our total revenues increased 23.8%, from $38.1 million in 1997 to $47.1 million in 1998. Of the total 1998 revenues, 70.0% were generated from HCM consulting services and 30.0% were derived from ebusiness technology services. Of the total 1997 revenues, 82.5% were derived from HCM consulting services and 17.5% were derived from ebusiness technology services. The increase in revenues was primarily attributable to an expansion of the breadth of our service offerings in the HCM consulting and ebusiness technology services segments, due in part to the acquisition of four companies in 1998. Revenues in our HCM consulting services segment increased by $1.6 million, due to an increase in revenues from continuing operations of $3.9 million, partially offset by a decline in revenues from our temporary staffing and related businesses of $2.4 million. Revenues from our ebusiness technology segment increased by $7.5 million, due primarily to customer demand for projects with higher billing rates.

   Cost of Revenues. Our cost of revenues increased 18.6%, from $15.0 million in 1997 to $17.8 million in 1998. As a percentage of total revenues, cost of revenues decreased from 39.4% in 1997 to 37.8% in 1998, primarily as a result of the increase in 1998 revenues in our ebusiness technology segment from higher billing rate projects, which led to an increase in revenues without a commensurate increase in cost of revenues.

   Gross Profit. Gross profit increased 27.1%, from $23.1 million in 1997 to $29.3 million in 1998. Gross profit as a percentage of total revenues increased from 60.6% in 1997 to 62.2% in 1998. The percentage increase was primarily the result of an increase in ebusiness technology revenues without a commensurate increase in the costs of revenues of that segment.

   Compensation and Benefits. Compensation and benefits expense increased 46.7%, from $15.4 million in 1997 to $22.6 million in 1998. As a percentage of total revenues, compensation and benefits expense increased from 40.5% in 1997 to 48.0% in 1998. The increase in dollar amount was primarily the result of the inclusion in 1998 of a full year of these expenses for companies acquired in mid-1997. The percentage increase was primarily the result of the addition of employees through the acquisition of four companies in 1998 and, to a lesser extent, a hiring initiative in 1998. The acquired companies had higher compensation expenses as a percentage of total revenues as compared to our historical levels. The impact of this higher compensation expense margin has subsequently diminished as a result of workforce reductions and integration of personnel from the acquired companies.

   Other Selling, General and Administrative Expense. Other selling, general and administrative expense increased 45.5%, from $6.1 million in 1997 to $8.9 million in 1998. The increase in dollar amount was due primarily to an increase in our reserve for uncollectible accounts receivable in 1998, relating principally to our temporary staffing and related businesses. Also contributing to the increase was the inclusion of expenses from the four companies we acquired in 1997. As a percentage of total revenues, other selling, general and administrative expense increased from 16.1% in 1997 to 19.0% in 1998. This percentage increase is primarily attributable to the increase in the reserve for uncollectible accounts receivable in 1998.

   Depreciation and Amortization. Depreciation and amortization expense increased 126.8%, from $597,000 in 1997 to $1.4 million in 1998. As a percentage of total revenues, depreciation and amortization expense increased from 1.6% in 1997 to 2.8% in 1998. The increase is primarily the result of capital expenditures for our technology infrastructure in the fourth quarter of 1997 to improve productivity. The cost of these systems and the related hardware was capitalized and is being depreciated over 3 to 5 years. The increase is also the result of the amortization of goodwill associated with the acquisition of several companies during 1997 and 1998.

   Net Interest Expense. Net interest expense increased 119.0%, from $443,000 in 1997 to $970,000 in 1998. As a percentage of total revenues, net interest expense increased from 1.2% in 1997 to 2.1% in 1998. These increases were primarily the result of increased borrowings on our line of credit agreement, as well as accrued interest and imputed interest on notes payable issued in connection with the acquisition of several companies during 1997 and 1998.

   Income Taxes. Income taxes decreased from an expense of $14,000 in 1997 to a benefit of $10,000 in 1998. Prior to December, 1999, we were an S corporation for federal and certain state income taxes. Income tax expense and benefit related primarily to certain states which do not recognize S corporations.

   Net Income (Loss). We had net income of $456,000 in 1997 as compared to a net loss of $4.5 million in 1998.

Liquidity and Capital Resources

   Over the past three years, our principal sources of cash have been proceeds from the private placement of our equity securities, borrowings under lines of credit with banks and our June 2000 bridge financing.

   As of March 31, 2000, we had $941,000 of cash and cash equivalents and a $650,000 deficit in working capital.

   Net cash used in operating activities was $1.8 million for the three month period ended March 31, 2000, resulting primarily from payments for accounts payable, accrued compensation and other accrued liabilities and accrued commissions, partially offset by earnings before depreciation, amortization, imputed interest, the market value adjustment to redeemable warrants and a decrease in accounts receivable.

   Net cash provided by operating activities was $983,000 in 1999. Net cash provided by operating activities in 1999 resulted primarily from earnings before depreciation, amortization, imputed interest and deferred income taxes and, increases in accrued compensation and other accrued liabilities and unearned revenue, partially offset by an increase in accounts receivable and a decrease in accounts payable.

   Net cash used in investing activities in 1999 and the first quarter of 2000 was primarily related to the improvement of our technology infrastructure and payments for acquisitions of other companies to enhance our product and service offerings.

   Net cash provided by financing activities in 1999 was primarily due to our private placement of our redeemable Class B common stock in December 1999, partially offset by debt repayments and the repurchase of stock from departing management shareholders. Net cash used in financing activities in the first quarter of 2000 was primarily a result of repayments on our line of credit and notes payable.

   In December 1999, we entered into a loan and security agreement (Loan Agreement) with a financial institution which provides for borrowings to fund general working capital requirements and acquisitions based upon a borrowing base formula. Borrowings under the Loan Agreement bear interest at a fluctuating rate based on either (i) the announced prime rate of the Lender plus the applicable margin defined by the Loan Agreement (Adjusted Prime Rate), or (ii) the London Interbank Borrowing Rate, as elected from time to time by us, plus the applicable margin defined by the Loan Agreement (Adjusted LIBOR). As of March 31, 2000, the Adjusted Prime Rate was 10.0% and Adjusted LIBOR was 9.14%.

   Maximum available borrowings under the Loan Agreement represent the lesser of $10.0 million or (a) 80% of our eligible accounts receivable, plus (b) the lesser of (i) $3.0 million or (ii) 2.5 times the Company's earnings before interest, taxes, depreciation and amortization for the four most recent fiscal quarters. Based upon these criteria, maximum available borrowings at March 31, 2000 was $7.8 million, of which $5.4 million was outstanding. All borrowings under the Loan Agreement are payable on December 27, 2002, at which time the Loan Agreement will terminate unless extended by mutual agreement.

   On June 16, 2000, we entered into a bridge financing in which we issued promissory notes in the aggregate principal amount of $10.0 million to Parthenon Investors, L.P. and PCIP Investors for aggregate cash proceeds of $8.1 million. The original issue discount of $1.9 million on the notes will be amortized as additional interest expense during the first year. In connection with the bridge financing, Parthenon and PCIP also exercised warrants to purchase an aggregate of 116,210 shares of our Class A common stock at an exercise price of $16.70 per share, for aggregate proceeds of $1.9 million. The bridge notes mature on June 16, 2004 and bear interest at a stated annual rate of 13% on the principal amount for the first year and 16% thereafter. We must pay interest on the bridge notes quarterly. We must pay in cash at least that portion of the quarterly accrued interest which is sufficient for the bridge lenders to pay federal and state income taxes on the accrued interest and original issue discount on the notes, and we must pay the remaining accrued interest by issuing additional promissory notes in the principal amount of the remaining interest payable. The bridge notes are subordinate to our Loan Agreement. We will be required to issue 348,630 shares of our common stock to the bridge lenders if we do not repay the bridge notes by June 16, 2001, and we will be required to issue an additional 58,105 for each of the four months thereafter (up to an aggregate of 232,420 shares) if any amounts remain outstanding under the bridge notes as of the end of each such month. The bridge notes are prepayable at any time without penalty and will be prepaid in full with a portion of the net proceeds of the offering. See "Related Party Transactions - Bridge Financing."

   We anticipate incurring up to approximately $2.2 million in capital expenditures in 2000 to support the continued improvement of our TalentPoint Portfolio technology infrastructure. Our year to date capital expenditures as of June 16, 2000 were approximately $1.2 million.

   We believe that the net proceeds of this offering, together with existing cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash requirements for working capital, acquisitions and capital expenditures for at least the next 12 months.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, which defers the effective date of SFAS 133 until June 15, 2000. This pronouncement is not expected to significantly impact our financial position or results of operations as we have no significant derivative instruments or participate in hedging activities.

   On December 3, 1999, the Securities and Exchange Commission staff issued Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The bulletin identifies four basic criteria that must be met before revenue can be recognized. These criteria are: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price to buyer is fixed or determinable; and (4) collectibility is reasonably assured. We do not expect that the adoption of the guidance required by this bulletin will have a material impact on our financial condition or results of operations.

   In March 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board published their consensus on EITF Issue No. 00-2, "Accounting for Web Site Development Costs," regarding the accounting for costs incurred to develop a web site. EITF Issue No. 00-2 is effective for fiscal quarters beginning after June 30, 2000. We do not expect the adoption of EITF Issue No. 00-2 to have a significant impact on our financial position or results of operations.

   In March 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board published their consensus on EITF Issue No. 00-3, "Application of AICPA Statement of Position 97-2 Software Revenue Recognition to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware." EITF Issue No. 00-3 outlines the accounting criteria for such hosting arrangements. We do not expect the adoption of EITF Issue No. 00-3 to have a significant impact on our financial position or results of operations.

                                    BUSINESS

Overview

   We are a leading provider of integrated human capital management (HCM) and technology solutions. Our comprehensive products and services enable organizations to hire, deploy and retain talented and qualified employees in an effective, timely and cost-efficient manner. TalentPoint Portfolio is our scalable, fully hosted, web-based suite of proprietary software for human capital management. Our extensive history and customer base in HCM consulting and ebusiness technology services provide a strong foundation on which to build and grow our TalentPoint Portfolio business.

   TalentPoint Portfolio is comprised of a number of individual software modules that address an organization's critical human capital management needs, such as candidate sourcing, recruitment management, candidate tracking, skills testing, training, behavioral assessment, survey management and employee retention. These modules can be implemented individually to address a specific human capital management need or as an integrated suite to provide a comprehensive HCM solution.

   TalentPoint Portfolio is fully hosted, residing on our web servers, enabling organizations to access the software through the Internet using standard web browsers, which are common software applications that allow users to access and interact with web sites. We configure the TalentPoint Portfolio modules to mirror the "look and feel" of our customers' web sites. The fully hosted format of the TalentPoint Portfolio enables organizations to implement our HCM solutions without incurring a substantial initial capital investment or significant on-going infrastructure costs. It also enables us to easily upgrade the technology and content of each module and quickly deliver high quality HCM solutions to an ever-increasing number of customers. Because of the scalability of the TalentPoint Portfolio modules, organizations are also able to easily increase the number of their internal users to accommodate growth.

   We have over 13 years of experience in providing HCM consulting services and over five years of experience in providing ebusiness technology services. We offer each of these services to complement our TalentPoint Portfolio as well as on a stand alone basis. Through our HCM consulting services, we offer talent acquisition, recruitment management and support, sales force solutions, training consulting and development, retention consulting and employee survey administration and analysis. Through our ebusiness technology services, we design, develop and implement a wide range of ebusiness and other information technology solutions including the integration of the TalentPoint Portfolio with customers' existing applications. As a result of our extensive experience in HCM consulting and ebusiness technology, we have a customer base of over 1,600 organizations, including over 130 companies in the Fortune 500.

Market Opportunity

   As a result of current market factors, such as the increasing mobility of the workforce, the aging of the employee base and the scarcity of skilled individuals, we believe organizations with the ability to hire, deploy and retain talented and qualified employees in a timely and cost-efficient manner will gain a significant competitive advantage. We believe that organizations will also increasingly turn to outsourced service providers who can improve their capabilities in the areas of hiring, deploying and retaining their human capital. Outsourcing, generally, as a means to improve business operations and efficiency is growing rapidly. Dun and Bradstreet estimates that outsourcing expenditures in the U.S. market alone will increase from $295 billion in 1999 to $340 billion in 2000 with strong growth also projected in other world markets. Outsourced human capital management services are expected to be a high growth sector of the total outsourced services market. In fact, Dataquest estimates that the U.S. market for integrated, multi-process human resource outsourcing services will grow from $900 million in 1999 to more than $12 billion in 2003, representing a compound annual growth rate of 91%. The companies providing these outsourcing services are numerous, ranging from large international firms to small independent consultancies.

 Hire

   In order to hire employees successfully, an organization must have the ability to effectively and efficiently source and assess talented and qualified candidates and to sell those individuals on the benefits of joining the organization.

   Traditionally, organizations have satisfied their hiring needs through a variety of methods such as classified and other print advertisements, job fairs, on-campus recruiting, in-house referral programs and external employment firms. Key limitations to these methods include multiple intermediaries, the inability to pre-screen candidates, high costs per hire and a limited flow of information between the candidate and the organization.

   New technologies, including the Internet, are expanding organizations' access to information and employee candidates and have transformed the manner in which many organizations are managing their hiring needs. Forrester Research estimates that by 2003, most large companies, 60% of medium-sized companies and 20% of small companies will use the Internet for recruiting purposes. In addition, Forrester estimates that employer spending on web-based recruiting will increase from $105 million in 1998 to $1.7 billion in 2003, representing a compound annual growth rate of over 74%.

   While new technologies offer organizations rapid access to large pools of candidates, the associated productivity gains are often offset by the organizations' difficulty in screening, assessing and selecting candidates in an efficient and timely manner. Many organizations are addressing these limitations by using web-based assessment and selection solutions. Forrester estimates that the online candidate assessment market will grow from $5 million in 1999 to $326 million in 2003, a 184% compound annual growth rate.

   To address the limitations imposed by traditional hiring methods as well as those imposed through an employer's use of new technologies, we believe an organization's hiring solution must include tools that enable it to:

  .  quickly screen, assess and select from a large pool of candidates;

  .  efficiently manage and disseminate candidate data; and

  .  quickly validate candidate data.

   These tools, whether coupled with internal or external hiring expertise, will provide an organization with the ability to quickly find the right person for the right job.

 Deploy

   In addition to hiring, to achieve maximum productivity an organization must have the ability to rapidly deploy its employees. To accomplish this task, an organization must have the tools to effectively place, orient and train its employees in a cost-efficient manner.

   Historically, the process of collection and dissemination of candidate information gathered during the hiring phase generally has been inefficient and has resulted in inappropriate employee placements. In addition, employee orientation and training have been conducted primarily through expensive, labor-intensive instructor-led seminars. These approaches are often cumbersome and time consuming and are not tailored to the specific needs of employees. With the advent of interactive multimedia software such as CD-ROMs and distance-based learning media such as video conferencing, organizations are now able to overcome the cost, space and time constraints of traditional orientation and training methods. The Internet now offers employers the opportunity to communicate orientation and training content without the inconvenience of using a physical medium for delivery.

   The advantages of Internet based training are leading to a significant increase in the percentage of the training market that is offered in a web-based format or as "elearning." International Data Corporation (IDC) estimates the market for elearning is expected to grow from $1.1 billion in 1999 to $11.4 billion in 2003, representing a compound annual growth rate of over 79%.

   As a result, we believe organizations increasingly will seek to improve their ability to deploy their employees through the use of advanced technologies and the efficient use of information gathered during the hiring process.

 Retain

   An organization must not only hire and deploy its employees in a cost-effective manner, but it must also retain its talented workforce. To avoid the high cost of employee turnover, an organization must establish programs that communicate with, develop and engage its employees.

   Traditionally, retention strategies relied primarily upon direct compensation and benefits packages. Increasing competition for skilled and talented employees, however, has generally rendered these limited programs ineffective. In a report issued by the Bureau of National Affairs, the median rates of permanent departures for non-manufacturing employers of all sizes averaged 16.8% per year in 1999, up from 13.2% per year in 1998. New technologies, including the Internet, have exacerbated the difficulties encountered by organizations in retaining their talented employees by providing them with immediate access to information on millions of job opportunities. Conversely, these new technologies have provided organizations with the opportunity to better communicate with their employees as well as a means for efficient and effective training.

   As part of an effective retention strategy, we believe organizations will increasingly use advanced technologies as a platform from which to disseminate information, gain employee feedback, offer career development and engender an overall sense of attachment to the organization and its goals.

   In order to implement effective human capital management solutions, organizations increasingly are adopting new technologies to address their human capital management functions. In addition, we believe that organizations are recognizing the need for an integrated approach to their human capital management needs and are increasingly turning to external sources of expertise and implementation. We believe that organizations must use an approach that effectively integrates all of the phases of the human capital management process and the information gathered in each phase in order to gain a competitive advantage.

The TalentPoint Solution

   We offer integrated and comprehensive HCM and technology solutions that enable organizations to hire, deploy and retain talented and qualified employees in an effective, timely and cost-efficient manner. We believe that an organization's ability to implement an effective HCM solution requires it to address the fundamental competencies within the three phases of the human capital management process as illustrated below.

                      The Human Capital Management Process



                             [Logo of TalentPoint]
   We recognize the importance of the interrelationship between the effective gathering of information and the efficient execution of each of the fundamental competencies that we believe are inherent in each of the phases within the human capital management process. Our TalentPoint Portfolio software modules address each of these fundamental competencies. By offering TalentPoint Portfolio software, HCM consulting services and ebusiness technology services, we give our customers the option of implementing a targeted HCM solution to meet their specific human capital management needs or a fully integrated comprehensive HCM solution.

 TalentPoint Portfolio

   TalentPoint Portfolio is our suite of proprietary web-based software modules that is designed to optimize our customers' ability to hire, deploy and retain talented individuals. The fully hosted format of TalentPoint Portfolio allows us to easily upgrade the technology and content of each module. This enables us to quickly deliver high quality HCM solutions to an ever increasing number of customers and provides significant efficiencies as compared to historical methods of distributing software upgrades through CD-ROM or other physical media. Our scalable, web-based modules also provide organizations with the ability to easily increase the number of their internal users to accommodate growth.

   The chart below illustrates the particular competencies within each phase of the HCM process that our TalentPoint Portfolio software modules are designed to address. TalentPoint Portfolio modules can be purchased individually to meet a specific organizational need or as an integrated suite to provide a comprehensive HCM solution.

                                   HIRE              DEPLOY                 RETAIN
--------------------------------------------------------------------------------------------
  TalentPoint Portfolio
  Module                    Source Sell Assess Place Orient Train Communicate Engage Develop
--------------------------------------------------------------------------------------------
  Currently Available:
--------------------------------------------------------------------------------------------
   TalentPoint Recruiter       .     .
--------------------------------------------------------------------------------------------
   TalentPoint Prove It!                   .      .
--------------------------------------------------------------------------------------------
   TalentPoint Insight                     .      .
--------------------------------------------------------------------------------------------
   TalentPoint Insight
    Online                                 .      .
--------------------------------------------------------------------------------------------
   TalentPoint Interview
    Builder                                .
--------------------------------------------------------------------------------------------
   TalentPoint Virtual
    University                                          .      .                 .       .
--------------------------------------------------------------------------------------------
   TalentPoint Improve It!                              .      .                         .
--------------------------------------------------------------------------------------------
   TalentPoint Surveys
    Online                                                              .        .       .
--------------------------------------------------------------------------------------------
   TalentPoint 360
    Perspective                                                         .        .       .
--------------------------------------------------------------------------------------------
  Soon to be available:
--------------------------------------------------------------------------------------------
   TalentPoint
    CareerTracker                    .                                  .        .       .
--------------------------------------------------------------------------------------------
   TalentPoint Community                                .               .        .

 HCM Consulting Services

   We have over 13 years of experience in providing HCM consulting services. We offer these services to complement our TalentPoint Portfolio as well as on a stand alone basis. We provide these services in a variety of functional areas within the HCM process, including talent acquisition, onsite and offsite recruitment management and support, sales force solutions, training consulting and development, retention consulting and employee survey administration and analysis.

 eBusiness Technology Services

   We have over five years of experience in providing ebusiness technology services, which include the design, development and implementation of a wide range of ebusiness and other information technology solutions. Our ebusiness technology professionals also fully integrate the TalentPoint Portfolio with our customers' existing web technology and other systems and configure our TalentPoint Portfolio modules to mirror the "look and feel" of our customers' web sites.

Strategy

   Our objective is to be the leading provider of integrated HCM solutions. Key elements of our strategy include:

 Focus on TalentPoint Portfolio

   We intend to continue to focus on expanding and enhancing our TalentPoint Portfolio. Our more than 70 development and implementation professionals in this segment are supported by our extensive HCM consulting and ebusiness technology experience and expertise. Since TalentPoint Portfolio is web-based, it is highly scalable in two distinct respects:

  . We can deliver our HCM expertise to a larger number of customers than would be possible through traditional consulting methods; and

  . Our customers can easily increase the number of their internal users without incurring a significant additional capital investment for installation and integration and without incurring significant on-going infrastructure costs.

   We offer our TalentPoint Portfolio software modules individually or as a fully integrated suite. We are currently developing two additional modules, expected to be released in the first quarter of 2001, which will complement our existing modules.

 Leverage Our Large, Existing Customer Base

   As a result of our extensive HCM consulting and ebusiness technology experience, combined with recent acquisitions, we have a customer base of more than 1,600 organizations, including more than 130 companies in the Fortune 500. We intend to aggressively leverage this existing customer base in order to expand the penetration of our TalentPoint Portfolio modules and cross-sell our HCM consulting and ebusiness technology services. We believe these established relationships, combined with our comprehensive HCM offerings, provide us with a competitive advantage and a platform from which to rapidly expand our business.

 Build TalentPoint Brand as an Integrated HCM Solution

   We intend to increase market recognition of our brand name, our products and our services through a combination of print and Internet advertising, direct mail/email and trade show participation focused on our target markets. We further intend to invest in marketing efforts that will highlight the ability of our products and services to save our customers time and money by automating and outsourcing their HCM functions. We also intend to emphasize the expertise of our HCM and ebusiness consultants and their ability to provide an integrated and flexible HCM solution.

 Leverage Our Technological Expertise

   We intend to continue to leverage the expertise of our ebusiness technology consultants in the evaluation and assimilation of new technologies that enhance the functionality and integration capabilities of our TalentPoint Portfolio. In addition, we intend to capitalize on our strength in ebusiness technology services by continuing to incorporate our HCM industry experience into technology driven web-based solutions. Our ebusiness technology experience enables us to more quickly adapt to a changing market, and by leveraging this experience, we believe we will have an on-going competitive advantage in the marketplace.

 Expand Sales and Distribution Capabilities

   From January 1, 2000 to May 31, 2000, we increased our sales force from 111 to 139 sales professionals. We intend to hire at least 70 additional sales professionals and additional sales support staff in 2000. To attract and deploy additional sales professionals, we intend to use the same proprietary selection techniques, attribute-based assessments, skills-based testing and recruitment processes that we offer to our customers. We also intend to pursue reseller relationships with small human resource consulting providers, providers of business process management products and services and corporate web site developers in order to establish a broad base of cost-effective distribution channels for our TalentPoint Portfolio modules.

 Pursue Strategic Acquisitions

   We have completed 15 acquisitions since late 1995. We intend to continue to capitalize on the fragmentation in the human capital management market by pursuing further strategic acquisitions of complementary businesses to:

  . gather technologies that will enhance our existing solutions and allow us to maintain our technological advantage in the human capital management field;

  .  gain top quality content and other intellectual property;

  .  accelerate geographic expansion in targeted markets;

  .  add or enhance sales and distribution channels; and

  . expand our industry expertise in specific areas of human capital management.

Products and Services

   Our products and services include TalentPoint Portfolio, HCM consulting services and ebusiness technology services. We offer these as individual products and services or as a comprehensive, integrated solution to an organization's human capital management needs.

 TalentPoint Portfolio

   Our TalentPoint Portfolio is a scalable, fully hosted web-based suite of proprietary software modules that address the fundamental competencies that we believe are inherent in each of the phases of the human capital management process. Our TalentPoint Portfolio modules can be purchased individually or as an integrated suite, depending on a customer's particular request. The TalentPoint Portfolio modules are designed to meet the human capital management needs of a broad range of organizations, varying in size from small companies with a few dozen employees to large, multinational corporations.

   Our TalentPoint Portfolio currently includes the following HCM software modules:

  . TalentPoint Recruiter(TM) - our recruitment and candidate tracking module used by organizations to source candidates and manage all aspects of the application and hiring process. This module essentially becomes a customer's "private label" career center and recruitment management platform. Key features include:

    . web-based posting of job opportunities to an organization's own web site as well as to subscription-based or free job board web sites;

    . sourcing and identification of candidates through the use of "web spiders" (e.g., web-based search engines);

    .  automated on-line background checks on candidates;

    .  management of a customer's internal candidate and resume database;
       and

    . prompt and efficient scheduling of interviews and collection of interview feedback.

  . TalentPoint Prove It!(R) - our candidate and employee testing module which tests and automatically scores an individual's technical skills with respect to competencies ranging from popular office applications to complex programming languages.

  . TalentPoint Insight(TM) - our training and qualification module which trains human resource professionals in administering and analyzing structured interviews for predictive behavioral assessment.

  . TalentPoint Insight Online(TM) - our predictive behavioral assessment module which administers and analyzes interviews with automated scoring.

  . TalentPoint Interview Builder(TM) - our interviewing improvement module, which trains human resource professionals in using our comprehensive compendium of questions specifically designed for structured, competency-based interviews.

  . TalentPoint Virtual University(TM) - our non-technical skills training module, which provides training for newly hired and current employees on a wide range of non-technical skills and knowledge.

  . TalentPoint Improve It!(TM) - our technical skills training module which provides training for newly hired and current employees on a wide range of technical skills.

  . TalentPoint Surveys Online(TM) - our employee survey module which provides administration, interpretation and reporting on employee survey data.

  . TalentPoint 360 Perspective(TM) - our leadership assessment module, which provides human resource professionals and managers the tools to administer, interpret and report on leadership effectiveness surveys. These surveys include responses from an individual, persons reporting to an individual, the individual's peers and his or her superiors.

   We are also currently developing two additional software modules, which we expect to added to the TalentPoint Portfolio during the first quarter of 2001:

  . TalentPoint Community(TM) - our employee communications module designed to enhance employee engagement and commitment through effective communication of employer programs including work- related and social events, career boards and employee recognition programs.

  . TalentPoint CareerTracker(TM) - our career development module designed to be used by employers and employees to identify and track an employee's career advancement and skills development.

 HCM Consulting Services

   We have over 90 HCM consultants who provide services complementary to our TalentPoint Portfolio as well as on a stand alone basis. We offer our HCM consulting services in a variety of functional areas, including the following:

  . Talent Acquisition. We offer services such as candidate sourcing, resume screening, interviewing, and recruitment for positions ranging from chief executive officers to mid-level managers and technical professionals.

  . Onsite and Offsite Recruitment Management and Support. We provide onsite and remote support services for organizations having recurrent recruitment needs. We also provide recruitment management for organizations undertaking large recruiting projects. We assist organizations in identifying recurring or project-specific human capital needs, critical skills and behavioral attributes desired in potential candidates.

  . Sales Force Solutions. We provide strategic planning and implementation services to organizations that need to recruit and manage large sales forces. We also design and implement skill development training programs, skills testing and assessment programs consistent with an organization's sales strategy.

  . Training Consulting and Development. We offer comprehensive training and consulting services including project consulting, course design and content authoring, interface design, audio/video production, graphics design, computer programming, quality assurance and technical support. Our training products can be pre-packaged or custom designed by our team of industry specialists. Our training specialists include experienced course developers and educators and multimedia and web-based training program developers.

  . Retention Consulting. We assist organizations in addressing excessive employee turnover by identifying critical indicators of such turnover, establishing retention goals and intervention strategies and designing means to effectively communicate those goals and strategies to managers and supervisors. We also identify the methods for successful strategy implementation.

  . Employee Survey Administration and Analysis. We design, conduct and process employee surveys to measure employee satisfaction and engagement and to measure organizational effectiveness and leadership.

 eBusiness Technology Services

   We have over 95 professionals who design, develop and implement a wide range of ebusiness and other information technology solutions. These professionals include software development engineers, network engineers, systems architects, business process consultants, database administrators, web designers and graphic artists. We implement solutions that include systems integration and the connection of web sites to existing systems for a wide range of business processes, including accounting, manufacturing, human resources management, strategic procurement and customer relationship management.

   As our TalentPoint Portfolio sales increase, we expect that an increasing number of our ebusiness projects will relate to the integration of our TalentPoint Portfolio with our customers' existing human resource information systems, such as those offered by Oracle, PeopleSoft and J.D. Edwards. We believe our in-house expertise in ebusiness technology services differentiates us from our competitors.

New Product Development

 Product Development

   We employ more than 70 professionals dedicated to expanding and enhancing our TalentPoint Portfolio. These individuals are responsible for software module development, content development, software design and software testing and maintenance. We continuously evaluate new product concepts as a result of the constant interaction and communication between our TalentPoint Portfolio product development team and our HCM and ebusiness technology consultants, as well as interaction with our customers.

 Product Enhancements

   In order to remain competitive and to take advantage of advances in technology, we intend to continuously assess and upgrade our existing products. Historically, enhancements to the TalentPoint Portfolio software modules have included improved functionality such as additional reports, enhanced searching and new training content. Enhancements also have included improvements in the technical aspect of the product, such as the conversion from HTML to XML programming languages, support for Oracle, and advanced data archiving. Future enhancements are expected to include translation of the content of the TalentPoint Portfolio modules into multiple languages for multinational organizations and customers in foreign countries, and tighter integration with third party human resource information systems. The scalability of the fully hosted TalentPoint Portfolio modules enables our customers to take advantage of upgrades immediately upon our adding features and enhancements on our web servers. As a result, we are able to avoid the time and expense typically associated with software installation, version control and support across multiple versions.

Sales and Marketing

 Sales and Distribution

   We traditionally have generated the majority of our new customers through the telemarketing efforts of our sales staff and through referrals from existing customers. Our sales professionals have focused on direct sales of our HCM consulting and ebusiness technology solutions to potential customers in the industries in which they have expertise and the geographic regions in which they are based. As of May 31, 2000, we employed 139 full-time sales professionals, of which 46 were exclusively dedicated to selling the TalentPoint Portfolio. In order to support the growth of our TalentPoint Portfolio, we intend to add at least 70 additional sales people in 2000, and expect to do so by using the same recruitment processes and screening methodologies that we provide to our customers. We expect these new sales people to target multinational organizations in North America, Europe and Asia and middle-market organizations in North America and Europe. We offer our direct sales professionals a highly incentive-based compensation package.

   We intend to leverage our HCM solutions by cross-selling our TalentPoint Portfolio modules, HCM consulting services and ebusiness technology services to new and existing customers. We believe that because we provide comprehensive HCM solutions, our customers will increase the quantity and range of products and services they obtain from us. As a result, we train all of our sales personnel on the basic features and use of all of our HCM products and services.

   We also intend to pursue reseller relationships with small human resource consulting providers, providers of business process management products and services and corporate web site developers in order to cost-effectively sell and distribute our TalentPoint Portfolio modules to markets that we do not currently reach with our direct sales force.

 Marketing Strategy

   Our marketing efforts historically have been undertaken through a combination of speaking engagements and involvement in industry associations and tradeshows. Through our four person dedicated marketing team, we intend to market TalentPoint Portfolio, together with our HCM consulting and ebusiness technology services:

  . over the Internet by placing informational materials and advertisements on human resource and recruiting web sites;

  . through a combination of general and niche print advertising in national business periodicals, and in periodicals targeting the human resource, information technology and Internet industries; and

  . by sending newsletters to human resource, staffing and information technology personnel through the mail and by email.

   In addition, we intend to actively participate in human resource, electronic commerce, Internet and information technology trade shows in order to cost-effectively showcase our products and services and establish personal points of contact with industry participants and decision-makers.

   We expect our marketing efforts to highlight the ability of our products and services to save organizations time and money by automating and outsourcing their human capital management and business process technology implementation functions and to improve the quality and performance of their employees. Our marketing efforts will further emphasize that TalentPoint Portfolio is easy to use, is scalable to support growth, and is secure, yet flexible enough to accommodate new service offerings.

Case Study

 Cardinal Health, Inc., Cardinal MarketForce Division

   Cardinal Health, Inc. is one of the nation's largest wholesalers of pharmaceuticals and hospital supplies. Cardinal MarketForce is the contract sales division of Cardinal Health. In the first quarter of 1999, Cardinal MarketForce was retained to build a dedicated sales force to launch a new pharmaceutical drug that was targeted to the women's health market. In that effort, Cardinal MarketForce faced several unique challenges in order to build a dedicated sales force for this new drug, including:

  . the need to develop an appropriate hiring profile for the sales professionals;

  . the need to recruit 125 successful sales professionals in only ten weeks;

  . the need to rapidly orient and deploy those recruited sales professionals;

  .  the need to gather and disseminate all of the candidate data;

  . the need to coordinate and communicate with hiring personnel located all over North America; and

  . the need to schedule hundreds of pre-employment physical examinations and background checks.

   Cardinal retained TalentPoint to assist in the development of a success profile of the target candidates and to manage all phases of the project with both on-site and off-site recruitment support. We installed TalentPoint Recruiter(TM) software which allowed remote access through the Internet for the Cardinal staff to utilize in all locations. The robust database management, job posting and resume search and collection features of the TalentPoint Recruiter software module assisted in the creation of a candidate pool of over 1,000 qualified applicants from which the sales force was selected and hired in less than nine weeks. The traveling sales managers who conducted the interviews were able to access TalentPoint Recruiter and schedule all of their meetings, provide interview feedback and communicate hiring decisions from offsite interview locations. Cardinal's internal human resources group was able to produce real time progress reports and capture the database information for future hiring.

   Cardinal also solicited the support of TalentPoint for a retention staffing application that would help them develop a tracking tool for skill and personal development of their sales force in order to better retain their talented employees. As a result, our TalentPoint Portfolio product development team launched the development of the TalentPoint CareerTracker software module. This module is scheduled for release as a new component of the TalentPoint Portfolio in the first quarter of 2001.

   As a result of our successful efforts, Cardinal has retained us to be the exclusive provider of its talent acquisition services and software for sales force expansion.

Customers

   Our customers include multinational organizations based primarily in North America, Europe and Asia and middle-market organizations based primarily in the United States and Europe. Our more than 1,600 customers operate in a wide range of industries and include more than 130 companies in the Fortune 500. In 1999, we served over 600 customers, none of which accounted for more than 3% of our revenues in 1999. Ninety-two percent of our top 50 customers in 1998 continued to be our customers in 1999. Our customer base also includes over 1,000 organizations served in 1999 by companies we acquired in 2000, providing what we believe to be a natural market for complementary products such as our TalentPoint Portfolio.

   The following is a list of some of our top 50 customers in terms of revenue generated in 1999:

American Airlines       Corning                                    Merck
American Express        Gateway                                    Novartis
Au Bon Pain             Honeywell                                  Sherwin-Williams
Bank of America         John Hancock Financial Services            Siemens
BellSouth               Liberty Mutual Insurance Company           Staples
Cardinal Health         Lucent Technologies                        Teradyne
CIGNA                   Marriott International                     VerticalNet

Technology Infrastructure and Capabilities

   The internal network on which we operate and develop our products consists of a series of high-performance, fault-resistant servers, routers and Internet-networking equipment provided by leading hardware companies such as Dell and Cisco. Our multi-tiered network utilizes Microsoft COM/DCOM Microsoft Transition Server programming languages and was designed to scale rapidly. Our network's open architecture supports all leading web browsers and computer platforms, and most commercial database systems and popular human resource management systems. We use industry standard secure socket layer encryption, combined with a challenge/response authentication system, to help ensure data security.

   Our infrastructure is managed by more than a dozen individuals responsible for network engineering and maintenance. These individuals are skilled in Microsoft NT, Solaris Sun Unix, Novell networks, Microsoft Exchange, VPN networks, RAS server networking protocols and system maintenance as well as web-based networking protocols. Our internal networks are hosted at two locations in Wayne, Pennsylvania and Lincoln, Nebraska, in secured server rooms that include fire suppression systems. We maintain and update disaster recovery and offsite backup procedures as needed.

   We have developed customized, integrated internal systems designed to maximize productivity and to aid in the management of our business. For example, our internal accounting system, which is based on Oracle software, interfaces with our key outside vendors for rapid payroll processing and invoicing. We also maintain wide area and virtual private networks, based on Microsoft Windows NT, to link all of our offices and provide our employees with email and access to both the Internet and a proprietary intranet site.

   In addition to our internal network, we have an agreement with Exodus Communications, Inc., an Internet service provider located in San Jose, California, to host our network and web-based software modules, including each customer's private and secure database of human resource information. Exodus maintains fully redundant, high-speed network connections using T3 lines, and provides nightly data back-up and 24 hours per day, seven days per week network monitoring and disaster recovery services. International Data Corporation recently named Exodus as the top U.S.-based hosting service provider.

Competition

   The market for our products and services is competitive, dynamic, highly fragmented and subject to frequent technological changes. We compete with companies that offer one or more of the products or services we offer, such as providers of human resource strategy consulting, recruitment services, employee assessment and training services, and both web-based and non-web-based human capital management software applications.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and greater financial, technical, marketing and public relations resources than we do. However, we believe that there are few, if any, competitors that offer products and services that provide a comprehensive solution to organizations' critical human capital management needs in all three phases of the human capital management process, which include hiring, deployment and retention.

   In each of these three phases of hiring, deployment and retention, we compete with organizations ranging from independent consultancies to large international firms providing outsourced human capital management products and services, as well as the internal human resource staffs of our customers and potential customers. In the software applications area, we compete with recruiting software offered by providers such as Webhire, the Softshoe(TM) product by Hotjobs.com and products offered by Icarian. In hiring and pre-employment testing and assessment, some of the companies with which we compete are Qwiz and Development Dimensions International (DDI). In offering web-based training, we compete with organizations such as Click2Learn, Smartforce and Skillsoft.

   In the hiring services area, we compete with small and large executive search firms, including organizations such as divisions of TMP Worldwide, which also owns Monster.com, and divisions of Korn Ferry International such as FutureStep. In the area of onsite and offsite recruitment management, we compete with organizations such as Aon and Management Recruiters International. In our retention consulting practice, we compete with survey management companies such as The Gallup Organization and International Survey Research.

   In our ebusiness technology services segment, one source of competition is the internal technological staffs of our customers and potential customers. If an organization decides to use an external provider for some or all of its ebusiness technology needs, our principal sources of competition include traditional information technology consulting and integration companies, facilities management and management information systems outsourcing companies and Internet professional services and access providers.

   We believe the key competitive factors in our markets are quality, breadth of product and service offerings and price. We believe our comprehensive range of HCM solutions, in-house ebusiness technology expertise, 13 years of HCM consulting experience, speed of execution and the reliability of our products and services provide us with a competitive advantage and differentiate us from our competitors.

Intellectual Property

   We believe that the proprietary nature of our TalentPoint Portfolio provides us with a competitive advantage over other providers of HCM products and services that do not include a proprietary software HCM solution. We rely upon a combination of copyrights, trademarks, service marks, trade secrets and trademark laws and employee and third party non-disclosure agreements to protect our proprietary rights.

   We have registered or are in the process of registering our trademarks. We intend to seek registration of any additional trademarks we develop in relation to our TalentPoint Portfolio software applications and our HCM consulting and ebusiness technology services. Our trademarks include all the names of our TalentPoint Portfolio modules. We also own 17 Internet domain names, including www.talentpoint.com, www.tpnt.com, www.raymondkarsan.com and www.rkaglobal.com.

   Our success depends, in part, upon our proprietary information. There can be no assurance that our agreements with employees, consultants and others who participate in the development of our software will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known. Furthermore, there can be no assurance that the measures taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or the content of our TalentPoint Portfolio modules, or independent development by others of similar technology or content.

   Despite our efforts to protect our proprietary information, it is possible that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks and domain names. This could decrease the value of our trademarks or domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries is unclear and is subject to change.

   We are not aware of any patent infringement charge or violation of other proprietary rights claimed by any third party relating to us or our products. However, the computer technology market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict.

Employees

   As of May 31, 2000, we had 472 employees, including 143 sales and marketing personnel, 96 HCM consultants, 96 professionals in our ebusiness technology group, 72 individuals in TalentPoint Portfolio product development and implementation and 65 individuals in administration and finance. There are no collective bargaining agreements covering any of our employees. We have never experienced any labor disruptions, nor are we aware of any efforts to organize our employees, and we consider our relations with our employees to be good.

Facilities

   We serve our customers through a network of 18 corporate offices located throughout the U.S. and in Hyderabad, India and London, England. Our Wayne, Pennsylvania office location currently serves as our corporate headquarters. Our India office primarily serves as a recruitment center for non-U.S. technical personnel to work in our ebusiness technology services group.

   We do not own any real estate. The total square footage of office space under lease as of March 31, 2000 was approximately 95,000 square feet. Our office leases generally have three to five year terms. We believe that our office facilities are adequate for our needs and that we can expand our facilities if needed.

Legal Proceedings

   From time to time, various inquiries, potential claims and charges are made, asserted or commenced by or against us, principally arising from or related to contractual relations. We believe that no claim currently pending, individually and the aggregate with any other claims, will have any material adverse effect on our consolidated financial position or results of operations, although no assurance can be made in this regard.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees and their ages as of May 31, 2000 are as follows:

              Name              Age                   Position
              ----              ---                   --------
 Executive Officers and
  Directors
                                    Chairman of the Board and Chief Executive
 Nooruddin ("Rudy") S. Karsan..  42 Officer
 Bill L. Erickson..............  51 Vice Chairman of the Board and Executive
                                    Vice President -HCM Consulting, Deployment
                                    and Retention Services and TalentPoint
                                    Portfolio
                                    Chief Operating Officer, Secretary,
 Elliot H. Clark...............  38 Treasurer and Director
 Donald F. Volk................  50 Chief Financial Officer
                                    Executive Vice President - Sales and
 Troy A. Kanter................  32 Marketing
                                    Executive Vice President - eBusiness
 Anita A. Sakuru...............  30 Technology Services
 P. Grant Parker...............  42 Executive Vice President - HCM Consulting,
                                    Talent Acquisition and Recruitment Services
 John C. Rutherford............  50 Director
 Archie L. Jones, Jr...........  29 Director

 Key Employees
 Kevin E. Kruse................  33 Senior Vice President - TalentPoint
                                    Portfolio
 Ellen E. Thompson.............  32 Senior Vice President - TalentPoint
                                    Portfolio Product Development
 Kevin T. Hudson...............  46 Senior Vice President - HCM Consulting,
                                    Talent Acquisition and Recruitment Services
 Roger E. Lipson...............  38 Senior Vice President - HCM Consulting,
                                    Retention Services
 Raghuveer Sakuru..............  33 Senior Vice President - eBusiness
                                    Technology Services
 Thomas J. Connolly............  35 Senior Vice President - eBusiness
                                    Technology Services
 Shawn M. Sterling.............  31 Vice President of Customer Service -
                                     TalentPoint Portfolio
 Grant R. Coren................  37 Vice President - HCM Consulting, Talent
                                    Acquisition and Recruitment Services
 Lisa A. Butler................  34 Corporate Controller
 Richard P. Ongirski...........  41 Vice President - HCM Consulting, Deployment
                                    and Retention Services

Executive Officers and Directors

   Nooruddin ("Rudy") S. Karsan co-founded TalentPoint in 1987 and has served as the Chairman of our Board of Directors since 1997, and as our Chief Executive Officer since 1991. From 1987 until 1991, Mr. Karsan was one of the principal executive officers of our company. From 1979 to 1987, Mr. Karsan was an actuary for the Mercantile & General Insurance Company in Toronto, Canada. Mr. Karsan holds the designation of Fellow of the Society of Actuaries.

   Bill L. Erickson has been our Vice Chairman of our Board of Directors and Executive Vice President - HCM Consulting, Deployment and Retention Services, since he joined TalentPoint in 1997. From 1995 until 1997, he was chief executive officer of Human Resources Innovations, Inc., a company he co-founded which provided employee survey research and consulting and that was acquired by TalentPoint in 1997. Prior to that, Mr. Erickson was with The Gallup Organization from 1979 to 1994, most recently serving as the executive vice president of the Management Research Division.

   Elliot H. Clark joined TalentPoint in 1991 and has been our Chief Operating Officer since 1999 and a director on our Board of Directors since 1997. From 1992 until 1999 Mr. Clark served as a general manager in the talent acquisition services division. In addition, Mr. Clark has served as our Secretary and Treasurer since 1997. Mr. Clark's legal name is Eliot H. Chack, but he uses for business purposes, and is known in the industry as, Elliot H. Clark.

   Donald F. Volk joined TalentPoint in 1996 as our Chief Financial Officer. From 1987 until 1996, Mr. Volk was a partner in the accounting firm of Brinker, Simpson, Nicastro & Volk. He received a Masters of Science degree in Taxation from the Villanova University School of Law. Mr. Volk has been a Certified Public Accountant since 1973.

   Troy A. Kanter joined TalentPoint in 1997 and has served as our Executive Vice President - Sales and Marketing since 1999. From 1997 to 1999, he managed our HCM Consulting, Retention Services operations. From 1995 until 1997, Mr. Kanter was the president of Human Resources Innovations, Inc., a company he co-founded which provided employee survey research and consulting and that was acquired by TalentPoint in 1997. Prior to that, he was with that The Gallup Organization from 1990 to 1994, most recently serving as vice president of Client Services.

   Anita A. Sakuru has served as our Executive Vice President - eBusiness Technology Services since she joined TalentPoint in 1996. From 1994 to 1996, she was a managing principal of Pragma, Inc., a company she co-founded which provided ebusiness and information technology consulting and which we acquired in 1996. In addition, from 1991 to 1996, Ms. Sakuru worked as a consultant for several organizations in the information technology Industry. Ms. Sakuru is married to Raghu Sakuru, our Senior Vice President - eBusiness Technology Services.

   P. Grant Parker joined TalentPoint in 1988 and has been our Executive Vice President - HCM Consulting, Talent Acquisition and Recruitment Services since 1999. He has been a member of our management team since 1991. Prior to joining our company, Mr. Parker was responsible for major account development at Clement Communications from 1984 to 1988.

   John C. Rutherford joined TalentPoint as a member of our Board of Directors in December 1999. Mr. Rutherford is a founding Managing Director of Parthenon Capital, Inc., a private equity investment firm which was formed in 1998 and an affiliate of Parthenon Investors, L.P., one of the investors in our December 1999 equity financing. He also is co-founder and Chairman of The Parthenon Group, a strategic advisory consulting and principal investment firm. Prior to founding The Parthenon Group in 1991, Mr. Rutherford served as a Director of Bain & Company. He has over 20 years experience as a management consultant and private equity investor. He holds a Masters of Business Administration from the Harvard Business School and a Masters of Science in Computer Science from the University of Connecticut.

   Archie L. Jones, Jr. joined TalentPoint as a member of our Board of Directors in December 1999. Since 1998, Mr. Jones has been a senior associate at Parthenon Capital, Inc., a private equity investment firm and an affiliate of Parthenon Investors, L.P., one of the investors in our December 1999 equity financing. In 1996, Mr. Jones served as a strategy consultant to The Parthenon Group. From 1993 to 1996, Mr. Jones was a financial analyst at Stonington Partners, Inc., a private equity fund. Mr. Jones holds a Masters of Business Administration from the Harvard Business School.

Key Employees

   Kevin E. Kruse joined TalentPoint in 1997 and currently serves as our Senior Vice President - TalentPoint Portfolio and is responsible for the day-to-day operating management of that business. From 1997 to 1999, he managed our HCM Consulting, Deployment Services operations. From 1993 until 1997, Mr. Kruse was the president of Advanced Consulting, Inc., a company he founded which provided multimedia and web-based corporate orientation and training programs and that was acquired by TalentPoint in 1997. Mr. Kruse is the co-author of Technology Based Training, a text dealing with web-based training.

   Ellen E. Thompson has served as our Senior Vice President - TalentPoint Portfolio Product Development since she joined TalentPoint in 2000. Ms. Thompson is responsible for product development and customer service for our TalentPoint Portfolio business. From 1993 until 2000, she was chief executive officer of Know It All, Inc., a company she founded which provided online employee skills assessment and training programs and that was acquired by TalentPoint in 2000.

   Kevin T. Hudson joined TalentPoint in 1993 and, since 1998, Mr. Hudson has served as our Senior Vice President - HCM Consulting, Talent Acquisition and Recruitment Services, for which he is responsible for sales, marketing and product development. From 1993 to 1998, Mr. Hudson led the technology and staffing solutions components of our HCM Consulting, Talent Acquisition and Recruitment Services operations. From 1990 until he joined our company, Mr. Hudson served as director of human resources and director of staffing for Arco Chemical (a division of Atlantic Richfield).

   Roger E. Lipson has served as the Senior Vice President - HCM Consulting, Retention Services since he joined TalentPoint in 1998. He is also a lead consultant for a number of TalentPoint's key accounts. Prior to joining our company, Mr. Lipson was with The Gallup Organization for 14 years, most recently serving as Vice President.

   Raghuveer Sakuru joined TalentPoint in 1996 and has served since that time as our Senior Vice President - eBusiness Technology Services, with responsibility for the New England region. Prior to joining our company, he was a managing principal of Pragma, Inc., a company that he co-founded which provided ebusiness and information technology consulting and which we acquired in 1996. Prior to joining our company, since 1991, he has worked as a consultant for several organizations in the information technology industry. Mr. Sakuru is married to Anita A. Sakuru, our Executive Vice President -
 eBusiness Technology Services.

   Thomas J. Connolly joined TalentPoint in 1998 and has served since that time as our Senior Vice President - eBusiness Technology Services, with responsibility for the Mid-Atlantic region. From 1994 to 1998, he was president of Software Support Services, Inc., a company he founded in 1994 which provided ebusiness and information technology consulting and which we acquired in 1998. He received his Masters degree in Electrical and Computer Engineering from Villanova University in 1990.

   Shawn M. Sterling joined TalentPoint in 1997. Since 1999, he has served as our Vice President of Customer Service - TalentPoint Portfolio. From 1997 to 1999, he was responsible for managing our HCM Consulting, Retention Services business. From 1995 to 1997, Mr. Sterling was vice president of operations with Human Resource Innovations, Inc., a company which provided employee survey research and consulting that was acquired by TalentPoint in 1997. From 1991 to 1995, Mr. Sterling was with The Gallup Organization, where he was a project manager.

   Grant R. Coren joined TalentPoint in 1996, establishing the organization's first European operation, in London, and he has been our Vice President - HCM Consulting, Talent Acquisition and Recruitment Services since January 2000. His responsibilities include general management of our Global Pharmaceutical Practice. From 1993 until 1996, he was managing director of PharmaSearch Limited, a company he founded which provided executive search services to the pharmaceutical and healthcare industries on a pan-European basis. Dr. Coren received his Ph.D. in the Molecular Biology of Cancer Research from Charing Cross & Westminster Medical School, London.

   Lisa A. Butler joined TalentPoint as our Corporate Controller in August 1999. Prior to joining our company, Ms. Butler provided independent accounting and Securities and Exchange Commission reporting services for privately held and publicly traded companies from February 1999 to August 1999. From 1995 to 1999, she served as director of finance for Home Health Corporation of America. From 1987 to 1995, Ms. Butler was an accountant with Coopers & Lybrand, LLP, the last three years serving as an audit manager. Ms. Butler has been a Certified Public Accountant since 1989.

   Richard P. Ongirski joined TalentPoint in 1991 and has managed our HCM Consulting, Deployment and Retention Services business since January 2000. From 1994 to 1999, Mr. Ongirski managed the managed care and healthcare practices in our HCM Consulting, Talent Acquisition and Recruitment Services business.
Prior to that, Mr. Ongirski was one of our key client relationship managers. He has had responsibility for managing TalentPoint's largest clients for each of the past five years (1994 to 1999).

   Messrs. Rutherford and Jones, Jr. were appointed to our Board in connection with our 1999 equity financing. See "Related Party Transactions - Shareholders Agreement." Upon completion of the offering, we expect to appoint at least one additional independent director.

   Our executive officers are elected by the Board and serve at the discretion of the Board.

Classified Board of Directors

   Upon completion of the offering, our Board will consist of six directors. In accordance with the terms of our amended and restated charter and bylaws, each of which will become effective upon the completion of the offering, our Board of Directors will be divided into three classes that will serve staggered three-year terms, as follows:

                           Initial
     Class                Expiration                   Member
     -----                ----------                   ------
     Class I.............    2001    Messrs. Karsan and Clark
     Class II............    2002    Messrs. Rutherford and Erickson
     Class III...........    2003    Mr. Jones and the new director to be added

Board Committees

   Our Board has established a compensation committee and an audit committee.

   The compensation committee consists of Messrs. Rutherford, Clark and Erickson. The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our executive officers. The compensation committee also administers our bonus and other incentive arrangements, not including the grant of stock options. The 2000 Stock Option Plan is administered by the full Board.

   The audit committee consists of Messrs. Rutherford and Jones, Jr. The audit committee makes recommendations to the Board regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants, and reviews and evaluates our control functions. Upon completion of the offering, we expect to appoint an additional independent director to the audit committee.

   Our Board of Directors does not have a nominating committee. The selection of nominees for the Board will be made by the entire Board. The Board may from time to time establish other committees to facilitate our management.

Compensation Committee Interlocks and Insider Participation

   Prior to December 1999, our Board of Directors did not have a compensation committee, and all compensation decisions relating to our executive officers were made by the full Board of Directors. Since December 1999, our compensation committee, which includes Messrs. Clark and Erickson, who are each executive officers, has made all compensation decisions regarding our executive officers. None of our directors or executive officers serves as a member of the compensation committee or other board committee performing equivalent functions of any other company whose directors or executive officers serve on our compensation committee.

Director Compensation

   Directors serving on our Board currently are not entitled to receive any compensation for serving on the Board. Our directors are reimbursed for their out-of-pocket expenses incurred in connection with their services. Following the completion of the offering, directors who are not our employees or who are not otherwise affiliated with us or our principal shareholders will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to us. Compensation arrangements for independent directors established by our Board could be in the form of cash payments and/or option grants.

Executive Compensation

 Summary of Compensation

   The following table sets forth the compensation we paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers who earned more than $100,000 for services rendered in all capacities during 1999 and for one individual who would have been one of our most highly compensated executive officers but for the fact that he was not an executive officer as of December 31, 1999. These executives are referred to as the named executive officers elsewhere in this prospectus.

                           Summary Compensation Table

                                                      Long-Term
                                        Annual       Compensation
                                     Compensation       Awards
                                   ----------------- ------------
                                                      Securities   All Other
                                    Salary   Bonus    Underlying  Compensation
 Name and Principal Position  Year    ($)     ($)    Options (#)     ($)(2)
 ---------------------------  ---- -------- -------- ------------ ------------
Rudy S. Karsan............... 1999 $375,000 $ 94,944    21,750       $2,500
 Chief Executive Officer

Bill L. Erickson............. 1999  150,000  102,250       --         2,500
 Executive Vice President -
   HCM Consulting, Deployment
  and Retention Services and
  TalentPoint Portfolio

Elliot H. Clark.............. 1999  160,000   80,000     5,550        2,500
 Chief Operating Officer,
  Secretary and Treasurer

Troy A. Kanter............... 1999  150,000  102,250       --         2,500
 Executive Vice President -
   Sales and Marketing

Anita Sakuru................. 1999  150,000  129,089    31,850        2,500
 Executive Vice President -
   eBusiness Technology

Barry Raymond(1)............. 1999  325,000      --        --           --
 Former President

---------------------
(1) Mr. Raymond's employment with us terminated in December 1999.
(2) The amounts indicated reflect the value of our contributions for each of the named executive officers to our 401(k) defined contribution plan.

 Option Grants During Fiscal 1999

   The following table sets forth information with respect to stock options granted to our named executive officers in 1999.

                             Options Grants in 1999

                                     Individual Grants              Potential Realizable
                         ------------------------------------------ Gain at Assumed Rates
                         Number of  Percent of                      of Stock Appreciation
                         Securities   Total                           for Option Terms
                         Underlying  Options   Exercise                  Compounded
                          Options   Granted to  or Base                  Annually(3)
                          Granted   Employees    Price   Expiration ----------------------
Name                       (#)(1)    in 1999   ($/Sh)(2)    Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- -----------
Rudy S. Karsan..........   21,750      5.2%      $3.50    01/15/02  $   11,999 $   25,197
Bill L. Erickson........      --        --         --          --          --         --
Elliot H. Clark.........    5,550      1.3%       3.50    01/15/02       3,062      6,430
Troy A. Kanter..........      --        --         --          --          --         --
Anita Sakuru............   31,850      7.6%       3.50    01/15/02      17,571     36,898
Barry Raymond...........      --        --         --          --          --         --

---------------------
(1) All options granted were non-qualified stock options and are exercisable in whole or in part only on the first three anniversaries of the grant date.
(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant as determined by our Board of Directors.
(3) Potential realizable values are net of exercise price, but before the payment of taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

 Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values

   The following table sets forth certain information regarding options exercised by our named executive officers in 1999 and options for the purchase of common stock that were held by the named executive officers at December 31, 1999.

                                                       Number of Securities       Value of Unexercised
                            Shares                    Underlying Unexercised          In-the-Money
                           Acquired                   Options at FY-End (#)     Options at FY-End ($)(1)
                              on         Value     ---------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable(2) Exercisable Unexercisable
----                     ------------ ------------ ----------- ---------------- ----------- -------------
Rudy S. Karsan..........    29,200      $47,146         --          54,450           --
Bill L. Erickson........    29,100       46,985         --          51,850           --
Elliot H. Clark.........    24,850       40,123         --          45,700           --
Troy A. Kanter..........     4,250        6,862         --           6,950           --
Anita Sakuru............       --           --          --          31,850           --
Barry Raymond...........    29,100       46,985         --             --            --           --

---------------------
(1) Based on an assumed initial public offering price of $   per share, less the
    exercise price, multiplied by the number of shares underlying the option.
(2) Options are exercisable in whole or in part only on the first three anniversaries of the option grant date.

Bonus and Severance Arrangements

   We have agreed to pay Messrs. Clark, Kanter and Erickson each a bonus in an amount equal to 1% of our earnings before interest taxes, depreciation and amortization in 2000, with each to receive a guaranteed minimum bonus of $75,000. In addition, our Board has authorized Mr. Karsan to award additional performance bonuses for the year 2000 to our executive officers in an amount for each executive officer of up to $150,000. The recipient and the amount of the bonus and the performance criteria for the bonus will be determined in Mr. Karsan's sole discretion.

   We have agreed that in the event we terminate Mr. Volk's employment prior to the completion of an initial public offering of our common stock, we will cancel a $240,000 loan payable by Mr. Volk to us as a severance benefit, and we will pay any taxes payable by him as a result of such cancellation. We have also agreed to cancel the note and provide this tax benefit in the event Mr. Volk continues to be an employee until the maturity date of the note, which is October 17, 2002. See "Related Party Transactions - Loans in Connection with Stock Purchases."

Employee Benefit Plans

 2000 Stock Option Plan

   Our 2000 Stock Option Plan is intended to enable us to:

  . provide selected directors, executive officers, key employees and consultants with incentives to maximize shareholder value; and

  . attract and retain the best candidates for positions of substantial responsibility.

   This plan provides for the grant of incentive stock options and non-qualified stock options and is administered by our Board of Directors or a subcommittee designated by the Board. The persons receiving grants of options under the plan, the number of shares subject to those options, and the exercise price, vesting conditions and other terms of those options are determined by our Board of Directors or its subcommittee.

   A grantee of an incentive stock option will not recognize taxable income upon either the grant or exercise of the incentive stock option. A grantee who disposes of the shares acquired upon exercise of an incentive stock option after two years from the date the incentive stock option was granted and after one year from the date such shares were transferred to him or her upon exercise of the incentive stock option will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. We will not be entitled to any tax deduction by reason of the grant or exercise of the incentive stock option. A disposition of shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements referenced above is known as a "disqualifying disposition." Generally, the gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and we will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the grantee held his or her shares prior to the disposition.

   There are no federal income tax consequences to a grantee or to us upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the nonqualified stock option, and we will generally be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of an nonqualified stock option, a grantee will have a capital gain or loss, long-term or short-term depending upon the length of time the shares were held, in an amount equal to the difference between the amount realized upon the sale and the fair market value of the shares on the date of exercise.

   Unless our Board of Directors or its subcommittee determines otherwise for nonqualified stock options, no option granted under this plan may be transferred, except by will or inheritance. All options granted under the plan will expire no later than 10 years following their date of grant, and no options may be granted later than

10 years following the date the plan was adopted. Shares of common stock subject to an exercisable option may be purchased by the option holder upon payment of the option exercise price in cash, by check or, in the discretion of our Board of Directors or its subcommittee, upon delivery of shares of common stock with a fair market value equal to the option exercise price.

   Upon the disposition of more than 50% of our common stock, our liquidation, a sale of substantially all of our assets or other similar types of transactions, this plan provides that our Board of Directors or its subcommittee may, in its discretion, accelerate the vesting of outstanding options, exchange outstanding options for new options to purchase shares of any successor company, or cancel outstanding options in exchange for a payment of the option "spread," the difference between the option exercise price and the then fair market value of the stock subject to the option. The offering described in this prospectus will not trigger this discretionary right of our Board of Directors or its subcommittee.

   A total of 2,000,000 shares of common stock have been authorized for issuance under this plan, none of which are subject to options that have been granted as of the date of this prospectus. In addition to shares available under this plan, we have options outstanding to purchase a total of 687,050 shares of common stock that were granted before we adopted this plan. These options are subject to the same terms and conditions as provided under the 2000 Stock Option Plan.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Our bylaws provide that none of our directors will be personally liable to us or our shareholders for monetary damages for any action taken or failure to take any action, unless:

  . such director has breached or failed to perform the duties of his or her office under Pennsylvania law; and

  . the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   In addition, our bylaws provide that we shall indemnify our directors and officers for expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she met the standard of conduct set forth under Pennsylvania law, namely that he or she has acted in good faith and in a manner he or she believed to be in our best interest, or in the case of a criminal proceeding that he or she had no reasonable cause to believe his or her conduct was unlawful. Our bylaws also provide that we may advance expenses to any director or officer upon our receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

   We maintain directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under our bylaws.

                           RELATED PARTY TRANSACTIONS

Shareholder Loans

   In mid-1999 we borrowed $1.1 million from 10 of our shareholders for working capital purposes including $225,000 from Rudy Karsan, $200,000 from Bill Erickson and $100,000 from Elliot Clark, each of whom is an executive officer and a member of our Board of Directors. In return, we issued unsecured term notes to each of the lenders bearing interest at 15% per annum. The term of the notes expired on the later of December 1, 1999 or the date on which our payment of the notes would not result in an event of default under our bank line of credit. In December 1999, we repaid these notes including accrued interest at 15% per annum.

Redeemable Class B Common Stock Private Placement

   In December 1999, we sold 98,948 shares of our redeemable Class B common stock and warrants to purchase our Class A common stock at a purchase price of $22.0 million. Of this amount, Parthenon Investors, L.P. and PCIP Investors purchased 90,699 shares for approximately $19.8 million. Parthenon and PCIP are affiliated with one another and became affiliates of our Company as a result of the transaction. See "- Shareholders Agreement and "Principal Shareholders." Each share of redeemable Class B common stock was convertible, at the option of the holder, at any time, into 50 shares of Class A common stock, subject to adjustments to prevent dilution. On June 16, 2000, the holders of our redeemable Class B common stock agreed to convert 19,208 shares of our redeemable Class B common stock into 454,653 shares of our Class A common stock, effective upon the date of filing of the registration statement of which this prospectus is a part, which occurred on June 23, 2000. They also agreed to convert an additional 19,208 shares of our redeemable Class B common stock, effective immediately prior to the completion of the offering, into a number of shares of our Class A common stock equal to the redemption value of these redeemable Class B common shares divided by the initial public offering price
per share or, assuming an initial public offering price of $    per share,
shares of our common stock. These holders also agreed to convert the remaining 60,532 shares of our redeemable Class B common stock into 3,026,600 shares of our Class A common stock effective immediately prior to the completion of the offering. Accordingly, upon completion of the offering, the investors will own shares, or % of our outstanding common stock, and there will be no redeemable Class B common stock outstanding.

   Holders of our redeemable Class B common stock were entitled to notice of any shareholders' meeting and to vote on any matters on which the Class A common stock may be voted, other than elections of directors. Each share of redeemable Class B common stock was entitled to a number of votes equal to the number of shares of Class A common stock into which a share of redeemable Class B common stock was then convertible. In addition, the approval of the holders of a majority of the then outstanding redeemable Class B common stock was required in order for us to effect any changes in the powers, preferences or rights of the redeemable Class B common stock or to take certain other specified actions that would adversely affect the rights of the holders of the redeemable Class B common stock.

   In connection with our December 1999 private placement, we issued warrants to purchase in the aggregate 2,099,400 shares of our Class A common stock at an average weighted exercise price of $7.56 per share. Of these, warrants to purchase 116,210 shares have been exercised by investors in our December 1999 private placement and warrants to purchase 495,250 shares owned by investors in our December 1999 private placement will be cancelled upon completion of the offering. See "The Reclassifications - Our Warrants."

   We have an agreement with the investors in our December 1999 private placement that in the event we are required to recognize any tax liability as a result of any of our prior acquisitions or mergers, the investors will be entitled to either a return of cash in an amount equal to 47% of the total tax liability required to be recognized by us or a distribution of additional equity in the form of common stock equal to such amount. Our Board of Directors will make the determination as to whether any such adjustment will be satisfied with cash or a distribution of stock.

Bridge Financing

   On June 16, 2000, we entered into a bridge financing in which we issued promissory notes in the aggregate principal amount of $10.0 million to Parthenon Investors, L.P. and PCIP Investors for aggregate cash proceeds of $8.1 million, representing an original initial issue discount of $1.9 million. In connection with the bridge financing, Parthenon and PCIP also exercised warrants to purchase an aggregate of 116,210 shares of our Class A common stock at an aggregate exercise price of $1.9 million.

   The bridge notes mature on June 16, 2004 and bear interest at a stated annual rate of 13% on the principal amounts for the first year and 16% thereafter. We must pay interest on the bridge notes quarterly. We must pay in cash at least that portion of the quarterly accrued interest which is sufficient for the bridge lenders to pay federal and state income taxes on the accrued interest and original issue discount on the notes, and we must pay the remaining accrued interest by issuing additional promissory notes in the principal amount of the remaining interest payable. The bridge notes are subordinated to our Loan Agreement. We will be required to issue 348,630 shares of our common stock to the bridge lenders if we do not repay the bridge notes by June 16, 2001, and we will be required to issue an additional 58,105 shares for each of the four months thereafter (up to an aggregate of 232,420 shares) if any amounts remain outstanding under the bridge notes as of the end of each such month. The bridge notes are prepayable at any time without penalty and will be prepaid in full with a portion of the net proceeds of the offering.

   Until the bridge notes are fully repaid, we are required to obtain the prior consent of at least one director on our board of directors who has been nominated by our investors in order to issue or sell any stock, notes or other securities other than:

  . shares of common stock issuable upon the exercise of warrants outstanding;

  . shares of common stock and options to purchase common stock issued to employees, officers or directors pursuant to options, warrants or rights outstanding as of June 16, 2000 or pursuant to a plan approved by our Board of Directors;

  . shares of Class A common stock in one or more private placements, provided that the aggregate number of shares issued, or issuable pursuant to options or warrants in connection with such private placements, does not exceed 20% of our outstanding stock;

  . notes issued pursuant to our senior credit facility or as provided under the terms of our stockholders agreement; and

  . shares of common stock issued in the reclassifications and this offering.

Shareholders Agreement

   In connection with the private placement of our redeemable Class B common stock, we entered into a stockholder agreement with the investors in our redeemable Class B common stock and our other shareholders. In accordance with
this agreement, shareholders holding     % of our common stock after the
offering have agreed to vote their shares in favor of two directors designated by Parthenon Investors, L.P. to our Board of Directors and also have the right to appoint two directors to the board of directors of TalentPoint Technologies, Inc., our operating subsidiary. Accordingly, Messrs. Rutherford and Jones, Jr., designees of the holders of the Class B common stock, have been elected to our Board of Directors. This right expires at the time that the investors own less than 50% of their original investment or two years after an initial public offering of our common stock, whichever occurs first.

Registration Rights Agreement

   In connection with our private placement, we have entered into a registration rights agreement with the investors in our redeemable Class B
common stock, who will own          shares of common stock upon completion of
the offering. Under this registration rights agreement, these investors have the right, exercisable at any time after six months after the offering, to demand the registration of their common stock. In addition, each time we propose to register any of our securities under the Securities Act, whether for our own account or for other shareholders, these investors are entitled to have their shares of common stock registered by us as well, unless we are registering our securities on Form S-4 or Form S-8. The registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration by these investors. We must pay expenses related to the registration and distribution of our shares of common stock held by these investors under the registration rights agreement.

Redemptions of Stock

   On December 16, 1999, we redeemed shares of our Class A common stock from Barry Raymond, a co-founder, former director and President, for an aggregate purchase price of $6.9 million, equal to approximately $3.44 per share.

Acquisition of Human Resource Innovations, Inc.

   In 1997, we purchased all of the stock of Human Resource Innovations, Inc., a company owned by Troy A. Kanter and Bill L. Erickson, two of our executive officers. In exchange for their stock of Human Resources Innovations, Inc., each of Mr. Erickson and Mr. Kanter received 500,000 shares of our Class A common stock.

Management Agreement

   We are a party to a management agreement with Parthenon Capital, Inc., an affiliate of Parthenon Investors, L.P. Under this agreement, Parthenon Capital, Inc. provides advisory services to us for an annual management fee of $75,000. This agreement is for a period of five years, terminating on December 16, 2004, and does not expire upon completion of the offering. We can terminate the management agreement prior to its expiration if Parthenon Investors, L.P. holds securities representing less than 1,335,150 shares of our common stock.

Confidentiality and Non-competition Agreements

   All of our executive officers have executed agreements which preclude them from disclosing any confidential and proprietary information or trade secrets during the term of their employment and at any time thereafter. In addition, these agreements prohibit our executive officers from soliciting our customers or competing with our business for periods ranging from one to two years after he or she is no longer employed by us.

Loans in Connection With Stock Purchases

   Stock Purchase by Elliot H. Clark. In January 2000, Mr. Clark executed a promissory note in favor of us for approximately $63,000 as partial consideration for his purchase of 40,150 shares of our Class A common stock pursuant to his exercise of stock options. The promissory note is full recourse, has a term of three years, provides for annual payments of approximately $21,000, carries no interest and is secured, pursuant to a security agreement, by all of our capital stock held or thereafter acquired by him. Upon a default under the note, the unpaid portion of the note will become immediately due and payable together with interest from the original date of the note at 15% per annum.

   Stock Purchase by Bill L Erickson. In January 2000, Mr. Erickson executed a promissory note in favor of us for approximately $108,000 as consideration for his purchase of 51,850 shares of our Class A common stock pursuant to his exercise of stock options. The promissory note is full recourse, has a term of four years, provides for annual payments of approximately $27,000, carries no interest and is secured, pursuant to a security agreement, by all of our capital stock held or thereafter acquired by him. Upon a default under the note, the unpaid portion of the note will become immediately due and payable together with interest from the original date of the note at 15% per annum.

   Stock Purchase by Rudy S. Karsan. In January 2000, Mr. Karsan executed a promissory note in favor of us for approximately $68,000 as consideration for his purchase of 32,700 shares of our Class A common stock pursuant to his exercise of stock options. The promissory note is full recourse, has a term of four years, provides for annual payments of approximately $17,000, carries no interest and is secured, pursuant to a security agreement, by all of our capital stock held or thereafter acquired by him. Upon a default under the note, the unpaid portion of the note will become immediately due and payable together with interest from the original date of the note at 15% per annum.

   Stock Purchase by P. Grant Parker. In January 1997, Mr. Parker executed a promissory note in favor of us for approximately $75,000 as partial consideration for his purchase of shares of stock in one of the companies under which we previously did business pursuant to his exercise of stock options. The promissory note was full recourse had a term of three years, provided for annual payments of approximately $25,000, carried no interest and was not secured. Mr. Parker paid this note in full, without interest, in January 2000.

   Stock Purchase by Donald F. Volk. In October 1997, Mr. Volk executed a promissory note in favor of us for approximately $240,000 as consideration for his purchase of shares of common stock in one of the companies under which we previously did business. The promissory note is full recourse, has a term of five years, carries no interest and is secured, pursuant to a security agreement, by all of our capital stock held or thereafter acquired by Mr. Volk. Upon a default under the note, the unpaid portion of the note will become immediately due and payable, together with interest from the original date of the note at 15% per annum. We have agreed that in the event we terminate Mr. Volk's employment without cause prior to the completion of an initial public offering of our common stock, we will cancel the note and pay any taxes payable by Mr. Volk as a result of such cancellation. We have also agreed to cancel the note and provide this tax benefit in the event Mr. Volk continues to be an employee until the maturity date of the note, which is October 17, 2002.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  .  each of our named executive officers;

  .  each of our directors;

  .  all of our directors and executive officers as a group; and

  . each other person known to us to own beneficially more than 5% of our outstanding shares.

   Unless otherwise noted below, the address of each shareholder in the table is 170 South Warner Road, Philadelphia, PA 19087 and, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. The information presented in the table assumes that the reclassifications described in "The Reclassifications" have occurred, excluding the conversion of 19,208 shares of our redeemable Class B common stock into Class A common stock that will occur immediately prior to completion of the offering.

                                                  Percent Beneficially Owned
                              Number of Shares  ------------------------------
  Name of Beneficial Owner   Beneficially Owned Before Offering After Offering
  ------------------------   ------------------ --------------- --------------
Parthenon Investors,
 L.P.(1)....................     3,860,531           33.6%             %
Parthenon Investment
 Advisors, LLC(1)(2)........     3,860,531           33.6%             %
Parthenon Investment
 Partners, LLC(1)(3)........     3,860,531           33.6%             %
Parthenon Capital,
 Inc.(1)(4).................     3,860,531           33.6%             %
Rudy Karsan(5)..............     2,220,800           20.2%             %
Bill L. Erickson(6).........       621,550            5.7%             %
Elliot H. Clark(7)..........       702,200            6.5%             %
Troy A. Kanter(8)...........       549,900            5.1%             %
Anita Sakuru(9).............        60,050             *               %
P. Grant Parker(10).........       769,700            7.1%             %
Barry Raymond...............           --             --             --
John C. Rutherford(11)......     3,942,051           34.2%             %
Archie L. Jones.............           --              *              *
Executive officers and
 directors as a group (9
 persons)(12)...............     8,949,551           75.4%             %

---------------------
   * Less than one percent
 (1) Located at 200 State Street, 8th Floor, Boston, Massachusetts 02109. Includes 676,848 shares issuable upon exercise of warrants. Does not include shares issuable upon the conversion of 17,872 shares of our redeemable Class B common stock upon completion of the offering.
 (2) Consists of shares held by Parthenon Investors, L.P., of which Parthenon Investment Advisors, LLC is the general partner and may be deemed thereby to beneficially own the shares.
 (3) Consists of shares held by Parthenon Investors, L.P., of which Parthenon Investment Partners, LLC is the managing member of Parthenon Investment Advisors, LLC, the general partner of Parthenon Investors, L.P. and may be deemed thereby to beneficially own the shares.
 (4) Consists of shares held by Parthenon Investors, L.P., which by contractual agreement with Parthenon Capital, Inc. may be deemed to beneficially own the shares.
 (5) Includes 155,950 shares issuable upon exercise of warrants.
 (6) Includes 40,600 shares issuable upon exercise of warrants and 50,000 shares held by a revocable trust of which Mr. Erickson is a co-trustee.
 (7) Includes 47,200 shares issuable upon exercise of warrants.
 (8) Includes 38,700 shares issuable upon exercise of warrants and 50,000 shares held by a revocable trust of which Mr. Kanter is a co-trustee.
 (9) Includes 4,300 shares issuable upon exercise of warrants.
(10) Includes 54,850 shares issuable upon exercise of warrants.
(11) Consists of 3,860,531 shares beneficially owned by Parthenon Investors, L.P., Parthenon Investment Advisors, LLC, Parthenon Investment Partners, LLC and Parthenon Capital, Inc. (collectively, the "Parthenon Entities") and 81,250 shares beneficially owned by PCIP Investors. Does not include shares issuable upon the conversion of 18,082 shares of our redeemable Class B common stock upon completion of the offering. Mr. Rutherford is a principal member of Parthenon Investment Partners, LLC and a Managing Director of Parthenon Capital, Inc. and may be deemed to beneficially own the shares held of record by the Parthenon Entities. In addition, Mr. Rutherford is a General Partner of PCIP Investors and may be deemed to beneficially own the shares held of record by PCIP Investors. Mr. Rutherford disclaims beneficial ownership of all shares held by the Parthenon Entities and all of the shares held by PCIP Investors, except to the extent of his pecuniary interest in the shares held by PCIP Investors.
(12) Includes 1,036,590 shares issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share and 100,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of June 16, 2000, there were 7,348,660 shares of Class A common stock outstanding held by 45 shareholders, and 98,948 shares of redeemable Class B common stock outstanding held by five shareholders. Prior to the completion of the offering, all of the outstanding shares of redeemable Class B
common stock will be converted into          shares of Class A common stock and
all of our Class A common stock will be reclassified into     shares of common
stock. Accordingly, upon completion of the offering, we will have shares of common stock issued and outstanding and no shares of Class A common stock, redeemable Class B common stock or preferred stock will be issued or outstanding.

   The following is qualified in its entirety by reference to our charter and our bylaws, copies of which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

   Holders of common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it generally becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter, although certain matters will require approval by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock. Holders of common stock are entitled to receive, as, when and if declared by the Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

   No liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

   Our Board of Directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in our control without further action by the common stockholders.

   Upon the completion of the offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Pennsylvania Law

   Our amended and restated charter and restated bylaws as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our charter, bylaws and Pennsylvania law is set forth below.

   Classified Board; Removal of Directors. Pursuant to our charter, the number of directors on our Board of Directors will be one or more as determined by a majority vote of our Board of Directors. The directors will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting. Initially, the terms of office of the three classes of directors will expire, respectively, at the annual meeting of shareholders in 2001, 2002 and 2003. After the expiration of the terms of the initial classified Board of Directors, the terms of the successors of each of the three classes of directors will expire three years from the year of their respective election. See "Management - Classified Board of Directors."

   Our bylaws provide that except as otherwise provided for or fixed by or pursuant to an amendment to the bylaws setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our Board of Directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

   These provisions of our bylaws would preclude a third party from removing incumbent directors and simultaneously gaining control of our Board of Directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

   Special Shareholders' Meetings and Right to Act by Written Consent. Our charter provides that a special meeting of shareholders may be called only by the Chairman of our Board or our Chief Executive Officer or upon a resolution adopted by a majority of our entire Board of Directors. Our shareholders are not permitted to call, or to require that the Board of Directors call, a special meeting of shareholders pursuant to the terms of our bylaws. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

   Procedures for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year's annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or 60 days after the annual meeting date, or the 15th day following the day on which we first publicly announced the special meeting. For nominations and proposals for any special meetings, our bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

   By requiring advance notice of nominations by our shareholders, this procedure will afford our Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our Board of Directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, we believe this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders and, to the extent deemed necessary or desirable by our Board of Directors, will provide our Board of Directors with an opportunity to inform our shareholders, prior to such meetings, of the Board of Directors' position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

   Although our bylaws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, our Chairman of the Board has the power to determine compliance with the shareholder notice procedure described above. Our bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

   Amendment of Our Charter and Bylaws. Unless previously approved by our Board of Directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

  . amend or repeal the provisions of our charter or bylaws with respect to the election and removal of directors, the right to call a special shareholders' meeting or the right of shareholders to vote by written consent;

  .  adopt any provision inconsistent with such provisions; and

  . amend or repeal the provisions of our charter with respect to amendments to our charter or our bylaws.

   In addition, our bylaws provide that the amendment or repeal by our shareholders of any bylaws made by our Board of Directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

   Pennsylvania Anti-Takeover Law. Pennsylvania law contains the following of statutory "anti-takeover" provisions applicable to us.

   Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a "business combination" with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation (an "interested shareholder") for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our Board of Directors or approved by a majority of those shareholders who are not an interested shareholder nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

   Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

  . the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments;

  . our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

  . the resources, intent and conduct of any person seeking to acquire control of us; and

  .  all other pertinent factors.

   Section 1715 further provides that any act of our Board of Directors, a committee of the Board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

   Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is StockTrans, Inc. StockTrans, Inc. is located at 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003 and its phone number is (610) 649-7300.

Listing

   We will apply to list the shares of our common stock on The Nasdaq Stock Market's National Market under the symbol "TPNT."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the offering, there has been no public market for our common stock. Based on the number of shares outstanding on June 16, 2000, upon completion of
the offering we will have outstanding an aggregate of             shares of our
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities
Act. The remaining                 shares of common stock that are held by
existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 promulgated under the Securities Act, which is summarized below.

   Shares of our common stock will be available for sale in the public market as follows:

  . 687,050 shares issuable upon exercise of outstanding options will be eligible for sale, subject to vesting, following the effectiveness of a registration statement on Form S-8 covering these shares, which we expect to file shortly after the completion of the offering. Of these
     shares,     shares are held by optionholders who have signed a lock-up agreement with the underwriters and, as a result, those shares will not be eligible for sale until the expiration of the 180-day lock-up period.

  . 1,487,940 shares issuable upon exercise of outstanding warrants will be eligible for sale from time to time subject to lock-up agreements with the underwriters and the volume and manner-of-sale requirements of Rule 144.

  . 7,232,450 outstanding shares held by directors, executive officers and employee shareholders will be eligible for sale, subject to lock-up agreements with the underwriters and the volume and manner-of-sale requirements of Rule 144.

  .  3,597,463 shares that will be outstanding and held by our investors and
     an additional     shares that will be issued upon the conversion of
     19,208 shares of our redeemable Class B common stock held by our investors will become eligible for sale, subject to lock-up agreements with the underwriters and the volume and manner-of-sale requirements of Rule 144.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this registration statement, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner since they were last held by us or one of our affiliates would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately        shares immediately after the offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 of the sale with the SEC.

   Sales under Rule 144 may also be subject to manner-of-sale provisions and notice requirements, and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner since they were last held by us or one of our affiliates, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

   We entered into a registration rights agreement with investors in our redeemable Class B common stock pursuant to which we granted to each of them "demand" and "piggy-back" registration rights. Under this registration rights agreement, these investors, who will, upon completion of the offering, own shares of our outstanding common stock and warrants to purchase shares of our common stock, have the right, exercisable at any time after six months after the offering, to demand the registration of their common stock at our expense. See "Related Party Transactions - Registration Rights."

Stock Options

   As soon as practicable after completion of the offering, we plan to file a registration statement on Form S-8 under the Securities Act covering the 2,000,000 shares of common stock reserved for issuance under our stock option plan as well as the 687,050 shares of common stock subject to options outstanding as of June 16, 2000. Accordingly, shares registered on the Form S-8 will, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale into the public market immediately after such registration statement becomes effective.

Warrants

   As of June 16, 2000, warrants to purchase 1,487,940 shares of our common stock were exercisable, all of which are subject to lock-up agreements with the underwriters.

Market Price

   We cannot estimate the number of shares that may be sold in the future by our shareholders or the effect that sales of shares by our shareholders will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the prospect of these sales, could have a material adverse effect on the market price of our common stock and make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate.

                 MATERIAL U.S. TAX CONSIDERATIONS APPLICABLE TO
                        NON-U.S. HOLDERS OF COMMON STOCK

   The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  .  an individual who is a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

   An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences;

  . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

  . the tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

  . special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

  . special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that effectively are connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000:

  . a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

  . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

  .  look-through rules will apply for tiered partnerships.

   A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Gain on disposition of common stock

   A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

  . the gain effectively is connected with the non-U.S. holder's conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

  . the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; or

  . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal estate tax

   Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

   We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. After 2000, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

   The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a "U.S. related person." In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" will be reported to the U.S. Internal Revenue Service and, after 2000, may be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

   Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation and Robert W. Baird & Co. Incorporated are acting as representatives the following respective numbers of shares of common stock:

                                                                        Number
      Underwriter                                                      of Shares
      -----------                                                      ---------
     Credit Suisse First Boston Corporation...........................
     Robert W. Baird & Co. Incorporated...............................
                                                                         -----
       Total..........................................................
                                                                         =====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares at the initial public offering price per share less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.


                                        Per Share                       Total
                              ----------------------------- -----------------------------
                                 Without          With         Without          With
                              Over-allotment Over-allotment Over-allotment Over-allotment
                              -------------- -------------- -------------- --------------
     Underwriting discounts
      and commissions
      paid by us ............      $              $              $              $
     Expenses payable by us
      .......................      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our executive officers, directors and shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price per share up to      shares of the common stock for employees, directors
and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We will apply to list the shares of common stock on the Nasdaq Stock Market's National Market, under the symbol "TPNT."

   Prior to the offering, there was no established public trading market for our common stock. The initial public offering price per share for our common stock will be determined by negotiation between Credit Suisse First Boston Corporation, the representatives and us. The primary factors to be considered in determining the initial public offering price per share include:

  .  the history of and the prospects of the industry in which we compete;

  .  the ability of our management;

  .  our past and present operations;

  .  our prospects for future earnings;

  . the general condition of the securities markets at the time of the offering; and

  . the recent market prices of securities of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to the offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Pepper Hamilton LLP. Some legal matters related to the offering will be passed upon for the underwriters by McDermott, Will & Emery.

                                    EXPERTS

   The financial statements as of December 31, 1999 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of International Holding Company, Inc. and Insurance Services, Inc. and Subsidiaries as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        CHANGE IN PRINCIPAL ACCOUNTANTS

   In February 2000, our Board of Directors elected to engage PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the year ending December 31, 1999. Our Board of Directors approved, effective January 2000 the replacement of Deloitte & Touche LLP, which had previously served as our independent auditors and had completed its audit of our financial statements for the year ended December 31, 1998. The report of Deloitte & Touche LLP on our financial statements for the year ended December 31, 1998 contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. There were no disagreements on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure between us and Deloitte & Touche LLP during the two most recent fiscal years or during the year-to-date period ended December 31, 1999, which if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of the disagreements in connection with their report. There did not occur during the year ended December 1998 or any subsequent interim period prior to December 1999, any "reportable events" between us and Deloitte & Touche LLP within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-l under the Securities Act with respect to the common stock offered in the offering. As permitted by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits to the registration statement. For further information about us or our common stock, you should refer to the registration statement and to the financial statements, schedules and exhibits filed as a part of the registration statement. While statements contained in this prospectus concerning the contents of any contract, agreement or other document filed with the registration statement as exhibits are necessarily summaries of the material provisions of such documents, all material information has been presented in this prospectus. However, each statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the registration statement.

   Upon completion of the offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, and will file reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement, the exhibits and schedules forming a part of the registration statement, and the reports, proxy statements and other information filed by us with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional SEC office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information, including those we file.

                         INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP, Independent Accountants..............  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Shareholders' Deficit...........................  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

Report of Deloitte & Touche LLP, Independent Auditors...................... F-25

Combined Balance Sheet..................................................... F-26

Combined Statements of Operations.......................................... F-27

Combined Statements of Shareholders' Equity................................ F-28

Combined Statements of Cash Flows.......................................... F-29

Notes to Combined Financial Statements..................................... F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders of
TalentPoint, Inc.:

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' deficit and cash flows present fairly, in all material respects, the financial position of TalentPoint, Inc. and its subsidiaries (the "Company") at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

March 21, 2000, except for paragraph 1 of Note 10,
 for which the date is June 6, 2000
Philadelphia, Pennsylvania

                       TALENTPOINT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                  December 31,   March 31,
                                                      1999          2000
                                                  ------------  ------------
                                                                   (Unaudited)
                     ASSETS

 Current assets:
   Cash and cash equivalents....................  $  6,340,852  $    940,937
   Accounts receivable, net of allowance for
    doubtful accounts of $758,705 and
    $1,276,639, respectively....................    11,480,381    11,000,440
   Employee advances............................       417,611       253,350
   Deferred income taxes........................       122,591       122,591
   Prepaid expenses and other current assets....       287,545       564,804
                                                  ------------  ------------
     Total current assets.......................    18,648,980    12,882,122
                                                  ------------  ------------
 Property and equipment, net of accumulated
  depreciation..................................     4,048,141     4,282,576
 Intangibles, net of accumulated amortization...     6,515,981     8,783,836
 Other assets...................................       558,011       618,936
                                                  ------------  ------------
     Total assets...............................  $ 29,771,113  $ 26,567,470
                                                  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
   Accounts payable.............................  $  1,386,652  $  1,086,338
   Line of credit...............................     6,908,000     5,408,000
   Current portion of notes payable.............     1,799,694       967,572
   Commissions payable..........................     1,419,177     1,052,518
   Other accrued liabilities....................     2,324,339       931,490
   Accrued compensation and benefits............     1,906,296     1,783,567
   Unearned revenue.............................     1,830,170     1,552,183
   Capital lease obligations....................       765,273       749,557
                                                  ------------  ------------
     Total current liabilities..................    18,339,601    13,531,225
                                                  ------------  ------------
 Capital lease obligation, less current
  portion.......................................       272,172       272,172
 Notes payable, less current portion............     2,788,672     2,774,301
 Income taxes payable, noncurrent...............     1,294,121     1,294,121
 Other liabilities..............................       493,848       498,377
 Commitments and contingencies
 Redeemable Class B common stock, stated at
  redemption value..............................    32,484,837    33,711,753
 Redeemable warrants............................     2,385,061     2,565,584
 Shareholders' deficit:
   Preferred stock, par value $0.01; authorized
    100,000 shares; no shares issued or
    outstanding.................................           --            --
   Class A common stock, $0.01 par value;
    authorized 100,000,000 shares; issued
    8,601,350 and 9,379,450, respectively;
    outstanding 6,454,350 and 7,232,450,
    respectively................................        86,014        93,795
   Additional paid-in capital...................           --      1,262,933
   Accumulated deficit..........................   (20,131,996)  (20,366,842)
   Treasury stock, 2,147,000 and no shares,
    stated at cost..............................    (7,385,535)   (7,385,535)
   Notes due on common stock....................      (855,682)   (1,684,414)
                                                  ------------  ------------
     Total shareholders' deficit................   (28,287,199)  (28,080,063)
                                                  ------------  ------------
     Total liabilities and shareholders'
      deficit...................................  $ 29,771,113  $ 26,567,470
                                                  ============  ============

                See notes to consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Three Months Ended
                                          Year Ended   -----------------------
                                         December 31,   March 31,   March 31,
                                             1999         1999        2000
                                         ------------  ----------- -----------
                                                       (Unaudited) (Unaudited)
Revenues...............................  $ 51,910,673  $13,300,919 $11,106,476
Costs of revenues......................    17,247,243    5,020,790   2,899,201
                                         ------------  ----------- -----------
      Gross profit.....................    34,663,430    8,280,129   8,207,275
Operating expenses:
  Compensation and benefits............    21,204,322    5,480,617   5,459,224
  Other selling, general and
   administrative......................     6,983,644    1,541,633   2,110,188
  Depreciation and amortization........     1,625,105      407,432     507,467
                                         ------------  ----------- -----------
      Total operating expenses.........    29,813,071    7,429,682   8,076,879
                                         ------------  ----------- -----------
Operating income (loss)................     4,850,359      850,447     130,396
Net interest expense...................     2,216,689      511,905     236,270
Market value adjustment to redeemable
 warrants..............................        69,335          --      180,523
                                         ------------  ----------- -----------
Income (loss) before income taxes and
 extraordinary item....................     2,564,335      338,542    (286,397)
Income tax provision (benefit).........     1,792,832          --      (51,551)
                                         ------------  ----------- -----------
Income (loss) before extraordinary
 item..................................       771,503      338,542    (234,846)
Extraordinary item:
  Loss on disposal of business, net of
   income tax benefit of $0............      (516,864)         --          --
                                         ------------  ----------- -----------
Net income (loss)......................       254,639      338,542    (234,846)
Accretion of redeemable Class B common
 stock to redemption value.............   (15,546,479)         --     (786,916)
Accrued dividends on redeemable Class B
 common stock..........................       (73,333)         --     (440,000)
                                         ------------  ----------- -----------
      Net income (loss) available to
       Class A common shareholders.....  $(15,365,173) $   338,542 $(1,461,762)
                                         ============  =========== ===========
Earnings (loss) per common share:
  Basic:
    Earnings (loss) per share..........  $      (1.60) $      0.03 $     (0.22)
                                         ============  =========== ===========
    Weighted average shares
     outstanding.......................     9,587,015   10,745,468   6,679,764
                                         ============  =========== ===========
  Diluted:
    Earnings per share.................  $      (1.60) $      0.03 $     (0.22)
                                         ============  =========== ===========
    Weighted average shares
     outstanding.......................     9,587,015   10,854,179   6,679,764
                                         ============  =========== ===========

                See notes to consolidated financial statements.

                       TALENTPOINT INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

For the year ended December 31, 1999 and the three months ended March 31, 2000
                                  (unaudited)

                                     International Holding
                   TalentPoint, Inc.     Company, Inc.        Insurance Services,
                     Common Stock         Common Stock         Inc. Common Stock
                   ----------------- -----------------------  ---------------------  Additional
                    Class A                                                           Paid-in    Accumulated
                    Shares   Amount    Shares      Amount       Shares     Amount     Capital      Deficit
                   --------- ------- ----------  -----------  ----------  ---------  ----------  ------------
Balance, January
1, 1999..........        --      --  10,415,900  $ 4,248,525  10,588,550  $ 287,588         --   $ (4,046,396)
 Exercise of
 common stock
 options.........        --      --     283,350      406,494     283,350        --          --            --
 Repurchase and
 retirement of
 shares of common
 stock...........        --      --  (1,935,650)  (4,959,583) (2,036,900)       --          --            --
 Payments
 received on
 notes due on
 common stock....        --      --         --           --          --         --          --            --
 Reclassification
 of notes due on
 common stock,
 current.........        --      --         --           --          --         --          --            --
 Disposal of
 business........        --      --    (198,250)    (408,169)   (233,650)  (209,268)        --            --
 Conversion of
 IHC and ISI
 common shares to
 Class A common
 stock in
 connection with
 merger..........  8,601,350  86,014 (8,601,350)     712,733  (8,601,350)   (78,320)        --       (720,427)
 Repurchase of
 Class A common
 stock...........        --      --         --           --          --         --          --            --
 Issuance of
 common stock
 warrants........        --      --         --           --          --         --      295,619           --
 Accretion of
 redeemable
 Class B common
 stock to
 redemption
 value...........        --      --         --           --          --         --     (295,619)  (15,546,479)
 Accrued
 dividends on
 redeemable
 Class B common
 stock...........        --      --         --           --          --         --          --        (73,333)
 Net income......        --      --         --           --          --         --          --        254,639
                   --------- ------- ----------  -----------  ----------  ---------  ----------  ------------
Balance, December
31, 1999.........  8,601,350  86,014        --           --          --         --          --    (20,131,996)
 Issuance of
 Class A common
 stock...........    385,900   3,859        --           --          --         --    1,043,000           --
 Payments
 received on
 notes due on
 Class A common
 stock...........        --      --         --           --          --         --          --            --
 Accrued
 dividends on
 redeemable
 Class B common
 stock...........        --      --         --           --          --         --     (440,000)          --
 Accretion of
 redeemable
 Class B common
 stock to
 redemption
 value...........        --      --         --           --          --         --     (786,916)          --
 Issuance of
 Class A common
 stock in
 connection with
 acquisition.....    392,200   3,922        --           --          --         --    1,446,849           --
 Net loss........        --      --         --           --          --         --          --       (234,846)
                   --------- ------- ----------  -----------  ----------  ---------  ----------  ------------
Balance, March
31, 2000
(unaudited)......  9,379,450 $93,795        --   $       --          --   $     --   $1,262,933  $(20,366,842)
                   ========= ======= ==========  ===========  ==========  =========  ==========  ============
                     TalentPoint, Inc.
                       Treasury Stock
                   ------------------------  Notes Due       Total
                    Class A                  on Common   Shareholders'
                     Shares      Amount        Stock        Deficit
                   ----------- ------------ ------------ --------------
Balance, January
1, 1999..........         --           --   $(1,071,132) $   (581,415)
 Exercise of
 common stock
 options.........         --           --      (305,435)      101,059
 Repurchase and
 retirement of
 shares of common
 stock...........         --           --       411,136    (4,548,447)
 Payments
 received on
 notes due on
 common stock....         --           --       440,482       440,482
 Reclassification
 of notes due on
 common stock,
 current.........         --           --      (330,733)     (330,733)
 Disposal of
 business........         --           --           --       (617,437)
 Conversion of
 IHC and ISI
 common shares to
 Class A common
 stock in
 connection with
 merger..........         --           --           --            --
 Repurchase of
 Class A common
 stock...........  (2,147,000)  (7,385,535)         --     (7,385,535)
 Issuance of
 common stock
 warrants........         --           --           --        295,619
 Accretion of
 redeemable
 Class B common
 stock to
 redemption
 value...........         --           --           --    (15,842,098)
 Accrued
 dividends on
 redeemable
 Class B common
 stock...........         --           --           --        (73,333)
 Net income......         --           --           --        254,639
                   ----------- ------------ ------------ --------------
Balance, December
31, 1999.........  (2,147,000)  (7,385,535)    (855,682)  (28,287,199)
 Issuance of
 Class A common
 stock...........         --           --      (906,244)      140,615
 Payments
 received on
 notes due on
 Class A common
 stock...........         --           --        77,512        77,512
 Accrued
 dividends on
 redeemable
 Class B common
 stock...........         --           --           --       (440,000)
 Accretion of
 redeemable
 Class B common
 stock to
 redemption
 value...........         --           --           --       (786,916)
 Issuance of
 Class A common
 stock in
 connection with
 acquisition.....         --           --           --      1,450,771
 Net loss........         --           --           --       (234,846)
                   ----------- ------------ ------------ --------------
Balance, March
31, 2000
(unaudited)......  (2,147,000) $(7,385,535) $(1,684,414) $(28,080,063)
                   =========== ============ ============ ==============

                See notes to consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Three Months Ended
                                          Year Ended   ------------------------
                                         December 31,   March 31,    March 31,
                                             1999         1999         2000
                                         ------------  -----------  -----------
                                                       (Unaudited)  (Unaudited)
Operating Activities:
  Net income (loss)..................... $   254,639   $   338,542  $  (234,846)
  Adjustments to reconcile income from
   continuing operations to net cash
   flow provided by (used in) operating
   activities:
    Depreciation and amortization.......   1,664,022       407,432      529,423
    Imputed interest....................     326,963           --        28,594
    Gain on sale of business............     (50,000)          --           --
    Loss on disposal of business........     516,864           --           --
    Deferred income taxes...............   1,205,585           --           --
    Market value adjustment to
     redeemable warrants................      69,335           --       180,523
  Changes in assets and liabilities
   which provided (used) cash:
    Accounts receivable.................  (2,582,135)   (1,390,746)     790,020
    Prepaid expenses and other current
     assets.............................    (239,471)      125,861     (106,482)
    Other assets........................     (47,356)       (8,777)     (21,024)
    Accounts payable....................  (1,243,397)   (1,279,030)    (483,985)
    Accrued compensation and other
     accrued liabilities................     691,666       461,210   (1,820,382)
    Commissions payable.................      94,026      (103,567)    (366,659)
    Unearned revenue....................     248,486        71,808     (277,987)
    Other liabilities...................      73,548      (267,723)       4,529
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       operating activities.............     982,775    (1,644,990)  (1,778,276)
                                         -----------   -----------  -----------
Investing Activities:
  Property and equipment acquired, net
   of retirements.......................    (961,145)     (141,814)    (206,901)
  Disposal of business..................      (6,386)          --           --
  Cash paid for acquisitions............         --            --      (822,431)
  Payment of accrued acquisition costs..    (500,000)          --           --
                                         -----------   -----------  -----------
      Net cash used in investing
       activities.......................  (1,467,531)     (141,814)  (1,029,332)
                                         -----------   -----------  -----------
Financing Activities:
  Borrowings (repayments) under line of
   credit with former lender............  (8,077,587)    1,577,001          --
  Borrowings (repayments) under new line
   of credit agreement..................   6,908,000           --    (1,500,000)
  Repayments of notes payable...........  (3,679,806)          --    (1,056,949)
  Issuance of notes payable to
   shareholders.........................   1,100,000           --           --
  Repayments of notes payable to
   shareholders.........................  (1,100,000)          --           --
  Proceeds from notes receivable on
   common stock.........................     440,482       400,155       77,512
  Proceeds from issuance of Class A
   common stock.........................     101,059       100,047      140,616
  Payments on capital lease
   obligations..........................    (634,711)     (166,548)    (225,011)
  Proceeds from capital lease
   financings...........................     211,859           --           --
  Repurchases of common shares..........  (7,908,998)     (643,410)         --
  Issuance of redeemable Class B common
   stock................................  19,180,751           --           --
  Deferred financing costs..............    (235,000)          --       (28,475)
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       financing activities.............   6,306,049     1,267,245   (2,592,307)
                                         -----------   -----------  -----------
Net increase (decrease) in cash.........   5,821,293      (519,559)  (5,399,915)
Cash and cash equivalents, beginning of
 period.................................     519,559       519,559    6,340,852
                                         -----------   -----------  -----------
Cash and cash equivalents, end of
 period................................. $ 6,340,852   $       --   $   940,937
                                         ===========   ===========  ===========

                See notes to consolidated financial statements.

                       TALENTPOINT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               Year ended December 31,1999 and three months ended
                      March 31, 1999 and 2000 (Unaudited)

1. ORGANIZATION

   TalentPoint, Inc. ("TalentPoint"), formerly known as Raymond Karsan Holdings, Inc. ("RKH") prior to changing its name on April 3, 2000, and its subsidiaries provide human capital management and information technology services and solutions to its corporate clientele, including it's web-based TalentPoint Portfolio product, information technology and human resource consulting and training. TalentPoint, transacts business primarily through its wholly-owned operating subsidiary, TalentPoint Technologies, Inc., formerly known as Raymond Karsan Associates, Inc. ("RKA") prior to changing its name on April 3, 2000.

   RKH and RKA were formed December 16, 1999 under an Agreement and Plan of Merger in connection with a corporate reorganization (the "Reorganization") whereby International Holding Company, Inc. ("IHC") and Insurance Services, Inc. ("ISI"), entities under common control and management, were merged with and into RKA, now TalentPoint Technologies. See Note 10. TalentPoint's consolidated operations consist of IHC's and ISI's former operations. References to the "Company" throughout these notes to consolidated financial statements refer collectively to TalentPoint and its subsidiaries.

   Additionally, immediately after the Reorganization, TalentPoint issued 98,948 shares of a new class of common stock to non-management investors for $22,000,000, before reduction for issuance costs, in a private placement transaction (the "Private Placement"). Subsequent to the Private Placement, TalentPoint is approximately 57% owned by employee shareholders and 43% owned by non-management shareholders. See Note 10 for further discussion.

2. SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation--The consolidated financial statements of the Company include the accounts of TalentPoint and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Quarterly Financial Information--The accompanying unaudited consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 and March 31, 2000 are not necessarily indicative of the results that may be expected for the full year.

   Cash and Cash Equivalents--Cash and cash equivalents consist of highly liquid investments with remaining maturities of three months or less at the time of purchase.

   Prepaid Expenses and Other Current Assets--Prepaid expenses and other current assets consist primarily of prepaid software maintenance agreements, rent, insurance and other current assets.

   Property and Equipment--Property and equipment are stated at cost or respective fair market value in the case of business combinations at the date of acquisition. Equipment under capital lease is stated at the lower of the fair market value at the date of acquisition or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization is provided on the straight-line basis over the assets' estimated useful lives or, if shorter, the lease terms for leasehold improvements and equipment under capital lease. The estimated useful life is 7 years for office furniture, 5 years for computer equipment and 3 to 5 years for software.

                       TALENTPOINT, INC. AND SUBSIDIARIES

   Costs of maintenance and repairs are charged to expense as incurred. Gains and losses on sales and retirements of assets are reflected in the results of operations.

   Intangibles--Intangible assets are comprised of excess purchase price over net assets acquired (goodwill) and intellectual property. Goodwill is amortized on a straight-line basis over twenty years. Included in intangibles is $600,235 and $560,851 of intellectual property (which is net of accumulated amortization) as of December 31, 1999 and March 31, 2000, respectively. Intellectual property is amortized on a straight-line basis over 7 years. Accumulated amortization of intangibles is $1,223,291 and $1,373,931 as of December 31, 1999 and March 31, 2000, respectively.

   Revenue Recognition--Revenue from TalentPoint Portfolio products are recognized ratably over the subscription period, typically one to three years. Revenue from talent acquisition services are recognized: (i) on retained searches one-third of the retainer is recognized upon execution of the contract as the Company has already performed initial services required under the terms of the engagement, one-third recognized 30 days from the execution date and the remaining balance recognized upon completion of the contract, typically 60 to 90 days from the execution date; and (ii) on contingent search engagements revenue is recognized upon the applicant's start of employment. Revenue from time-based billings on consultant services are recognized when services are performed. Revenues from the Company's former temporary and contract personnel business are recognized concurrently with the performance of services. Unearned revenue represents payments received from the Company's customers for services not completed, and amounts billed under contracts in advance of project completion.

   Income Taxes--The Company files a consolidated tax return with its subsidiaries for federal tax purposes and on a separate Company basis for state tax purposes. Deferred income taxes are provided using the asset and liability method for temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

   IHC was principally taxed under the provisions of Subchapter S of the Internal Revenue Code through December 16, 1999. Pursuant to Subchapter S, all income was reported through the shareholders' individual tax returns and the resulting tax liability is the responsibility of the individual shareholders. Accordingly, no provision for federal and state income taxes was recorded for the operations of IHC through the period ended December 16, 1999. ISI and a subsidiary of IHC were principally taxed as C corporations and provided for federal and state income taxes on their operations. ISI and IHC's C corporation subsidiary recognized deferred tax assets and liabilities for temporary differences between the financial statement and tax bases of its assets and liabilities and expected benefits of utilizing net operating loss carryforwards. In connection with the Reorganization (see Note 1), IHC's Subchapter S status was terminated. This resulted in recognition of a tax liability in connection with converting IHC to an accrual basis for income tax purposes from a cash basis. See Note 8 for further discussion.

   Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base and their dispersion across many industries. The customers are concentrated primarily in the Company's U.S. market area.

   401(k) Plan--The Company sponsors a defined contribution plan (401(k) Plan) which is available for participation to all eligible employees. Company contributions to the plan are based upon a percentage of each employee's contribution to the plan to the total of all employees' contributions, subject to the Board of Directors election to make a contribution each year.

                       TALENTPOINT, INC. AND SUBSIDIARIES

   In September 1999, the Company's Board of Directors elected to make a matching contribution of 25% of each employee's pretax contribution amounts for the calendar year ended December 31, 1999 for those employees who were employed by the Company on the last day of calendar 1999. The Company recorded $157,900 during the year ended December 31, 1999 in connection with this matching contribution. This amount is reflected in accrued compensation and benefits at December 31, 1999.

   Stock-Based Compensation--The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock over the amount an employee must pay to acquire the stock. See Note 10 for further discussion.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Instruments--The carrying amounts of the Company's financial assets and liabilities, including cash, accounts receivable, prepaid expenses, employee receivables, other current assets, accounts payable, accrued compensation and other current liabilities at December 31, 1999 and March 31, 2000 approximate fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term notes payable approximates fair value at December 31, 1999 and March 31, 2000, based on current market rates of interest and maturities.

   New Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, which defers the effective date of SFAS 133 until June 15, 2000. This pronouncement is not expected to significantly impact the Company's financial position or results of operations as the Company does not have significant derivative instruments or participate in hedging activities. See Note 6 for discussion of the Company's interest rate cap agreement.

   In March 2000, the Emerging Issues Task Force ("EITF") published their consensus on EITF Issue No. 00-2, "Accounting for Web Site Development Costs," regarding the accounting for costs incurred to develop a web site. EITF Issue No. 00-2 is effective for fiscal quarters beginning after June 30, 2000. The Company does not expect the adoption of EITF Issue No. 00-2 to have a material effect on its consolidated financial position or results of operations.

   In March 2000, the EITF published their consensus on EITF Issue No. 00-3, "Application of AICPA Statement of Position 97-2 Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware." EITF Issue No. 00-3 outlines the accounting criteria for such hosting arrangements. The Company does not expect the adoption of EITF Issue No. 00-3 to have a material effect on its consolidated financial position or results of operations.

                       TALENTPOINT, INC. AND SUBSIDIARIES

   Supplemental Cash Flow Information--The Company had the following supplemental cash flow activity for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000:

                                              December    March 31,   March 31,
                                              31, 1999      1999        2000
                                             ----------- ----------- -----------
                                                         (Unaudited) (Unaudited)
Cash paid for:
Interest...................................  $ 1,875,582 $  458,517   $210,051
                                             =========== ==========   ========
Income taxes...............................  $       --  $      --    $575,800
                                             =========== ==========   ========
Noncash investing and financing activities:
Notes payable issued for common stock......  $ 4,024,985 $1,569,680   $    --
                                             =========== ==========   ========
Capital lease obligations..................  $   327,797 $   69,435   $209,295
                                             =========== ==========   ========
Accrued liabilities converted to notes
 payable in 1999 in connection with
 business acquisitions prior to 1999.......  $   504,550 $  504,550   $    --
                                             =========== ==========   ========
Notes receivable in connection with
 exercise of common stock options and
 issuance of common stock..................  $   305,435 $  212,715   $906,244
                                             =========== ==========   ========
Accretion of redeemable Class B common
 stock to redemption value.................  $15,546,479 $      --    $786,916
                                             =========== ==========   ========
Accrued dividends on redeemable Class B
 common stock..............................  $    73,333 $      --    $440,000
                                             =========== ==========   ========
Issuance of common stock warrants..........  $ 2,611,345 $      --    $    --
                                             =========== ==========   ========
Notes receivable cancelled in connection
 with defaults on loan repayment terms and
 due to termination of employment by
 shareholders prior to maturity of notes...  $   411,136 $      --    $    --
                                             =========== ==========   ========

                       TALENTPOINT, INC. AND SUBSIDIARIES

                                          December 31,   March 31,   March 31,
                                              1999         1999        2000
                                          ------------  ----------- -----------
                                                        (Unaudited) (Unaudited)
Sale of businesses:
  Accounts receivable and other current
   assets................................ $   331,220      $ --     $       --
  Goodwill...............................   1,937,342        --             --
  Fixed assets...........................      85,743        --             --
  Current liabilities....................     (19,044)       --             --
  Forgiveness of notes payable...........  (1,579,474)       --             --
  Issuance of notes payable..............     322,127        --             --
  Common stock returned by owner.........    (617,436)       --             --
  Net loss on disposals..................    (466,864)       --             --
                                          -----------      -----    -----------
    Net cash transferred................. $    (6,386)     $ --     $       --
                                          ===========      =====    ===========
Cash paid for acquisitions:
  Accounts receivable.................... $       --       $ --     $  (493,180)
  Goodwill...............................         --         --      (2,418,865)
  Liabilities assumed....................         --         --         488,474
  Issuance of notes payable..............         --         --         150,000
  Common stock issued....................         --         --       1,451,140
                                          -----------      -----    -----------
    Net cash paid........................ $       --       $ --     $   822,431
                                          ===========      =====    ===========

   Comprehensive Income--The Company applies the provisions of SFAS No.130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. To date, the Company's only component of accumulated other comprehensive income (loss) has been cumulative translation adjustments. The financial position and operating results of the United Kingdom operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange to the U.S. dollar on the balance sheet date, and the local currency revenues and expenses are translated at average rates of exchange to the U.S. dollar during the period. The related translation adjustments are not material and are included in additional paid-in capital. The foreign currency translation adjustment is not adjusted for income taxes as it relates to an indefinite investment in a non-U.S. subsidiary.

   Impairment of Long Lived Assets--The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Earnings (Loss) Per Share--Basic earnings (loss) per common share is computed by dividing net income (loss) available to Class A common shareholders by the weighted-average number of Class A common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income
(loss) by the weighted-average number of common shares outstanding during the period adjusted for the number of shares that would have been outstanding if the dilutive potential common shares had been issued. The diluted earnings
(loss) per share does not assume the exercise of options or warrants or redeemable Class B common shares that would have an antidilutive effect on earnings (loss) per share. The weighted average shares outstanding for all periods presented have been adjusted to reflect a 50 for 1 stock split which occurred on June 6, 2000 and the merger of our two corporations on December 15, 1999. See Notes 1 and 10.

                       TALENTPOINT, INC. AND SUBSIDIARIES

3. SALE OF BUSINESSES

 Morestaff

   Effective April 30, 1999, the Company sold its entire interest in Morestaff, a temporary staffing company, to the previous owners of Morestaff ("Morestaff Buyers"). Morestaff Buyers received net assets of approximately $364,000 that consisted of cash, accounts receivable, other current assets, fixed assets and current liabilities. In return, Morestaff Buyers forgave the Company of approximately $1,579,000 in notes payable due Morestaff Buyers as a result of the Company's acquisition of Morestaff on July 15, 1998. In connection with the sale, the Company recorded a loss of approximately $517,000. The loss resulting from the Morestaff sale has been classified as an extraordinary item, due to the fact that the sale occurred within two years of a separate acquisition accounted for under the pooling-of-interest method of accounting. The Company has not recorded any tax benefit resulting from this loss. Included in the Company's consolidated statements of operations for 1999 were the following amounts related to the Morestaff operation:

       Revenue........................................................ $900,298
       Income from operations.........................................   29,404
       Net income.....................................................   29,404

 Temporary Staffing Business

   Effective October 29, 1999, the Company sold a portion of its temporary staffing business to two former shareholders of the Company ("Temp Staff Buyers") who previously managed this portion of the business (the "Temp Staff Sale"). The Temp Staff Buyers received net assets that consisted of fixed assets of $5,500 and a note receivable of $322,000. The Temp Staff Buyers returned 198,250 shares of IHC and 198,250 shares of ISI to the Company in connection with this transaction for an aggregate value of approximately $595,000. The gain on this sale of $187,000 was recorded as an increase in shareholders equity due to the transaction occurring between related parties. In addition, on December 10, 1999, the Company sold the remainder of its temporary staffing assets to an unrelated third party for $50,000 in cash. The gain on this sale of $50,000 was reflected in the consolidated statements of operations for 1999. Included in the Company's consolidated statements of operations for 1999 were the following amounts related to the Temp Staff Sale operation:

       Revenue...................................................... $6,194,488
       Loss from operations.........................................   (848,702)
       Net loss.....................................................   (848,702)

4. EMPLOYEE ADVANCES AND LOANS

   Included in employee advances at December 31, 1999 and March 31, 2000 were commissions advanced in the amount of $409,699 and $234,678, respectively. In addition, employee advances and other assets included loans to Company employees and shareholders aggregating $13,721 and $21,562 at December 31, 1999 and March 31, 2000, respectively. Employee advances and loans bear no interest.

                       TALENTPOINT, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

   A summary of property and equipment and related accumulated depreciation as of December 31, 1999 and March 31, 2000 is as follows:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
   Equipment...........................................  $4,461,032  $4,894,376
   Software............................................     921,292     939,176
   Office furniture and fixtures.......................     415,294     503,453
   Leasehold improvements..............................     266,368     297,680
   Construction in process.............................     703,076     738,831
                                                         ----------  ----------
                                                          6,767,062   7,373,516
   Less accumulated depreciation.......................   2,718,921   3,090,940
                                                         ----------  ----------
                                                         $4,048,141  $4,282,576
                                                         ==========  ==========

   Equipment includes capital leases of approximately $2,371,000 and $2,580,000 at December 31, 1999 and March 31, 2000, respectively. Depreciation expense, including amortization of assets under capital leases, was approximately $1,231,000, $296,000 and $372,000 for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively.

6. LINE OF CREDIT

   On December 27, 1999, the Company entered into a loan and security agreement ("Loan Agreement") with a financial institution ("Lender") which provides for maximum available borrowings to fund general working capital requirements and acquisitions based upon a borrowing base formula described below. Borrowings under the Loan Agreement bear interest at a fluctuating rate based on either
(i) the announced prime rate of the Lender plus the applicable margin (1% at December 31, 1999 and March 31, 2000) defined by the Loan Agreement (the "Adjusted Prime Rate") or (ii) the London Interbank Borrowing Rate, as elected from time to time by the Company, plus the applicable margin (3% at December 31, 1999 and March 31, 2000) defined by the Loan Agreement ("Adjusted LIBOR"). Interest is payable monthly if a rate based on the Adjusted Prime Rate is elected or at the end of the Adjusted LIBOR period if a rate based on Adjusted LIBOR is elected.

   Maximum available borrowings under the Loan Agreement represent the lesser of $7,000,000 or the borrowing base, which is defined as (a) 80% of the amount of Eligible Receivables plus (b) the lesser of (i) $3,000,000 or (ii) 2.5 times the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the four most recent fiscal quarters. Based upon this criteria, maximum available borrowings at December 31, 1999 were $7,000,000. Upon submitting the audited financial statements for the year ended December 31, 1999 to the Lender, maximum available borrowings were increased to the lesser of $10,000,000 or the borrowing base. The borrowing base aggregated $7,769,000 at March 31, 2000. Amounts outstanding under the Loan Agreement were $6,908,000 and $5,408,000 as of December 31, 1999 and March 31, 2000, respectively, with interest at the Adjusted Prime Rate at December 31, 1999 (9.50% per annum) and Adjusted LIBOR at March 31, 2000 (9.14% per annum). Borrowings under the Loan Agreement mature on December 27, 2002 in the absence of an event requiring earlier repayment, as defined by the Loan Agreement.

                       TALENTPOINT, INC. AND SUBSIDIARIES

   Borrowings under the Loan Agreement are collateralized by generally all the Company's assets. The Agreement contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, capital expenditures, disposition of assets, investments and acquisitions and require the Company, among other things, to maintain minimum levels of EBITDA, debt service coverage, debt to EBITDA and certain other minimum financial ratios. The Company was in compliance with these terms and covenants at December 31, 1999 and March 31, 2000.

   Prior to this Loan Agreement, the Company had an agreement with another financial institution that provided for general working capital requirements and acquisitions. This agreement was repaid in full upon consummation of the Reorganization and issuance of the redeemable Class B common stock. See Notes 1 and 10.

 Interest Rate Cap Agreement

   On January 10, 2000 the Company entered into a two-year interest rate cap agreement with its Lender (the "Cap Agreement"). The Cap Agreement provides the Company with protection from rising interest rates by requiring the Lender to pay the Company quarterly beginning April 2000 the amount by which the three-month prevailing LIBOR rate exceeds 7.5% on a notional amount of $3.5 million. The three-month prevailing LIBOR rate was 5.9% and 6.14% at December 31, 1999 and March 31, 2000, respectively. The Company paid $28,475 in fees in connection with the Cap Agreement. This amount will be amortized over the period of the agreement and included in interest expense.

7. DEBT

   Notes Payable--In connection with various acquisitions prior to 1999 and in connection with the repurchase by the Company of common stock owned by employee shareholders who left the Company, the Company issued interest and non-interest bearing notes to these individuals. Principal and interest on the interest-bearing notes are payable semi-annually and annually. Maturity dates on these notes vary from January 19, 2000 through October 31, 2003. As of December 31, 1999 and March 31, 2000, the non-interest bearing notes are presented at their estimated net present value based on an imputed interest rate of 8%. The unamortized discount based on imputed interest for all non-interest bearing notes was $543,969 and $465,593 as of December 31, 1999 and March 31, 2000, respectively.

   On May 14, 1999, the Company entered into an amendment to a promissory note ("Note") issued in connection with the Company's May 1, 1998 acquisition of Enhanced Communications, Inc. and Enhanced Courseware, Inc. ("ECI"). In connection with this amendment, certain payment terms were adjusted. Interest on the amount outstanding from the April 30, 1999 payment accrued at a rate of 16% per annum. This note was repaid in full on December 20, 1999.

   Maturities of notes outstanding, less unamortized discounts and excluding capital leases, for each of the five years in the period ended December 31 is as follows:

   Description             2000       2001       2002     2003     Total
   -----------          ---------- ---------- ---------- ------- ----------
   Notes Payable....... $1,799,694 $1,345,425 $1,404,147 $39,100 $4,588,366
                        ========== ========== ========== ======= ========== ===

   Loans from Shareholders--Between May and July 1999, certain of the Company's shareholders contributed $1,100,000 to the Company in exchange for unsecured notes payable. These notes were repaid, including interest at 15% per annum, in December 1999.

                       TALENTPOINT, INC. AND SUBSIDIARIES

8. INCOME TAXES

   The 1999 provision for income taxes consisted of the following:

     Current:
       Federal...................................................... $1,585,016
       State and local..............................................    296,353
                                                                     ----------
                                                                      1,881,369
                                                                     ----------
     Deferred:
       Federal......................................................   (101,463)
       State and local..............................................     12,926
                                                                     ----------
                                                                        (88,537)
                                                                     ----------
         Income tax provision....................................... $1,792,832
                                                                     ==========

   The current income tax provision at December 31, 1999 includes an adjustment of approximately $1,471,000 in connection with converting IHC to an accrual basis for income tax purposes from a cash basis as a result of the termination of its Subchapter S status upon consummation of the Reorganization See Notes 1 and 10. This amount is payable equally over four tax periods beginning with the year ended December 31, 1999.

   A reconciliation of the Company's effective income tax rate to the statutory federal income tax rate of 34% for the year ended December 31, 1999 is as follows:

     Statutory federal tax rate.........................................  34.0 %
     S corporation income, not subject to tax........................... (31.4)
     Cash to accrual basis adjustment...................................  69.5
     State income taxes.................................................  14.4
     Other..............................................................  (1.8)
                                                                         -----
                                                                          84.7 %
                                                                         =====

   Significant components of the Company's net deferred tax assets (liabilities) as of December 31, 1999 were as follows:

     Deferred tax assets:
       Accounts receivable............................................ $  1,185
       Foreign net operating loss carryforward........................  149,851
       Accrued expenses...............................................   52,566
                                                                       --------
                                                                        203,602
                                                                       --------
     Deferred tax liabilities:
       Prepaid expenses...............................................   77,853
       Other..........................................................    3,158
                                                                       --------
                                                                         81,011
                                                                       --------
         Net deferred tax asset....................................... $122,591
                                                                       ========

                       TALENTPOINT, INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

   Leasing Arrangements--The Company leases certain of its facilities and equipment under various operating and capital leases. Equipment under capital leases primarily consist of computer equipment and furniture and fixtures. These leases generally have terms of three to five years and bear interest between 9% and 13%. Operating leases primarily consist of leases for office space and equipment. Future minimum lease payments for each of the five years in the year ended December 31 are as follows:

                                                          Capital   Operating
                                                           Leases     Leases
                                                         ---------- ----------
Year Ended December 31:
  2000.................................................. $  751,133 $1,347,505
  2001..................................................    251,172  1,233,561
  2002..................................................    132,388    994,923
  2003..................................................     38,906    692,046
  2004 and thereafter...................................     16,951    916,300
                                                         ----------
    Total minimum lease payments........................  1,190,550
Less amount representing interest.......................    153,105
                                                         ----------
Present value of net minimum payments under capital
 leases.................................................  1,037,445
Less current portion....................................    765,273
                                                         ----------
                                                         $  272,172
                                                         ==========

   Rent expense was approximately $1,567,000, $384,000 and $381,000 for the year ended December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000, respectively.

   During September 1999, the Company entered into a sale leaseback transaction whereby the Company received approximately $211,000 from a leasing company for certain fixed assets the Company had recently purchased and paid for. The proceeds from this transaction were equivalent to the cost the Company paid for the equipment. As a result, no gain or loss was recorded on this transaction.

   Deferred Compensation--The Company has an unfunded deferred compensation contract with a former employee shareholder of the Company. Under the terms of the contract, the former employee shareholder or his beneficiary is entitled to retirement benefits upon reaching the Company's normal retirement date. The retirement benefits under the plan provide for 120 monthly installments to be paid to the former employee shareholder or his beneficiary.

   At December 31, 1999 and March 31, 2000, the liability under the deferred compensation plan was approximately $306,000 and $301,000, respectively. The present value of the estimated liability, which is included in other liabilities, was determined by calculating the net present value of the retirement benefits expected to be earned by the shareholder from the effective date of the agreement through the shareholder's expected retirement date using a discount rate of 8%. The interest expense associated with this plan was approximately $24,500, $6,600 and $6,100 for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively.

   Litigation--The Company is a party to certain legal actions arising in the ordinary course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management the eventual resolution of all claims and actions outstanding will not individually, or in the aggregate, have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                       TALENTPOINT, INC. AND SUBSIDIARIES

10. EQUITY

 Stock Split

   On June 6, 2000, the Company declared a 50 for 1 stock split for Class A common stock. In addition, the Articles of Incorporation were amended to increase the number of authorized Class A common shares to 100,000,000. As a result, all Class A common shares, options and warrants have been adjusted for all periods presented.

 Corporate Reorganization and Private Placement

   Effective December 16, 1999, under an Agreement and Plan of Merger, IHC and ISI were merged with and into RKA, now TalentPoint Technologies, Inc. In connection with the Reorganization, each share of IHC and ISI common stock issued and outstanding immediately prior to the merger was converted into one-half a share of TalentPoint Class A common stock. Additionally, each option to purchase a share of IHC and ISI's common stock was converted into the right to receive and option to purchase one-half a share of TalentPoint Class A common stock at two times the exercise price in effect immediately prior to the consummation of the Reorganization.

   Immediately after the Reorganization, the Company issued 98,948 shares of redeemable Class B common stock in the Private Placement for $22,000,000, before reduction for approximately $2.8 million of issuance costs. The redeemable Class B common shares have certain redemption and dividend features. The Company also issued warrants to the Class A and redeemable Class B common shareholders to purchase additional shares of such common stock for an agreed upon price. See below for a discussion of the warrants outstanding at December 31, 1999 and March 31, 2000.

 Stock and Voting Rights

  Class A Common Stock

   At December 31, 1999 and March 31, 2000, TalentPoint had 100,000,000 authorized shares of Class A common stock with 8,601,350 and 9,379,450 shares issued, respectively, and 6,454,350 and 7,232,450 shares outstanding, respectively, net of treasury stock discussed below. Each share of Class A common stock has one-for-one voting rights. In connection with the Private Placement, each owner of Class A common shares or owner of options to purchase Class A common shares was also granted Class C warrants to purchase additional shares of such stock for an exercise price of $0.01 per share. See discussion of warrants below.

  Redeemable Class B Common Stock

   At December 31, 1999, TalentPoint had 200,000 authorized shares of redeemable Class B common stock with 98,948 shares issued and outstanding which were held by an outside third-party investor group (collectively, the "Parthenon Investors"). Redeemable Class B common shares are convertible into Class A common shares upon election by the holder at a rate of 50 shares of Class A common stock for each share of redeemable Class B common stock, subject to adjustment for anti-dilution events, as defined. Each redeemable Class B common shareholder is entitled to a number of votes equal to the number of shares of Class A common stock into which the redeemable Class B shares are convertible, except for the election of directors. The redeemable Class B common shareholders have the right to designate two of the Company's five directors pursuant to an agreement. In connection with the Private Placement, each owner of redeemable Class B common shares was also granted Class A and B warrants to purchase additional shares of such stock for an exercise price of $0.01 and $16.70 per share, respectively. See discussion of warrants below.

                       TALENTPOINT, INC. AND SUBSIDIARIES

   The holders of redeemable Class B common stock have the ability to require the Company to redeem 38,416 shares of redeemable Class B common stock at the earlier of five years from issuance or at the time of certain other events, as defined, for $22,000,000 plus 8% per annum from the issuance date. If an initial public offering or sale transaction has not occurred prior to five years from issuance, the holders of redeemable Class B common stock also have the ability to require the Company to redeem an additional 60,532 shares of redeemable Class B common stock at the fair market value on the date of redemption. The Company recorded charges to accumulated deficit of $15,546,479 and $786,916 at December 31, 1999 and March 31, 2000, respectively, to accrete the value of the redeemable Class B common stock to its estimated redemption value. The redemption value will be adjusted quarterly based upon fluctuations in the estimated fair value of the Company's common stock. The redeemable Class B common shares are included in the balance sheet as temporary equity and are stated at their estimated redemption value at December 31, 1999 and March 31, 2000 of $32,484,837 and $33,711,753, respectively, which includes cumulative accrued dividends payable to the holders of the redeemable Class B common shares of $73,333 and $513,333, respectively.

  Treasury Stock

   Concurrent with the Private Placement, the Company repurchased 2,147,000 shares of Class A common stock from two former employee shareholders for cash aggregating approximately $7,909,000. These shares were recorded as treasury stock and are stated at their cost.

  Preferred Stock

   TalentPoint has 100,000 shares of $0.01 par value preferred stock authorized, with no shares issued or outstanding at December 31, 1999. These shares may have preferential rights in liquidation.

 Shareholder Agreements

   All Class A shareholders have entered into shareholder agreements that define and provide for, among other things, the purchase, sale and transfer of shares in accordance with the agreements. Certain employees have purchased shares of common stock using notes. These employees elected to purchase stock available under existing stock option grants in accordance with provisions under the stock purchase agreement that permitted an initial 25% cash payment at the time of purchase with the remainder due in equal annual installments each January 15 of the next three years. The subscriptions bear no interest to the employee. The unpaid portion of subscriptions receivable has been classified as contra-equity, notes due on common stock at December 31, 1999 and March 31, 2000.

 Stock Repurchases

   During the year ended December 31, 1999, the Company entered into stock repurchase agreements with former employee shareholders of the Company. The Company acquired a total of 4,183,900 shares in these transactions for total consideration of approximately $11,934,000, net of the cancellation of secured notes related to the purchase of stock options in the amount of approximately $411,000. The Company funded these transactions principally through payment of cash aggregating approximately $7,909,000 and the issuance of unsecured promissory notes in the amount of approximately $4,025,000. There were no such repurchases during the three months ended March 31, 2000.

   During the year ended December 31, 1999 the Company also received shares of its common stock in connection with certain sales of businesses to former owners and employee shareholders. These former owners and employee shareholders returned 198,250 and 233,650 shares of IHC and ISI common stock, respectively, to

                       TALENTPOINT, INC. AND SUBSIDIARIES
the Company in exchange for certain assets, the assumption of certain liabilities and the forgiveness of debt. See Note 3. There were no such exchanges during the three months ended March 31, 2000.

   In addition, two stock repurchase agreements require the Company to repay all amounts outstanding under the notes following the completion of an initial public offering. These amounts aggregate $1,260,764 at March 31, 2000.

 Stock Option Plan

   In accordance with the bylaws of TalentPoint, options may be granted at the discretion of TalentPoint's Board of Directors. The purpose of the options is to recognize past services rendered and to provide additional incentive in furthering the continued success of the Company. Vesting of the stock options is at the discretion of the Board of Directors and generally occurs on the first anniversary date from the date of grant. The price of the stock options issued to employees under the plan is not less than 100% of the fair market value of the common shares at the date of grant.

   Options expire three years from the date of grant through January 2002. Upon an employee's termination, the unexercised portion of incentive stock options expire. Prior to the Reorganization, options granted entitled the employee to receive, when exercised, one share of IHC and ISI's common stock. In connection with the Reorganization (see Note 1), each option to purchase a share of IHC and ISI's common stock was converted into the right to receive and option to purchase one-half a share of TalentPoint common stock at two times the exercise price in effect immediately prior to the consummation of the Reorganization. Presented below is the activity in the plan for the twelve months ended December 31, 1999, reflecting the conversion of the option to the right to receive TalentPoint common shares as if the conversion occurred as of the beginning of the year:

                                                                        Weighted
                                                                        Average
                                                 Number of   Price Per  Exercise
                                                  Options      Share     Price
                                                 ---------  ----------- --------
   Balance, December 31, 1998...................  667,500   $1.43-$2.09  $1.74
     Exercised.................................. (283,350)     $1.43      1.43
     Granted....................................  420,450      $3.50      3.50
     Cancelled.................................. (281,850)  $1.43-$3.50   2.55
                                                 --------
   Balance, December 31, 1999...................  522,750   $2.09-$3.50   2.89
     Exercised.................................. (234,550)     $2.09      2.09
     Granted....................................  398,850      $3.70      3.70
     Cancelled..................................      --        --         --
                                                 --------
   Balance, March 31, 2000......................  687,050   $3.50-$3.70   3.62
                                                 ========
   Exercisable at March 31, 2000................      --        --         --
                                                 ========

   Because the Company accounts for the plan under APB 25, no compensation cost has been recognized in the financial statements for stock options issued under the plan. Had compensation expense for the plan been determined based on the fair value at the grant dates under the provisions of SFAS 123, the Company's pro forma net income would not have been materially different. The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model, with a risk-free interest rate of 4.61% for the year ended December 31, 1999, no expected dividend yield and an expected life of three years.

   At March 31, 2000, there were 398,850 non-vested options outstanding with an exercise price of $3.70 and an average remaining life of 3 years and 288,200 vested options outstanding with an exercise price of $3.50 and an average remaining life of 2 years.

                       TALENTPOINT, INC. AND SUBSIDIARIES

 Warrants

   In connection with the Private Placement, TalentPoint issued several classes of warrants. The information below represents the warrants outstanding at December 31, 1999 and a general description of their terms.

                                      Class of    Number of
                                       Shares      Shares
                                     Entitled to Entitled to Exercise Expiration
   Warrant Class                      Purchase    Purchase    Price      Date
   -------------                     ----------- ----------- -------- ----------
   Class A-1........................   Class A     275,150    $ 0.01  12/16/2006
   Class A-2........................   Class A     220,100      0.01  12/16/2006
   Class B..........................   Class A     894,400     16.70  12/16/2006
   Class C-1........................   Class A     275,150      0.01  12/16/2006
   Class C-2........................   Class A     220,100      0.01  12/16/2006
   Class D..........................   Class A     198,100      3.34  12/16/2006
   Class E..........................   Class A      16,400     16.70  12/16/2006

   Class A and D warrants entitle the holder to purchase Class A common shares. Class A warrants are exerciseable upon the earlier of December 16, 2006 or a qualified public offering or sale transaction (collectively "Realization Events") if the offering or sales price per share is below certain thresholds. Class D warrants are currently exerciseable. The holders of the Class A and D warrants also have the ability to require the Company to repurchase these warrants at the "Put Price," as defined by the warrant agreement, five years after date of issuance if a Realization Event has not occurred. Class A warrants were issued to the holders of the redeemable Class B common stock. Class D warrants were issued to the Company's investment advisor in the Private Placement. The estimated redemption value for the Class A and D warrants was estimated at $1,654,072 and $661,654, respectively, on the date of issuance based upon the estimated market value of the Company's Class A common stock. Since the holders of these warrants can require the Company to repurchase them at fair value, these warrants have been adjusted to estimated fair value at December 31, 1999 and March 31, 2000. This market value adjustment resulted in charges to interest expense of $69,335 and $180,523 at December 31, 1999 and March 31, 2000, respectively. The value of the Class A and Class D warrants are included as a separate component of long term liabilities in the accompanying consolidated balance sheets. The requirement to adjust the carrying value of these warrants to reflect changes in the market value of our common stock will continue until these warrants are exercised or they expire.

   Upon completion of a qualified public offering, the Class A warrants and related put feature will expire and Class C warrants to purchase 495,250 Class A common stock will become exerciseable. When this occurs, the carrying value of the Class A warrants will be reclassified into shareholders' equity (deficit). In addition, upon completion of an initial public offering, the Class D warrant put feature will expire and the Class D warrant carrying value will be reclassified into shareholders' equity.

   Class B and E warrants entitle the holder to purchase Class A common shares and are exerciseable until their expiration on December 16, 2006. Class B warrants were issued to the holders of the redeemable Class B common stock. Class E warrants were issued to the Company's investment advisor in the Private Placement. The fair value has been estimated at $290,296 and $5,323 for the Class B and E warrants, respectively, on the date of issuance using the Black-Scholes valuation model. The value of the Class B and Class E warrants was included in additional paid-in capital and subsequently reclassified to accumulated deficit upon accreting the redeemable Class B common shares to redemption value at December 31, 1999.

   Class C warrants entitle the holder to purchase Class A common shares and are exerciseable upon the earlier of a qualified public offering or sale transaction (collectively "Realization Events") if the offering or sales price per share is above certain thresholds. Class C warrants were issued to the holders of the Class A

                       TALENTPOINT, INC. AND SUBSIDIARIES
common stock. In the event of a Realization Event, a portion or all of the Class C warrants may become exercisable depending upon the initial public offering or sale price. To the extent the Class C warrants become exerciseable, an equivalent number of Class A warrants will be terminated.

   All outstanding warrants are subject to anti-dilution provisions and correspondingly their exercise and conversion prices will be adjusted for changes in shares, options and warrants issued and currently outstanding. If certain other events occur, as defined, the price at which the warrants are exercisable is subject to change.

11. BASIC AND DILUTED EARNINGS PER SHARE

   The reconciliation of the numerator and denominator for basic and diluted earnings per share for the periods presented below is as follows:

                                        December 31,   March 31,   March 31,
                                            1999         1999        2000
                                        ------------  ----------- -----------
                                                            (Unaudited)
   Calculation of Basic Earnings Per
    Share:
   Net income (loss)................... $    254,639  $   338,542 $  (234,846)
   Accretion of redeemable Class B
    common stock to redemption value...  (15,546,479)         --     (786,916)
   Accrued dividends on redeemable
    Class B common stock...............      (73,333)         --     (440,000)
                                        ------------  ----------- -----------
     Net income available to common
      shareholders..................... $(15,365,173) $   338,542 $(1,461,672)
                                        ============  =========== ===========
     Weighted average number of common
      shares outstanding...............    9,587,015   10,745,468   6,679,764
                                        ============  =========== ===========
     Basic Earnings Per Share.......... $      (1.60) $      0.03 $     (0.22)
                                        ============  =========== ===========
   Calculation of Diluted Earnings Per
    Share:
   Net Income..........................               $   338,542
                                                      ===========
   Weighted average number of common
    shares outstanding.................                10,745,468
   Effect of potentially dilutive
    securities:
   Employee stock options..............                   108,711
   Warrants............................                       --
                                                      -----------
     Weighted average number of common
      shares outstanding, assuming
      dilution.........................                10,854,179
                                                      ===========
     Diluted Earnings Per Share........               $      0.03
                                                      ===========

   Basic and diluted earnings per share before extraordinary item was $0.08 for the year ended December 31, 1999. Basic and diluted loss per share for extra ordinary item was $0.05 for the year ended December 31, 1999.

12. BUSINESS SEGMENT INFORMATION

   The Company's businesses are organized, managed and internally reported as three segments: TalentPoint Portfolio, human capital management (HCM) consulting services and ebusiness technology services. TalentPoint Portfolio, the Company's newest business segment, consists of a scalable, fully hosted, web-based suite of proprietary software for human capital management that are available either as individual modules to

                       TALENTPOINT, INC. AND SUBSIDIARIES
address specific customer needs or as an integrated suite. The HCM consulting services segment addresses the full spectrum of human capital management needs of organizations, including talent acquisition, onsite and offsite recruitment management services and support, sales force solutions training consulting and development, retention consulting and employee survey administration and analysis. The Company offers each of these services to complement the TalentPoint Portfolio as well as on a stand alone basis. Through our ebusiness technology services, we design, develop and implement a wide range of ebusiness and other information technology solutions. The Company offers ebusiness technology services to complement the TalentPoint Portfolio as well as on a stand alone basis.

   The Company's management evaluates performance of each segment primarily based on revenues and operating income or loss (before interest and income taxes). The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. See Note 2. The information in the following table is derived directly from the segments' internal financial reporting used for corporate management purposes. Operating income or losses of these segments include an allocation of general corporate expenses.

                                           HCM     eBusiness
Year ended December 31,    TalentPoint Consulting  Technology
1999                        Portfolio  Services(1)  Services  Other(2)  Total
-----------------------    ----------- ----------- ---------- -------- -------
Revenue...................    $  98      $35,040    $16,773      --    $51,911
Gross profit..............       90       27,052      7,521      --     34,663
Operating income (loss)...     (288)       3,105      2,072      (39)    4,850

Three months ended March
31, 1999
------------------------
(Unaudited)
-----------
Revenue...................      --         8,421      4,880      --     13,301
Gross profit..............      --         6,001      2,279      --      8,280
Operating income (loss)...      --           265        900     (314)      851

Three months ended March
31, 2000
------------------------
(Unaudited)
Revenue...................      880        5,785      4,441      --     11,106
Gross profit..............      721        5,180      2,306      --      8,207
Operating income (loss)...     (215)         (82)       953     (526)      130

---------------------
(1) HCM consulting services includes operations of discontinued lines of business.
(2) Other consists primarily of unallocated corporate expenses.

   The Company has no single customer representing greater than 10% of revenues. Revenues in the United Kingdom were approximately $1.0 million, $293,000 and $313,000 for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively.

                       TALENTPOINT, INC. AND SUBSIDIARIES

13. SUBSEQUENT EVENTS

  Acquisitions

   Noll Asset Acquisition

   Effective February 23, 2000, the Company acquired certain assets and intellectual property from Noll, Inc. (the "Noll Acquisition") for $750,000 in cash and $150,000 in notes payable. This acquisition was recorded as a purchase with the excess of purchase price and acquisition costs over net assets acquired of approximately $975,000 being primarily recorded as goodwill. Goodwill will be amortized over 20 years. The information below represents the unaudited pro forma consolidated results of operations of the Company and the Noll Acquisition for the year ended December 31, 1999 as if this acquisition had occurred as of January 1, 1999:

                                                                    (Unaudited)
       Revenue..................................................... $52,587,000
       Income from operations......................................   4,932,000
       Net income..................................................     331,000

   Know It All Acquisition (Unaudited)

   Effective March 31, 2000, the Company acquired all the outstanding stock of Know It All, Inc. (the "KIA Acquisition") for 392,200 shares of its common stock. This acquisition was recorded as a purchase with the excess of purchase price and acquisition costs over net assets acquired of approximately $1.4 million being recorded as goodwill. Goodwill will be amortized over 20 years. The information below represents the unaudited pro forma consolidated results of operations of the Company and the KIA Acquisition for the year ended December 31, 1999 as if this acquisition had occurred as of January 1, 1999:

       Revenue..................................................... $53,959,000
       Income from operations......................................   5,075,000
       Net income..................................................     318,000

   Paragon Acquisition (Unaudited)

   Effective May 26, 2000, the Company acquired all the outstanding stock of Paragon, Inc. (the "Paragon Acquisition") for approximately $1,600,000 in cash. This acquisition was recorded as a purchase with the excess of purchase price and acquisition costs over net assets acquired of approximately $1.5 million being recorded as goodwill. Goodwill will be amortized over 20 years. The information below represents the unaudited pro forma consolidated results of operations of the Company and the Paragon Acquisition for the year ended December 31, 1999 as if this acquisition had occurred as of January 1, 1999:

       Revenue..................................................... $52,777,000
       Income from operations......................................   4,555,000
       Net loss....................................................      72,000

   Bridge Financing (Unaudited)

   On June 16, 2000 the Company entered into a bridge financing in which the Company issued promissory notes ("bridge notes") in the aggregate principal amount of $10.0 million to Parthenon Investors, L.P. and

                       TALENTPOINT, INC. AND SUBSIDIARIES

PCIP Investors, two of the Company's shareholders, for aggregate cash proceeds of $8.1 million. In connection with the bridge financing, Parthenon and PCIP exercised warrants to purchase 116,210 shares of Class A common stock at an exercise price of $16.70 per share, for aggregate cash proceeds of $1.9 million. The Company received total cash proceeds of $10 million from these investor lenders in connection with these transactions.

   The bridge notes mature on June 16, 2004 and bear interest at a stated annual rate of 13% on the principal amount for the first year and 16% thereafter. The original issue discount of $1.9 million on the bridge notes will be amortized as additional interest expense during the first year. Interest on the bridge notes is payable quarterly. Quarterly accrued interest in an amount sufficient for the investor lenders to pay federal and state income taxes on the accrued interest and original issue discount on the notes must be paid in cash, and the remaining accrued interest payable by the issuance of additional promissory notes in the principal amount of the interest payable. The bridge notes are subordinate to the Company's Loan Agreement. The Company will be required to issue 348,630 shares of common stock to the investor lenders if the Company does not repay the bridge notes by June16, 2001 and we will be required to issue an additional 58,105 for each of the four months thereafter (up to an aggregate amount of an additional 232,420 shares of common stock) if any amounts remain outstanding under the bridge notes. The bridge notes are prepayable at any time without penalty. The bridge note agreements contain various terms and covenants which provide for certain restrictions on the Company's capital expenditures and require the Company to maintain minimum levels of working capital and EBITDA.

   Exchange and Conversion Agreement (Unaudited)

   On June 16, 2000, the Company entered into an Exchange and Conversion Agreement ("Conversion Agreement") with the Parthenon Investors whereby the Parthenon Investors agreed to exchange 19,208 shares of the redeemable Class B common stock for 454,653 shares of the Company's Class A common stock upon the initial filing of a registration statement for the initial public offering of the Company's common stock, expected to be June 23, 2000. Effective immediately prior to the completion of an initial public offering, the Parthenon Investors will convert an additional 19,208 shares of the redeemable Class B common stock to Class A common stock at the exchange ratio, as defined in the Conversion Agreement. In addition, the remaining 60,532 shares of redeemable Class B common stock will be converted into 3,026,600 shares of Class A common stock effective immediately prior to the completion of our initial public offering.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries:

   We have audited the accompanying combined balance sheet of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries (d/b/a Raymond Karsan Associates) (the "Company") as of December 31, 1998, and the related combined statements of operations, stockholders' equity (deficit) and of cash flows for each of the two years in the period ended December 31, 1998. These companies are under common ownership and management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries as of December 31, 1998, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

   The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the combined financial statements, the Company's deficiency in working capital, stockholders' deficit and notification from a financial institution of the acceleration of the repayment on December 17, 1999 of all amounts outstanding under the Company's loan and security agreement and the Company's lack of available financing raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP

November 19, 1999, except for Note 3
 as to which the date is December 1, 1999 and except for the effects of the reorganization and stock split described in Note 13 as to which the date is June 6, 2000

                    INTERNATIONAL HOLDING COMPANY, INC. AND
                   INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

                             COMBINED BALANCE SHEET

                               December 31, 1998

                                                                      1998
                                                                   -----------
                              ASSETS
Current assets:
  Cash and cash equivalents....................................... $   519,559
  Accounts receivable, net of allowance for doubtful accounts of
   $1,022,678.....................................................   9,216,268
  Employee advances...............................................     188,406
  Subscriptions receivable........................................     330,733
  Prepaid expenses and other current assets.......................     324,532
                                                                   -----------
    Total current assets..........................................  10,579,498
Property and equipment, net of accumulated depreciation...........   4,076,114
Intangibles, net of accumulated amortization......................   8,914,837
Other assets......................................................     246,990
                                                                   -----------
                                                                   $23,817,439
                                                                   ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable................................................ $ 2,630,049
  Line of credit..................................................   8,075,605
  Current portion of notes payable................................   2,240,052
  Commissions payable.............................................   1,244,623
  Other accrued liabilities.......................................   2,227,068
  Accrued compensation and benefits...............................   1,913,455
  Unearned revenue................................................   1,581,684
  Capital lease obligation........................................     548,193
                                                                   -----------
    Total current liabilities.....................................  20,460,729
Capital lease obligation, less current portion....................     584,307
Notes payable, less current portion...............................   2,428,969
Other liabilities.................................................     924,849

Commitments and contingencies

Stockholders' deficit:
  International Holding Company, Inc. common stock, no par value;
   authorized 50,000,000 shares; issued and outstanding
   10,451,900.....................................................   4,248,525
  Insurance Services, Inc. common stock, no par value; authorized
   50,000,000 shares; issued and outstanding 10,588,550 shares....     287,588
  Accumulated deficit.............................................  (4,046,396)
  Notes due on common stock.......................................  (1,071,132)
                                                                   -----------
    Total stockholders' deficit...................................    (581,415)
                                                                   -----------
                                                                   $23,817,439
                                                                   ===========

                  See notes to combined financial statements.

                       INTERNATIONAL HOLDING COMPANY INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

                       COMBINED STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1997

                                                           1998         1997
                                                        -----------  -----------
Revenues............................................... $47,090,562  $38,050,214
Cost of revenues.......................................  17,783,485   14,990,774
                                                        -----------  -----------
Gross margin...........................................  29,307,077   23,059,440
Costs and expenses:
  Compensation and benefit expense.....................  22,603,526   15,411,952
  Other selling, general and administrative expense....   8,931,637    6,137,236
  Depreciation and amortization expense................   1,353,651      597,247
                                                        -----------  -----------
    Total costs and expenses...........................  32,888,814   22,146,435
                                                        -----------  -----------
Operating income (loss)................................  (3,581,737)     913,005
Interest expense.......................................     970,378      450,106
Other income (expense).................................         --         7,130
                                                        -----------  -----------
Income (loss) before taxes.............................  (4,552,115)     470,029
Income tax provision (benefit).........................     (10,246)      14,297
                                                        -----------  -----------
Net income (loss)...................................... $(4,541,869) $   455,732
                                                        ===========  ===========
Earnings (loss) per common share:
  Basic:
    Earnings (Loss) Per Share.......................... $     (0.43) $      0.05
                                                        ===========  ===========
    Weighted Average Shares Outstanding................  10,564,550    9,537,050
                                                        ===========  ===========
  Diluted:
    Earnings (Loss) Per Share.......................... $     (0.43) $      0.05
                                                        ===========  ===========
    Weighted Average Shares Outstanding................  10,564,550    9,748,400
                                                        ===========  ===========


                  See notes to combined financial statements.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1997 and 1998

                         International Holding        Insurance
                             Company, Inc.         Services, Inc.       Retained                     Total
                             Common Stock           Common Stock        Earnings     Notes Due   Stockholders'
                         ----------------------  -------------------- (Accumulated   on Common      Equity
                           Shares      Amount      Shares     Amount    Deficit)       Stock       (Deficit)
                         ----------  ----------  ----------  -------- ------------  -----------  -------------
Balance, January 1,
 1997...................  7,958,450  $1,510,987   7,958,450  $    --  $   519,741   $  (193,387)  $1,837,341
  Exercise of common
   stock options........    468,500     312,958     468,500       --          --            --       312,958
  Issuance of common
   stock to new
   stockholders.........    530,550   1,619,876     586,100   200,000         --            --     1,819,876
  Repurchase and
   retirement of shares
   of common stock......    (97,900)   (145,654)    (97,900)      --          --            --      (145,654)
  Issuance of common
   stock in connection
   with business
   acquisitions.........  1,532,000   1,342,912   1,532,000       --          --            --     1,342,912
  Change in notes due on
   common stock.........        --          --          --        --          --     (1,333,259)  (1,333,259)
  Net income............        --          --          --        --      455,732           --       455,732
  Distributions to
   stockholders.........        --          --          --        --     (330,000)          --      (330,000)
                         ----------  ----------  ----------  -------- -----------   -----------   ----------
Balance, December 31,
 1997................... 10,391,600   4,641,079  10,447,150   200,000     645,473    (1,526,646)   3,959,906
  Exercise of common
   stock options........    152,550     150,044     152,550       --          --            --       150,044
  Repurchase and
   retirement of shares
   of common stock......   (313,900)   (781,980)   (313,900)      --          --            --      (781,980)
  Issuance of common
   stock in connection
   with business
   acquisitions.........    221,650     239,382     302,750    87,588         --            --       326,970
  Change in notes due on
   common stock.........        --          --          --        --          --        455,514      455,514
  Net loss..............        --          --          --        --   (4,541,869)          --    (4,541,869)
  Distributions to
   stockholders.........        --          --          --        --     (150,000)          --      (150,000)
                         ----------  ----------  ----------  -------- -----------   -----------   ----------
Balance, December 31,
 1998................... 10,451,900  $4,248,525  10,588,550  $287,588 $(4,046,396)  $(1,071,132)  $ (581,415)
                         ==========  ==========  ==========  ======== ===========   ===========   ==========

                  See notes to combined financial statements.

                    INTERNATIONAL HOLDING COMPANY, INC. AND
                   INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

                       COMBINED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1997

                                                         1998         1997
                                                      -----------  -----------
Operating activities:
  Net income (loss).................................. $(4,541,869) $   455,732
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization....................   1,353,651      597,247
    Imputed interest.................................     162,929      130,710
    Nonrecurring charges.............................         --       172,197
    Stock-based compensation.........................         --        92,545
    Changes in assets and liabilities which provided
     (used) cash:
      Accounts receivable............................  (1,959,319)  (1,399,662)
      Prepaid expenses and other current assets......     (78,618)       3,454
      Other assets...................................      42,941     (151,674)
      Accounts payable...............................   1,503,128     (412,609)
      Accrued compensation and other accrued
       liabilities...................................   1,668,725      143,504
      Commissions payable............................    (341,951)     280,061
      Unearned revenue...............................   1,173,822      263,150
      Other liabilities..............................         --       139,459
                                                      -----------  -----------
        Net cash provided by (used in) operating
         activities..................................  (1,016,561)     314,114
                                                      -----------  -----------
Investing activities:
  Property and equipment acquired - net of
   retirements.......................................    (976,055)  (1,047,125)
  Purchase of companies, net of cash acquired........    (921,690)     229,553
                                                      -----------  -----------
        Net cash used in investing activities........  (1,897,745)    (817,572)
                                                      -----------  -----------
Financing activities:
  Net borrowings under line of credit................   4,290,605    1,011,421
  Repayments of notes payable........................    (675,720)    (335,704)
  Proceeds from the sale of common stock.............     258,428      286,686
  Proceeds from the exercise of common stock
   options...........................................      47,992      110,413
  Repurchase and retirement of common stock..........     (87,281)    (145,654)
  Distributions to stockholders......................    (150,000)    (330,000)
  Payments on capital lease obligation...............    (470,034)    (177,942)
                                                      -----------  -----------
        Net cash provided by financing activities....   3,213,990      419,220
                                                      -----------  -----------
Net increase (decrease) in cash and cash
 equivalents.........................................     299,684      (84,238)
Cash and cash equivalents, beginning of year.........     219,875      304,113
                                                      -----------  -----------
Cash and cash equivalents, end of year............... $   519,559  $   219,875
                                                      ===========  ===========

                  See notes to combined financial statements.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     Years ended December 31, 1998 and 1997

1. ORGANIZATION

   International Holding Company, Inc. ("IHC") and Insurance Services, Inc. ("ISI") and subsidiaries (collectively, the "Company") includes the combined entities of IHC and ISI. IHC, an S corporation, and its wholly owned subsidiaries and ISI, a C corporation, provide human resource and information technology services and solutions to its corporate clientele, including permanent placement, temporary staffing, information technology and human resource consulting and training.

2. SIGNIFICANT ACCOUNTING POLICIES

   Principles of Combination--The combined financial statements of the Company include the accounts of IHC, its wholly owned subsidiaries and ISI. All significant intercompany accounts and transactions have been eliminated in combination. The combined financial statements of the Company have been prepared to give retroactive effect to the acquisition of Software Support Services, Inc. ("SSSI") on December 31, 1998 which was accounted for using the pooling-of-interests method of accounting (see Note 4).

   Cash and Cash Equivalents--Cash and cash equivalents consist of highly liquid investments with remaining maturities of three months or less at the time of purchase.

   Prepaid Expenses and Other Current Assets--Prepaid expenses and other current assets consist primarily of prepaid software maintenance agreements, rent, insurance and other current assets.

   Property and Equipment--Property and equipment are stated at cost or respective fair market value at the date of acquisition. Equipment under capital lease is stated at the lower of the fair market value at the date of acquisition in the case of business combinations or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization is provided on the straight-line basis over the assets' estimated useful lives or, if shorter, the lease terms for leasehold improvements and equipment under capital lease. The estimated useful life is 7 years for office furniture, 5 years for computer equipment and 3 to 5 years for software. Costs of maintenance and repairs are charged to expense as incurred. Gains and losses on sales and retirements of assets are reflected in the results of operations.

   Intangibles--Intangible assets are comprised of excess purchase price over net assets acquired (goodwill) and intellectual property. Goodwill is amortized on a straight-line basis over twenty years. Included in intangibles is approximately $758,000 of intellectual property (which is net of accumulated amortization) as of December 31, 1998. Intellectual property is amortized on a straight-line basis over 7 years.

   Revenue Recognition--Revenue from contingent search engagements is recognized upon the applicant's start of employment. Revenue from retained search engagements is recognized ratably as follows: one-third of the initial retainer upon the execution of the contract and one-third upon 30 days from the execution date with the remaining balance recognized upon completion of the contract, typically 60 to 90 days from the execution date. Reserves are established to estimate losses due to placed candidates not remaining in employment for the Company's guarantee period, typically 90 days. Fee revenue is presented net of adjustments to original billings. Revenues from temporary and contract personnel are recognized concurrently with the performance of services. Revenues from information technology, training, bench marking and assessments are recognized when earned.

   Unearned revenue represents payments received from the Company's customers for services not completed, and amounts billed under contracts in advance of project completion.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Income Taxes--The Company's operations are principally taxed under the provisions of Subchapter S of the Internal Revenue Code. Pursuant to Subchapter S, all income is reported through the stockholders' individual tax returns and the resulting tax liability is the responsibility of the individual stockholders. Accordingly, no provision for federal and state income taxes is recorded for the operations of the Company's S corporation. The Company provides for federal and state income taxes of its C corporations. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its C corporations' assets and liabilities and expected benefits of utilizing net operations loss carryforwards.

   Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base and their dispersion across many industries. The customers are concentrated primarily in the Company's U.S. market area.

   401(k) Plan--The Company sponsors a defined contribution plan (401(k) Plan) which is available for participation to all eligible employees. Company contributions to the plan are based upon a percentage of each employee's contribution to the plan to the total of all employees' contributions, subject to management's election to make a contribution each year. Contributions charged to operations by the Company were $0 and $236,748 for the years ended December 31, 1998 and 1997, respectively.

   Stock-Based Compensation--The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock over the amount an employee must pay to acquire the stock (see Note 11).

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Instruments--The carrying amounts of the Company's financial assets and liabilities, including cash, accounts receivable, prepaid expenses, employee receivables, other current assets, accounts payable, accrued compensation and other current liabilities at December 31, 1998 approximate fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value at December 31, 1998, based on current market rates of interest and maturities.

   New Accounting Pronouncement--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

June 15, 1999. The Company is evaluating the effects that the adoption of SFAS 133 may have on its financial position and results of operations. On May 20, 1999, the FASB issued an Exposure Draft that, if approved, amends the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

   Supplemental Cash Flow Information - For the years ended December 31, 1998 and 1997, the Company paid interest of approximately $815,000 and $434,000, respectively.

   For the years ended December 31, 1998 and 1997, the Company issued notes receivable for the purchase of common stock in the amount of approximately $300,000 and $1,922,000, respectively.

   For the years ended December 31, 1998 and 1997, the Company entered into capital lease obligations of $470,250 and$1,361,043, respectively.

   For the years ended December 31, 1998 and 1997, the Company issued shares of common stock valued at approximately $327,000 and $1,343,000, respectively, and issued notes to sellers of approximately $3,523,000 and $827,000, respectively, in connection with business acquisitions.

3. OPERATIONS AND FINANCING

   The Company incurred a net loss of approximately $4,542,000 for the year ended December 31, 1998, which resulted in an accumulated deficit of approximately $4,046,000 and stockholders' deficit of approximately $581,000 at December 31, 1998. In addition, the Company was notified in October 1999 that on December 17, 1999 its lender will terminate the Company's loan and security agreement and accelerate payment of the outstanding balance, as permitted under the terms of a forbearance and amendment agreement executed on August 18, 1999 (See Note 7). As a result, all amounts outstanding under the loan and security agreement ($7,510,000 at June 30, 1999) will become due and payable on December 17, 1999. Additionally, the Company will be required to repay in full its unsecured loans from stockholders, plus interest, concurrently with the repayment of all amounts outstanding under the loan and security agreement (see
Note 7).

   In order to refinance the amounts outstanding under the loan and security agreement with its lender, during October 1999 the Company signed a letter of intent with a venture capital firm to obtain equity financing in an aggregate amount of approximately $22,000,000, prior to payment of transaction expenses. The consummation of the financing is subject to the venture capital firm's satisfactory review of the Company and normal due diligence procedures and other approvals. The financing, if approved, will be used by the Company to repay existing debt under the Company's loan and security agreement, as amended, repay outstanding loans from stockholders (see Note 8), repurchase outstanding common stock and for general working capital and other general corporate purposes. However, there can be no assurance that the financing will be consummated.

   On December 1, 1999, the Company entered into a preliminary term sheet with a bank to obtain an aggregate $20 million credit facility. The preliminary term sheet does not constitute a firm commitment by the bank and consummation of the financing is subject to the bank's satisfactory review of the Company and normal due diligence procedures and other approvals. The financing, if consummated, will be used by the Company to repay existing debt, finance future acquisitions and for general working capital purposes. However, there can be no assurance that the financing will be consummated.

   The accompanying combined financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's deficiency in working capital, stockholders' deficit, notification from its lender of the

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

acceleration of the repayment on December 17, 1999 of all amounts outstanding under the loan and security agreement and the Company's lack of available financing raise substantial doubt about the Company's ability to operate as a going concern.

4. BUSINESS COMBINATIONS

   Merger with Software Support Services, Inc. (SSSI)--On December 31, 1998, the Company acquired SSSI. The transaction was accounted for under the pooling-of-interests method of accounting. In the transaction, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of SSSI. The acquisition was structured as a merger of SSSI into IHC. The combined financial statements give retroactive effect to the merger with SSSI and include the combined operations of the Company and SSSI for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the merger:

                                              Company       SSSI    As Reported
                                            -----------  ---------- -----------
   Year Ended December 31:
     1998:
       Revenue............................. $42,140,299  $4,950,263 $47,090,562
       Net income (loss)...................  (5,069,745)    527,876  (4,541,869)
     1997:
       Revenue.............................  35,513,298   2,536,916  38,050,214
       Net income..........................     329,313     126,419     455,732

   Other Business Acquisitions--The acquisitions described below have been accounted for under the purchase method. The results of these acquisitions have been included in the results of operations from the applicable acquisition dates. The purchase price of the acquisitions has been principally allocated to fixed assets, intellectual property and goodwill. Goodwill, which is the excess of the purchase price over the fair value of net assets, was approximately $8,915,000 and is being amortized on a straight-line basis over 20 years.

   1998 Acquisitions--During 1998 the Company acquired three companies ("sellers") operating in the human resource outsourcing, information technology services or temporary staffing industries. The acquisitions were funded by approximately $1,068,000 in cash, the issuance of approximately $3,523,000 in notes payable to the sellers and the issuance of 257,050 shares of the Company's common stock, valued at approximately $277,614 at the respective dates of acquisition. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $5,538,000 was allocated to goodwill. The acquisitions included substantially all of the non-current assets, certain current assets and the assumption of certain liabilities of the sellers in the amount of approximately $314,000. Additionally, certain purchase agreements included provisions whereby additional purchase price may be required if the sellers attain certain financial results during a specified period. Accordingly, approximately $1,221,000, of which approximately $616,000 will be paid in 1999, is included in the line item, other accrued liabilities on the accompanying combined balance sheet at December 31, 1998, which represents the probable amount due under the terms of the agreements. The remaining noncurrent portion of $605,000 is included in the line item, other liabilities, on the accompanying combined balance sheet at December 31, 1998.

   1997 Acquisitions--During 1997 the Company acquired three companies operating in the human resource outsourcing and permanent placement industries. The acquisitions were funded by approximately $250,000 in cash, the issuance of approximately $827,000 in notes payable to the sellers and the issuance of 1,420,500 shares of the Company's common stock, valued at approximately $1,245,000 at the respective dates

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

of acquisition. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $1,471,000 was allocated to goodwill. The acquisitions included substantially all of the non-current assets, certain current assets and the assumption of certain liabilities of the sellers in the amount of approximately $114,000. In connection with an acquisition, the Company issued 45,700 shares of common stock during 1998 to the former owner of the acquired company at a value of approximately $49,000 on the date of issuance. Goodwill was increased by that amount in 1998.

   In connection with an acquisition in 1996, the Company issued 111,500 shares of common stock during 1997 to employees of the acquired company at a value of approximately $92,545 on the date of issuance. This amount was recorded as compensation expense in 1997.

5. EMPLOYEE ADVANCES AND LOANS

   Included in employee advances as of December 31, 1998 were commissions advanced in the amount of approximately $176,000. In addition, the balances included loans to Company shareholders aggregating approximately $12,000 as of December 1998. Employee advances and loans bear no interest.

6. PROPERTY AND EQUIPMENT

   A summary of property and equipment and related accumulated depreciation as of December 31, 1998 is as follows:

                                                                        1998
                                                                     ----------
     Equipment...................................................... $3,923,318
     Software.......................................................    864,488
     Office furniture and fixtures..................................    379,682
     Leasehold improvements.........................................    198,779
     Construction in process........................................    216,601
                                                                     ----------
                                                                      5,582,868
     Less accumulated depreciation..................................  1,506,754
                                                                     ----------
                                                                     $4,076,114
                                                                     ==========

   Equipment includes capital leases of approximately $1,831,000 as of December 31, 1998. Depreciation expense, including amortization of assets under capital leases, was approximately $856,000 for the year ended December 31, 1998.

7. LINE OF CREDIT

   On June 15, 1998, the Company entered into a loan and security agreement ("Agreement") with a financial institution ("Lender"). The Agreement provides for a maximum $10,000,000 facility available to fund general working capital requirements and acquisitions. The maximum amount available to the Company to fund general working capital requirements is 85% of the Company's net accounts receivable, plus $750,000 (referred to as an "overformula advance"). The maximum amount available to the Company to fund acquisitions is $2,500,000. The amount advanced under the Agreement to fund working capital requirements, approximately $6,493,000 as of December 31, 1998, bears interest at the bank's prime rate (7.75% at December 31, 1998). The amount advanced under the Agreement to fund acquisitions, approximately $1,583,000 as of December 31, 1998, bears interest at the base rate plus .75% (8.50% at December 31, 1998). Interest on all advances is

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

payable monthly. Either party may terminate the Agreement after giving the other party 60 days prior written notice. All amounts immediately become due and payable upon termination of the Agreement. Principal amounts advanced for acquisitions convert to term loans and are payable over a period not to exceed 18 months. Overformula advances are due and payable at the earlier of 15 days from the advance date or at the end of each month. Advances under the Agreement are collateralized by the Company's accounts receivable, cash balances maintained in bank accounts, general intangibles, intellectual property and certain books and records.

   The Agreement contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, disposition of assets, investments and acquisitions and require the Company, among other things, to maintain minimum levels of net worth and certain minimum financial ratios. At December 31, 1998 and at various times during the year then ended, the Company was in default of various provisions under the Agreement. More specifically, the Company has not maintained minimum net worth, current ratio and debt service coverage ratio, has not submitted various financial information to the Lender, has not made scheduled principal payments on acquisition advances and has not repaid the overformula advance, has incurred indebtedness not permitted under the Agreement and has exceeded the limit on capital expenditures.

   As a result of the events of default, the Company and the Lender entered into the Forbearance and Amendment Agreement ("Forbearance Agreement") dated July 23, 1999, and executed on August 18, 1999. The Forbearance Agreement reserved the rights and remedies of the Lender in connection with the existing defaults, but the Lender agreed to forbear from exercising its rights until August 20, 2000 or the occurrence of any event of default under the Forbearance Agreement. Additionally, the payment due under the acquisition advance was rescheduled to be due and payable upon the earlier of August 1, 1999 or the occurrence of an event of default under the Forbearance Agreement. The Forbearance Agreement continues to provide the Company with the ability to receive up to $750,000 as overformula advances so long as the total amount outstanding under all advance options does not exceed $10,000,000. The Forbearance Agreement requires the Company to maintain compliance with the following financial covenants; limit on annual capital expenditures and cumulative monthly EBITDA, fixed change coverage and total interest coverage. Also, the Forbearance Agreement requires the Company to proceed in good faith to obtain an investment banker in order to seek and close a debt or equity financing transaction by October 31, 1999 in an amount sufficient to repay in cash all amounts outstanding under the Agreement, as amended, related to acquisitions and overformula advances. The Company's failure to close such a transaction by October 31, 1999, will not result in an event of default under the Forbearance Agreement (see Note 13).

   The Company was notified in October 1999 that on December 17, 1999 its Lender will terminate the Company's Agreement and accelerate payment of the outstanding balance, as permitted under the terms of the Forbearance Agreement. As a result, all amounts outstanding under the Agreement will become due and payable on December 17, 1999 (see Note 3).

8. LONG-TERM DEBT

   In connection with various acquisitions (see Note 4), the Company issued interest and non-interest bearing notes to sellers of the businesses. Principal and interest on the interest-bearing notes are payable semi-annually and annually. Maturity dates on these notes vary from October 30, 1999 through July 1, 2001. As of December 31, 1998, the non-interest bearing notes are presented at their estimated net present value based on imputed interest rate at 8%. The unamortized discount based on imputed interest for all non-interest-bearing notes was $329,631 and $192,503 as of December 31, 1998 and 1997, respectively. The weighted average

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

interest rate of all notes payable was 6.6% at December 31, 1998. Maturities of notes outstanding, less unamortized discounts and excluding capital leases, as of December 31, 1998 for each of the next five years is as follows (see Note 13 for subsequent events that modify the maturity of long-term debt):

   Description                  1999       2000      2001   2002 2003   Total
   -----------               ---------- ---------- -------- ---- ---- ----------
   Docker note.............. $   86,806                               $   86,806
   ACI note.................    138,889 $  138,889                       277,778
   HRT note.................    115,741    125,000                       240,741
   SDA note.................    370,371        --                        370,371
   ECI note.................    971,833    971,833                     1,943,666
   Morestaff note...........    500,274    915,966 $163,234            1,579,474
   Stockholder notes........     56,138    114,047      --               170,185
                             ---------- ---------- -------- ---- ---- ----------
                             $2,240,052 $2,265,735 $163,234 $--  $--  $4,669,021
                             ========== ========== ======== ==== ==== ==========

9. INCOME TAXES

   The provision (benefit) for income taxes of the Company's C corporations for the years ended December 31, 1998 and 1997 consists of the following:

                                                               1998      1997
                                                             --------  --------
     Current:
       Federal.............................................. $    --   $ 33,506
       State and local......................................      --      4,927
                                                             --------  --------
                                                                  --     38,433
                                                             --------  --------
     Deferred:
       Federal..............................................   (9,168)  (22,350)
       State and local......................................   (1,078)   (1,786)
                                                             --------  --------
                                                              (10,246)  (24,136)
                                                             --------  --------
         Income tax provision (benefit)..................... $(10,246) $ 14,297
                                                             ========  ========

   Significant components of the Company's net deferred tax assets (liabilities) as of December 31, 1998 are as follows:

                                                                        1998
                                                                      ---------
     Deferred Tax Assets:
       Accounts receivable........................................... $  40,629
       Net operating loss carryforwards..............................   238,788
       Less valuation allowance......................................  (120,000)
                                                                      ---------
                                                                        159,417
                                                                      ---------
     Deferred Tax Liabilities:
       Property and equipment........................................   (29,275)
       Prepaid assets................................................   (95,760)
                                                                      ---------
                                                                       (125,035)
                                                                      ---------
         Net deferred tax asset...................................... $  34,382
                                                                      =========

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   At December 31, 1998, the Company had net operating loss carryforwards for federal and state purposes of approximately $633,000 and $582,000, respectively, which expire in 2018 and 2003, respectively. The Company's valuation allowance reduces the gross deferred tax assets to the level where management believes that it is more likely than not that the tax benefit will be realized.

10. COMMITMENTS AND CONTINGENCIES

   Leasing Arrangements--The Company leases certain of its facilities and equipment under various operating and capital leases. Future minimum lease payments as of December 31, 1998 are as follows:

                                                          Capital   Operating
                                                           Leases     Leases
                                                         ---------- ----------
   1999................................................. $  635,929 $1,038,480
   2000.................................................    524,476    923,824
   2001.................................................     93,774    813,901
   2002.................................................        --     396,264
   2003 and thereafter..................................        --     422,214
                                                         ---------- ----------
     Total minimum lease payments.......................  1,254,179 $3,594,683
                                                                    ==========
   Less amount representing interest....................    121,679
   Present value of net minimum payments under capital
    leases..............................................  1,132,500
   Less current portion.................................    548,193
                                                         ----------
                                                         $  584,307
                                                         ==========

   Rent expense was approximately $1,362,000 and $974,000 for the years ended December 31, 1998 and 1997, respectively.

   Deferred Compensation--In 1997, the Company entered into an unfunded deferred compensation contract with an employee/stockholder of the Company. Under the terms of the contract, the stockholder or his beneficiary is entitled to retirement benefits upon reaching the Company's normal retirement date. The retirement benefits under the plan provide for 120 monthly installments to be paid to the stockholder or his beneficiary.

   At December 31, 1998 the liability under the deferred compensation plan was approximately $320,000. Deferred compensation expense was $163,000 and $157,000 for the years ended December 31, 1998 and 1997, respectively. The present value of the estimated liability, which is included in other liabilities, was determined by calculating the net present value of the retirement benefits expected to be earned by the stockholder from the effective date of the agreement through the stockholder's expected retirement date using a discount rate of 8%.

   Litigation--The Company is a party to certain legal actions arising in the ordinary course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


11. STOCK OPTION PLAN

   In accordance with the bylaws of IHC and ISI, the Company may grant options at the discretion of the Board of Directors. The purpose of the options is to recognize past services rendered and to provide additional incentive in furthering the continued success of the Company. Vesting of the stock options is at the discretion of the Board of Directors and generally occurs on the first anniversary date from the date of grant. The price of the incentive stock options issued to employees under the plan is not less than 100% of the fair market value of the common shares at the date of grant.

   Options expire three years from the date of grant through January 2001. Upon an employee's termination, the unexercised portion of incentive stock options expire. Options granted by the Company entitle the employee to receive, when exercised, one share of common stock in each of IHC and ISI. Presented below is the activity in the plan for the years ended December 31, 1997 and 1998:

                                     Number of    Price Per   Weighted Average
                                      Options       Share      Exercise Price
                                     ---------  ------------- ----------------
   Balance, January 1, 1997.........  938,800   $0.67 - $1.43      $1.03
     Exercised...................... (403,500)           0.67       0.67
     Granted........................  338,400            2.09       2.09
                                     --------   -------------
   Balance, December 31, 1997.......  873,700   $0.98 - $2.09       1.61
     Exercised...................... (152,550)           0.98       0.98
     Granted........................       --        --              --
     Cancelled......................  (53,650)  $1.43 - $2.09       1.78
                                     --------   -------------
   Balance, December 31, 1998.......  667,500   $1.43 - $2.09       1.74
                                     ========   =============
       Exercisable at December 31,
        1998........................  667,500   $1.43 - $2.09       1.74
                                     ========   =============

   Because the Company accounts for the plan under APB 25, no compensation cost has been recognized in the financial statements for stock options issued under the plan. Had compensation expense for the plan been determined based on the fair value at the grant dates under the provisions of SFAS 123, the Company's pro forma net income would not have been materially different. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a risk-free interest rate of 6.5% and 5.875% for 1998 and 1997, respectively, no expected dividend yield and an expected life of three years.

12. STOCKHOLDERS' EQUITY (DEFICIT)

   All stockholders have entered into stockholder agreements that define and provide for, among other things, the purchase, sale and transfer of shares in accordance with the agreements. Stockholders are required to enter into separate stockholder agreements for both IHC and ISI. Certain stockholders have purchased shares of common stock using notes. Subscriptions receivable consist of the portion of notes due on common stock of IHC that have been received by the Company in 1999. Certain employees have elected to purchase stock in accordance with provisions under the IHC stock purchase agreement that permit an initial 25% cash payment at the time of purchase with the remainder due in equal annual installments each January 15 of the next three years. The subscriptions bear no interest to the employee. The unpaid portion of subscriptions receivable has been classified as contra-equity, notes due on common stock.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


13. SUBSEQUENT EVENTS

 Stock Repurchases

   In January 1999, the Company entered into three separate stock repurchase agreements with former principal/shareholders of the Company. The Company acquired a total of 937,750 shares in these transactions for total consideration of approximately $2,522,000 and the cancellation of a secured note related to the purchase of stock options in the amount of $8,350. The Company funded these transactions by cash in the amount of approximately $217,000 and the issuance of promissory notes in the amount of approximately $2,085,000, of which $120,000 has been repaid in 1999. The remaining promissory notes are payable as follows:

       Year
       ----
       1999............................................................ $ 92,000
       2000............................................................  756,000
       2001............................................................  562,000
       2002............................................................  555,000

   Also, two stock repurchase agreements require the Company to repay all amounts outstanding under the note following the completion of an initial public offering.

 Sale of Businesses

   Morestaff Sale

   Effective April 30, 1999, the Company sold its entire interest in Morestaff, a temporary staffing company, to the previous owners of Morestaff ("Morestaff Buyers"). Morestaff Buyers received net assets of approximately $362,000 that consisted of cash, accounts receivable, other current assets, fixed assets and current liabilities. In return, Morestaff Buyers forgave the Company of approximately $1,579,000 in notes payable due Morestaff Buyers as a result of the Company's acquisition of Morestaff on July 15, 1998. The transaction resulted in a $513,000 loss from disposal primarily due to the write-off of net goodwill in the amount of approximately $1,937,000. Included in the Company's combined statement of operations for the year ended December 31, 1998 were the following amounts related to the Morestaff operation:

         Revenue.................................................... $1,639,000
         Income from operations.....................................     88,000
         Net income.................................................     73,000

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Temporary Staffing Business

   Effective October 29, 1999, the Company sold a portion of its temporary staffing business to two former shareholders of the Company ("Temp Staff Buyers") who previously managed this portion of the business (the "Temp Staff Sale"). The Temp Staff Buyers received net assets that consisted of fixed assets of $5,500 and a note receivable of $322,000. The Temp Staff Buyers returned 198,250 shares of IHC and 198,250 shares of ISI to the Company in connection with this transaction for an aggregate value of approximately $595,000. Included in the Company's consolidated income statement for the six months ended June 30, 1999 were the following amounts related to the Temp Staff Sale operation:

                                                                    (Unaudited)
                                                                    -----------
         Revenue................................................... $1,328,000
         Loss from operations......................................   (141,000)
         Net loss..................................................   (141,000)

   Modification of Note Payable

   On May 14, 1999, the Company entered into an amendment to a promissory note ("Note") issued in connection with the Company's May 1, 1998 acquisition of Enhanced Communications, Inc. and Enhanced Courseware, Inc. ("ECI"). Under the Note, the Company was required to pay the former owner of ECI an aggregate of approximately $1,944,000 in two equal payments of approximately $972,000, plus all accrued and unpaid interest, on April 30, 1999 and April 30, 2000. The Company and ECI agreed to modify the terms of the Note so that in lieu of the first payment of $972,000 due on April 30, 1999, the Company would pay approximately $1,127,000 in four equal installments on May 4, 1999, June 4, 1999, July 6, 1999 and August 4, 1999. The terms of the Note for the second payment of $972,000 due on April 30, 2000 were not modified. In addition, the Company will pay ECI approximately $42,000 ("Late Payment") in three equal installments on June 4, 1999, July 6, 1999 and August 4, 1999. Interest on the amount outstanding from the April 30, 1999 payment and the Late Payment accrues at a rate of 16% per annum.

   Notes Payable to Stockholders

   In May 1999, certain of the Company's stockholders contributed approximately $1,100,000 to the Company in exchange for unsecured notes payable. The unsecured notes payable are subordinated to the amounts advanced under the Company's Agreement (see Note 7), and accrue interest at a rate of 15% per annum, payable upon maturity. The unsecured notes are scheduled to mature on the later of December 1, 1999 or the date when full repayment is made of the amounts due under the Agreement, as amended. Under the terms of the unsecured notes and related subordination agreements dated July 23, 1999, and executed on August 18, 1999, the Company is prohibited from repaying the principal and/or interest on the unsecured notes when the Company is in default or has an overformula advance and the acquisition advance has not been paid in full, in cash. Additionally, the Company may not repay any amount of principal or interest on the unsecured notes, if such payments create a default or overformula advance under the Forbearance Agreement. Management asserts that the Company will not make any payment of principal or interest on the unsecured notes before August 20, 2000, unless such payments are from available proceeds of a debt and/or equity financing transaction.

   The Company has received a commitment from a stockholder for an additional $1,000,000 in cash to fund general working capital requirements.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Debt Financing

   In July 1999, the Company entered into a preliminary term sheet and a letter of intent with two separate investment entities to obtain senior secured financing and subordinated financing. The preliminary term sheet and the letter of intent do not constitute firm commitments by the investment banks and consummation of the financings is subject to the investment banks' satisfactory review of the Company and normal due diligence procedures and other approvals. The financings, if consummated, will be used by the Company to repay existing debt under the Company's loan and security agreement, as amended, and for general working capital and other general corporate purposes. However, there can be no assurance that the financings will be consummated.

   Corporate Reorganization and Stock Split

   Effective December 16, 1999, under an Agreement and Plan of Merger, IHC and ISI were merged with and into Raymond Karsan Associates, Inc., renamed TalentPoint Technologies, Inc. ("TalentPoint"). In connection with this reorganization, each share of IHC and ISI common stock issued and outstanding immediately prior to the merger was converted into one-half a share of TalentPoint Class A common stock. Additionally, each option to purchase a share of IHC and ISI's common stock was converted into the right to receive and option to purchase one-half a share of TalentPoint Class A common stock at two times the exercise price in effect immediately prior to the consummation of this reorganization. The shareholders of IHC and ISI maintained their same ownership percentages in TalentPoint after the merger.

   On June 6, 2000, TalentPoint declared a 50 for 1 stock split of its Class A common stock. As a result of IHC and ISI being companies under common control and the shareholders of IHC and ISI maintaining their ownership percentages immediately prior to and after the merger, all common shares and options reflected in these financial statements have been adjusted for this reorganization and stock split for all periods presented.

14. BUSINESS SEGMENT INFORMATION

   The Company's businesses are organized, managed and internally reported as two segments: human capital management and ebusiness. These segments are based on products or services provided. The human capital management consulting segment includes talent acquisition, on-site and off-site human resource department consulting and support, sales force solutions, retention strategies, employee surveys and training services. The ebusiness technologies services segment includes the design and implementation of comprehensive electronic commerce solutions, including communication of web sites to existing front office and back-end applications and enterprise solutions for business processes such as financial accounting, manufacturing, project accounting, strategic procurement and customer relationship management.

                      INTERNATIONAL HOLDING COMPANY, INC.
                 AND INSURANCE SERVICES, INC. AND SUBSIDIARIES
                       (d/b/a Raymond Karsan Associates)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   The Company's management evaluates performance of each segment primarily based on revenues and operating income or loss (before interest and income taxes). The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The information in the following table is derived directly from the segments' internal financial reporting used for corporate management purposes. Operating income or losses of these segments include an allocation of general corporate expenses.

                                           HCM     eBusiness
                                       Consulting  Technology
                                       Services(1)  Services  Other(2)   Total
                                       ----------- ---------- --------  -------
   Year ended December 31, 1998
   Revenue............................   $32,964    $14,127   $   --    $47,091
   Gross Profit.......................    22,572      6,736       --     29,308
   Operating income (loss)............    (2,904)     1,331    (2,009)   (3,582)

   Year ended December 31, 1997
   Revenue............................    31,408      6,642       --     38,050
   Gross Profit.......................    21,505      1,554       --     23,059
   Operating income ..................       426        307       180       913

---------------------
(1) HCM consulting services includes operations of discontinued lines of business.
(2) Other consists primarily of unallocated corporate expenses.

   The Company has no single customer representing greater than 10% of revenues. Revenues in the United Kingdom were approximately $1.1 million for the year ended December 31, 1998. There were no sales for the year ended December 31, 1997 in the United Kingdom.

                          [LOGO OF TALENTPOINT, INC.]

                               TalentPoint, Inc.

                                    PART II

Item 13. Other Expenses of Issuance and Distribution

   The expenses of the issuance and distribution, all of which are payable by us, will be as follows:

Securities and Exchange Commission registration fees.................. $ 22,770
NASD fees and expenses................................................    9,125
Blue Sky fees.........................................................    5,000
Nasdaq National Market listing, entry and annual fee..................  113,755*
Transfer agents' fees and expenses....................................    5,000*
Legal fees and expenses...............................................  275,000*
Accounting expenses...................................................  150,000*
Printing and engraving expenses.......................................   75,000*
Directors and officers insurance......................................  140,000*
Miscellaneous.........................................................    4,350*
                                                                       --------
Total expenses........................................................  800,000
                                                                       ========

---------------------
* Estimated.

Item 14. Indemnification of Directors and Officers

   The Pennsylvania Business Corporation Law, our charter and our bylaws limit the monetary liability of our directors to us and to our shareholders and provide for indemnification of our executive officers and directors for liabilities and expenses that they may incur in such capacities.

   Our bylaws provide that none of our directors will be personally liable to us or our shareholders for monetary damages for any action taken or failure to take any action, unless:

  . such director has breached or failed to perform the duties of his or her office under Pennsylvania law; and

  . the breach or failure to perform constitutes self-dealing willful misconduct or recklessness.

   In addition, our bylaws provide that we shall indemnify our directors and executive officers for expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she has acted in good faith and in a manner he or she believed to be in our best interest, or in the case of a criminal proceeding that he or she had no reasonable cause to believe his or her conduct was unlawful. Our bylaws also provide that we may advance expenses to any director or officer upon our receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

   We maintain directors and executive officers liability insurance to provide directors and executive officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. Prior to the completion of the offering, we will amend our policy to include coverage against liabilities with respect to the Securities Act.

   The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its executive officers and directors severally, but not jointly, and by the registrant and the selling shareholders of the underwriters for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

   The following is a summary of all the sales of our securities since we were recapitalized in December 1999 to continue the business of the two corporations under which we previously did business. All share amounts are adjusted to reflect the 50-for-1 split of our Class A common stock that occurred on June 6, 2000.

   On December 15, 1999, we issued 8,601,350 shares our Class A common stock to our founding officers, directors and employees in exchange for their shares in the companies under which we operated prior to our recapitalization. In addition, previously issued options in the companies under which we operated prior to our recapitalization were converted into options to purchase 234,550 shares of our Class A common stock at an exercise price of $2.0854, and options to purchase 288,200 shares of our Class A common stock at an exercise price of $3.50 per share.

   On December 16, 1999, we issued an aggregate of 98,948 shares of our Class B common stock, warrants to purchase in the aggregate 495,250 shares of Class A common stock at an exercise price of $0.01 per share and warrants to purchase an aggregate of 894,400 shares of our Class A common stock at an exercise price of $16.70 per share to Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P. and TSG Co-Investors, LLC for an aggregate purchase price of $22.0 million. We issued warrants to purchase in the aggregate 495,250 shares of our Class A common stock at an exercise price of $0.01 per share to certain of our founding officers, directors and employees. In addition, we issued warrants to purchase in the aggregate 198,100 shares of our Class A common stock at an exercise price of $3.34 per share and warrants to purchase in the aggregate 16,400 shares of our Class A common stock for $16.70 per share to our placement agent and its affiliates.

   On January 13, 2000, we issued 10,800 shares of our Class A common stock to Mr. William Griffin for a $40,000 promissory note.

   On January 15, 2000, we issued 54,050 shares of our Class A common stock to Mr. Scott Schultz for $200,000 paid in cash and promissory notes. In addition, on January 15, 2000, we issued, in the aggregate, 234,550 shares of our Class A common stock to some of our officers and employees pursuant to their exercise of stock options at an exercise price of $2.09 per share.

   On January 19, 2000, we issued an aggregate of 54,050 shares of our Class A common stock to Mr. Charles K. Dawson, Ms. Frances E. Vaughn and Mr. John W. Hess for aggregate purchase price of $200,000, paid in cash and promissory notes.

   On January 31, 2000, we issued 32,450 shares of our Class A common stock to Ms. Karin Gellen for $120,000, paid in cash and a promissory note.

   On February 29, 2000, we granted options to approximately 400 employees to purchase in the aggregate 398,850 shares of our Class A common stock at an exercise price of $3.70 per share.

   On March 31, 2000, we issued an aggregate of 392,200 shares of our Class A common stock to the shareholders of Know It All, Inc., in connection with our acquisition of Know It All, Inc. through a stock-for-stock merger.

   On June 16, 2000, we issued an aggregate of 116,210 shares of our Class A common stock to Parthenon Investors, L.P. and PCIP Investors upon their exercise of 116,210 warrants at an exercise price of $16.70 per share.

   On June 23, 2000, we issued an aggregate of 454,653 shares of our Class A common stock to Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P. and TSG Co-Investors, LLC upon conversion of 19,208 shares of our Class B common stock.

   Immediately prior to the completion of the offering, assuming an initial
public offering price of $     share, we will issue an aggregate of
shares of our Class A common stock to Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P. and TSG Co-Investors, LLC upon conversion of 79,740 shares of our Class B common stock.

   The sales of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statements

   (a) The following exhibits are filed herewith or incorporated herein by reference:

 Exhibit
   No.                            Description
 -------                          -----------
  1.1     Form of Underwriting Agreement

  2.1 Agreement and Plan of Merger by and Among RKH, RKA, IHC and ISI, dated November 29, 1999

  2.2 First Amendment to the Agreement and Plan of Merger by and among RKH, RKA, IHC and ISI, dated December 8, 1999

  3.1     Amended and Restated Articles of Incorporation of TalentPoint, Inc.


 *3.2 Form of Amended and Restated Articles of Incorporation of TalentPoint, Inc. (to become effective immediately prior to completion of the offering)

  3.3     Bylaws of TalentPoint, Inc.

  3.4 Form of Bylaws of TalentPoint, Inc. (to become effective immediately prior to completion of the offering)

  4.1     Specimen Stock Certificate of TalentPoint, Inc.

 *5.1     Opinion of Pepper Hamilton LLP

 10.1 Class B Common Stock and Warrant Purchase Agreement, dated as of December 16, 1999, by and among Raymond Karsan Holdings, Inc. and the Investors, and forms of Class A-1, A-2, B, C-1, C-2, D and E Common Stock Purchase Warrants

 10.2     Stockholders Agreement, dated December 16, 1999


 10.3 Registration Rights Agreement, dated December 16, 1999, by and among Raymond Karsan Holdings, Inc. and the Holders

 10.4 Loan Agreement, dated December 27, 1999, by and between Raymond Karsan Associates, Inc. and Fleet National Bank

 10.5 Guaranty, dated December 27, 1999, by and between Raymond Karsan Holdings, Inc. and Fleet National Bank

 10.6 Management Agreement, dated December 16, 1999, by and between Raymond Karsan Holdings, Inc. and Parthenon Capital, Inc.

 10.7 Employment Agreement Relating to Business Information, Trade Secrets and Noncompetition by and between TalentPoint, Inc. and Nooruddin S. Karsan dated September 3, 1991 (Pursuant to instruction 2 to Item 601 of Regulation S-K, agreements substantially identical in all material respects except as to the parties thereto, between the Company and each of Elliot H. Clark and P. Grant Parker, are not being filed)

 10.8  Employment Agreement Relating to Confidential Business Information, Trade Secrets
       and Noncompetition by and between TalentPoint, Inc. and Bill L. Erickson dated June
       1, 1997 (Pursuant to instruction 2 to Item 601 of Regulation S-K, agreements substantially identical in all material respects except as to the parties thereto, between the Company and each of Troy A. Kanter, Donald F. Volk and Anita Sakuru, are not being filed)

 10.9  Bonus and Severance Agreement dated as of June 22, 2000 by and between the Company and Donald F. Volk

 10.10 2000 Stock Option Plan

 10.11 Exchange and Conversion Agreement, dated June 16, 2000, by and among TalentPoint,
       Inc. and the holders of the Company's Class B common stock

 10.12 Securities Purchase Agreement, dated June 16, 2000, by and among TalentPoint, Inc.,
       Parthenon Investors, L.P. and PCIP Investors

 10.13 Senior Subordinated Note dated June 16, 2000 issued by TalentPoint, Inc. to
       Parthenon Investors, L.P. in the principal amount of $9,659,436 (Pursuant to instruction 2 to Item 601 of Regulation S-K, a Senior Subordinated Note in the
       principal amount of $340,546 and substantially identical in all material respects except as to the parties thereto, issued by the Company to PCIP Investors is not being filed)

 16.1  Letter from Deloitte & Touche LLP, re: Change in Certifying Accountant

 21    TalentPoint, Inc.'s Subsidiaries

 23.1  Consent of PricewaterhouseCoopers LLP

 23.2  Consent of Deloitte & Touche LLP

*23.3  Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

 24.1  Powers of Attorney (included in the signature page to the registration statement)

 27.1  Financial Data Schedule

---------------------
* To be filed by amendment

   (b) Financial Statement Schedules

             Page
             No.
             ----
    Schedule S-3

    Schedule II -- Valuation and Qualifying Accounts

Item 17. Undertakings

   1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   3. The undersigned registrant hereby undertakes that:

  (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant had duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on the 23rd day of June, 2000.

                                          TALENTPOINT, INC.

                                                /s/ Nooruddin S. Karsan
                                          By: _________________________________
                                             Nooruddin S. Karsan
                                             Chairman of the Board and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nooruddin S. Karsan and Eliot Chack, and each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and other registration statements and amendments thereto relating to the offering contemplated by this registration statement (including registration statements under Rule 462 promulgated under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Nooruddin S. Karsan           Chairman of the Board and     June 23, 2000
______________________________________  Chief Executive Officer
         Nooruddin S. Karsan            (principal executive
                                        officer)

       /s/ Bill L. Erickson            Vice Chairman of the Board    June 23, 2000
______________________________________  and Executive Vice
           Bill L. Erickson             President - HCM
                                        Consulting, Deployment
                                        and Retention
                                        Services and TalentPoint
                                        Portfolio

         /s/ Eliot Chack               Chief Operating Officer,      June 23, 2000
______________________________________  Secretary, Treasurer and
             Eliot Chack                Director

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Donald F. Volk             Chief Financial Officer       June 23, 2000
______________________________________  (principal financial and
            Donald F. Volk              accounting officer)

      /s/ John C. Rutherford           Director                      June 23, 2000
______________________________________
          John C. Rutherford

     /s/ Archie L. Jones, Jr.          Director                      June 23, 2000
______________________________________
         Archie L. Jones, Jr.

                            ACKNOWLEDGMENT BY AGENTS

   We, Nooruddin S. Karsan and Eliot Chack, have read the above power of attorney and are the persons identified as the attorneys-in-fact and agents for the principals whose signatures appear above. We hereby acknowledge that in the absence of a specific provision to the contrary in the power of attorney or in the Pennsylvania Probate, Estates and Fiduciaries Code (20 Pa. C.S.) when either of us acts as an attorney-in-fact and agent:

   We shall exercise the power for the benefit of the principals.

   We shall keep the assets of the principals separate from our assets.

   We shall exercise reasonable caution and prudence.

   We shall keep a full and accurate record of all actions, receipts and disbursements on behalf of the principals.

       /s/ Nooruddin S. Karsan
______________________________________  Attorney-in-fact             June 23, 2000
         Nooruddin S. Karsan

           /s/ Eliot Chack
______________________________________  Attorney-in-fact             June 23, 2000
             Eliot Chack

Board of Directors and Shareholders of
Talentpoint, Inc.:

   Our audit of the consolidated financial statements of Talentpoint, Inc. referred to in our report dated March 21, 2000, except for paragraph 1 of Note 10, for which the date is June 6, 2000, appearing in this Form S-1 also included an audit of the financial statement schedule for the year ended December 31, 1999 on page S-3 of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information for the year ended December 31, 1999 set forth therein when read in conjunction with the related financial statement.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 21, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries:

   We have audited the combined financial statements of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries (d/b/a Raymond Karsan Associates) as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 and have issued our report thereon dated November 19, 1999, except for Note 3 as to which the date is December 1, 1999 and except for the effects of the reorganization and stock split described in
Note 13 as to which the date is June 6, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern); such financial statements and report are included herein on Form S-1. Our audits also included the financial statement schedule of International Holding Company, Inc. and Insurance Services, Inc. and subsidiaries (d/b/a Raymond Karsan Associates), listed in Item 14. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 19, 1999

                 Schedule II--Valuation and Qualifying Accounts

                         Balance at Charged to Charged to
                         beginning  costs and    other                Balance at
                         of period   expenses   accounts  Deductions end of period
                         ---------- ---------- ---------- ---------- -------------
December 31, 1997
-----------------
Allowance for doubtful
 accounts............... $1,152,367  $    --     $ --      $256,675   $  895,692
Deferred tax valuation
 allowance..............    120,000       --       --           --       120,000

December 31, 1998
-----------------
Allowance for doubtful
 accounts...............    895,692   126,986      --           --     1,022,678
Deferred tax valuation
 allowance..............    120,000       --       --           --       120,000

December 31, 1999
-----------------
Allowance for doubtful
 accounts...............  1,022,678       --       --       263,973      758,705
Deferred tax valuation
 allowance..............    120,000  (120,000)     --           --           --

                                 Exhibit Index

 Exhibit
   No.                                       Description
 -------                                     -----------
  1.1     Form of Underwriting Agreement

  2.1 Agreement and Plan of Merger by and Among RKH, RKA, IHC and ISI, dated November 29, 1999

  2.2 First Amendment to the Agreement and Plan of Merger by and among RKH, RKA, IHC and ISI, dated December 8, 1999

  3.1     Amended and Restated Articles of Incorporation of
          TalentPoint, Inc.

  3.3     Bylaws of TalentPoint, Inc.

  3.4 Form of Bylaws of TalentPoint, Inc. (to become effective immediately prior to completion of the offering)

  4.1     Specimen Stock Certificate of TalentPoint, Inc.

 10.1 Class B Common Stock and Warrant Purchase Agreement, dated as of December 16, 1999, by and among Raymond Karsan Holdings, Inc. and the Investors, and forms of Class A-1, A-2, B, C-1, C-2, D and E Common Stock Purchase Warrants

 10.2    Stockholders Agreement, dated December 16, 1999

 10.3 Registration Rights Agreement, dated December 16, 1999, by and among Raymond Karsan Holdings, Inc. and the Holders

 10.4 Loan Agreement, dated December 27, 1999, by and between Raymond Karsan Associates, Inc. and Fleet National Bank

 10.5 Guaranty, dated December 27, 1999, by and between Raymond Karsan Holdings, Inc. and Fleet National Bank

 10.6 Management Agreement, dated December 16, 1999, by and between Raymond Karsan Holdings, Inc. and Parthenon Capital, Inc.

 10.7 Employment Agreement Relating to Business Information, Trade Secrets and Noncompetition by and between TalentPoint, Inc. and Nooruddin S. Karsan dated September 3, 1991 (Pursuant to instruction 2 to Item 601 of Regulation S-K, agreements substantially identical in all material respects except as to the parties thereto, between the Company and each of Elliot H. Clark and P. Grant Parker, are not being filed)

 10.8 Employment Agreement Relating to Confidential Business Information, Trade Secrets and Noncompetition by and between TalentPoint, Inc. and Bill L. Erickson dated June 1, 1997 (Pursuant to instruction 2 to Item 601 of Regulation S-K, agreements substantially identical in all material respects except as to the parties thereto, between the Company and each of Troy A. Kanter, Donald F. Volk and Anita Sakuru, are not being filed)

 10.9 Bonus and Severance Agreement dated as of June 22, 2000 by and between the Company and Donald F. Volk

 10.10   2000 Stock Option Plan

 10.11 Exchange and Conversion Agreement, dated June 16, 2000, by and among TalentPoint, Inc. and the holders of the Company's Class B common stock

 10.12 Securities Purchase Agreement, dated June 16, 2000, by and among TalentPoint, Inc., Parthenon Investors, L.P. and PCIP Investors

10.13  Senior Subordinated Note dated June 16, 2000 issued by TalentPoint, Inc. to
       Parthenon Investors, L.P. in the principal amount of $9,659,436 (Pursuant to instruction 2 to Item 601 of Regulation S-K, a Senior Subordinated Note in the
       principal amount of $340,546 and substantially identical in all material respects except as to the parties thereto, issued by the Company to PCIP Investors is not being filed)

16.1   Letter from Deloitte & Touche LLP, re: Change in Certifying Accountant

 21    TalentPoint, Inc.'s Subsidiaries

23.1   Consent of PricewaterhouseCoopers LLP

23.2   Consent of Deloitte & Touche LLP

24.1   Powers of Attorney (included in the signature page to the registration statement)

27.1   Financial Data Schedule